Exhibit 10.1

MT. PLEASANT LEASE

by and between

BMR-Landmark at Eastview LLC,
a Delaware limited liability company

and

Regeneron Pharmaceuticals, Inc.,
a New York corporation

NY\5747656.2

NY\1157401.5

NY\5747656.2

MT. PLEASANT LEASE
THIS MT. PLEASANT LEASE (this “Lease”) for a portion of the Mt. Pleasant Project (as defined below) is entered into as of April 3, 2013 (the “Execution Date”), by and between BMR-Landmark at Eastview LLC, a Delaware limited liability company (“Landlord”), and Regeneron Pharmaceuticals, Inc., a New York corporation (“Tenant”).
RECITALS
A.Landlord owns the real property commonly known as The Landmark at Eastview (the “Property”), as described in Exhibit I.
B.Part of the Property is presently improved.
C.Within the Entire Project (as defined below), Landlord intends to construct upon the Property two (2) new buildings commonly referred to as Building 8 and Building 9, a parking garage containing approximately 800 parking stalls (the “Exclusive Parking Garage”) and all associated site work, all in coordination and cooperation with Tenant, as set forth below. Building 8 is to be known under this Lease as “Building 8” and Building 9 is to be known under this Lease as “Building 9” and, together with Building 8, the “Buildings.”
D.Landlord also intends to construct upon the Property (i) a bridge between the building located on the Property known as 777 Old Saw Mill River Road (“Building 777”) and Building 8 (the “Building 8 Bridge”), provided that the Building 8 Bridge (if constructed) shall be governed by Section 4.9; (ii) a connecting bridge between Building 8 and Building 9 (the “Building 9 Bridge”) and (iii) a connecting bridge between Building 9 and the Exclusive Parking Garage (the “Garage Bridge” and, collectively with the Building 8 Bridge and the Building 9 Bridge, the “Bridges”). Unless stated otherwise herein, all references in this Lease to “Building 8” mean Building 8, together with the Building 8 Bridge; all references in this Lease to “Building 9” mean Building 9, together with the Building 9 Bridge; and all references in this Lease to the Exclusive Parking Garage mean the Exclusive Parking Garage, together with the Garage Bridge. Upon the expiration or early termination of this Lease whereby Tenant surrenders to Landlord either Building 8 or Building 9 (but not both) in accordance with this Lease, the parties shall cooperate in good faith to determine the appropriate disposition of the applicable Bridge that is deemed part of the Building being surrendered; provided, however, that if the parties cannot agree in a reasonable time as to the appropriate disposition of the applicable Bridge, then such Bridge shall be surrendered in its entirety with the Building of which it is a part.
E.Pursuant to that certain Indemnification Agreement dated as of February 15, 2013, by and between Landlord and Tenant (the “Indemnification Agreement”), Landlord has commenced certain design, engineering, site plan approval and permitting work relating to the Buildings.
F.Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below) pursuant to the terms and conditions of this Lease, as set forth in these Recitals and as detailed below.
G.In addition to any financial assistance Tenant anticipates receiving from the State of New York, Tenant has filed an application for financial assistance with the Town of Mount Pleasant Industrial Development Agency and/or the County of Westchester Industrial Development Agency (the “Agency”) for financial assistance relating to the project and transactions described herein, which such financial assistance may include an abatement from real property taxes, an exemption from sales and use tax and an exemption from the mortgage recording tax (collectively, the “Financial Assistance”).
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

NY\5747656.2

1.Lease of Premises. As of the Building 8 Term Commencement Date and the Building 9 Term Commencement Date, as applicable, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, Building 8 and Building 9, respectively, subject to all of the terms and conditions of this Lease. That certain portion of the Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, under, around and together with the buildings described in Article 51, are hereinafter collectively referred to as the “Existing Project.” That certain portion of the Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, under, around and together with the New Buildings (as defined in the Existing Lease and set forth in Article 51) are hereinafter collectively referred to as the “New Greenburgh Project.” That certain portion of the Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, under, around and together with the Buildings and the Exclusive Parking Garage, designed for or constructed on the Property either (a) before the Execution Date pursuant to the Indemnification Agreement or (b) after the Execution Date pursuant to the terms of this Lease are hereinafter collectively referred to as the “Mt. Pleasant Project.” The Existing Project, the New Greenburgh Project, the Mt. Pleasant Project (each of the New Greenburgh Project and the Mt. Pleasant Project, a “Project”) and any other portion of the Property not included in the Existing Project, the New Greenburgh Project or the Mt. Pleasant Project are hereinafter collectively referred to as the “Entire Project.” All portions of the Entire Project that are for the non-exclusive use of tenants, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as “Common Area.”
2.Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.
2.1    This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the Execution Date. As of the Execution Date, the “Premises” consist of the Buildings and are more particularly described on Exhibit A attached hereto. To the extent that Tenant exercises any ROFO or ROFR (as each such term is defined below) pursuant to this Lease (or otherwise adds additional premises pursuant to an amendment to this Lease), references to the Premises shall thereafter include the applicable space and any references to the Buildings shall thereafter include the building(s) within which the applicable space is located.
2.2    The Premises, the Buildings, and certain related terms are defined as follows, as each exists on the Execution Date. In these definitions, each Rentable Area is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares are all subject to adjustment under this Lease, including under Section 9.1.

NY\5747656.2

Definition or Provision	Means the Following (as of the Execution Date)
Premises	Buildings
Buildings	Building 8 and Building 9
Rentable Area of Buildings*	Approximately 139,500 for Building 8 Approximately 157,500 for Building 9
Rentable Area of Existing Project	Approximately 834,014 square feet
Rentable Area of Mt. Pleasant Project*	Approximately 297,000 square feet
Rentable Area of New Greenburgh Project	Approximately 360,520 square feet
Rentable Area of Entire Project*	Approximately 1,491,534 square feet
Tenant’s Pro Rata Share of Buildings	100% of Building 8 100% of Building 9
Tenant’s Pro Rata Share of Mt. Pleasant Project	100%
Tenant’s Pro Rata Share of Entire Project (Building 8 only)*	Approximately 9.35%
Tenant’s Pro Rata Share of Entire Project (Building 9 only)*	Approximately 10.56%
Tenant’s Pro Rata Share of Entire Project (Building 8 and Building 9)*	Approximately 19.91%

* Note:	Subject to adjustment based upon the Rentable Area of the Premises as of the Building 8 Term Commencement Date and the Building 9 Term Commencement Date, as applicable.

2.3    Basic Annual Rent is provided for and defined in Section 0.
2.4    The “Term Commencement Date” shall be the earlier to occur of (a) the Building 8 Term Commencement Date and (b) the Building 9 Term Commencement Date, each as defined in Section 5.1(e).
2.5    The “Building 8 Estimated Term Commencement Date” is July 21, 2014. Tenant, in its sole discretion, may elect to extend the Building 8 Estimated Term Commencement Date by three (3) months by providing Landlord with written notice of such election no later than the date that the Approved Landlord Work Design Development Plans are approved or deemed approved in accordance with the Landlord Work Letter (as defined below). In the event that Tenant timely makes such election, the “Building 8 Estimated Term Commencement Date” shall be October 20, 2014.
2.6    The “Building 9 Estimated Term Commencement Date” is July 21, 2014.
2.7    The “Estimated Substantial Completion Date” is December 22, 2014.
2.8    Rent Commencement Dates:
(a)    The “Building 8 Rent Commencement Date” is the date that is twelve (12) months (to afford Tenant time to construct the Tenant Improvements in Building 8) after the Building 8 Term Commencement Date or, if the Building 8 Term Commencement Date is delayed because of a Tenant Delay (except for a Tenant Delay pursuant to Section 4.1(d)), then the Building 8 Rent Commencement Date shall be the date that is twelve (12) months after the date that the Building 8 Term Commencement Date would have occurred but for such Tenant Delay.
(b)    The “Building 9 Rent Commencement Date” is the date that is twelve (12) months (to afford Tenant time to construct the Tenant Improvements in Building 9) after the Building 9 Term Commencement Date or,

NY\5747656.2

if the Building 9 Term Commencement Date is delayed because of a Tenant Delay (except for a Tenant Delay pursuant to Section 4.1(d)), then the Building 9 Rent Commencement Date shall be the date that is twelve (12) months after the date that the Building 9 Term Commencement Date would have occurred but for such Tenant Delay.
2.9    “Term Expiration Date:” June 30, 2029 (subject to extension pursuant to Section 4.1(d) and Section 5.1(d)); provided, however, that Tenant shall have options to extend this Lease as provided in Article 41. For the sake of clarity, if the Term Expiration Date is extended pursuant to Section 4.1(d) or Section 5.1(d), the Term Expiration Date shall be extended for the entire Premises.
2.10    Security Deposit: None.
2.11    “Permitted Use:” Any lawful use consistent with any one or more of the following: (a) scientific research facility; (b) office; (c) laboratory; (d) vivarium or (e) pilot manufacturing plant, provided that any such use(s) ((a) through (e)) shall conform to Applicable Laws (as defined in Article 51).
2.12    Address for Notices to Landlord:    BMR-Landmark at Eastview LLC
17190 Bernardo Center Drive
San Diego, California 92128
Facsimile: (858) 485-9843
Attention: Vice President, Real Estate Legal

2.13	Address for Notices to Tenant: Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: General Counsel

With a copy, at the same address to:	Regeneron Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Attention: Vice President Facilities

2.14    Wire Instructions for Rent Payment:
Name of Beneficiary:        BMR-Landmark at Eastview LLC
Account Number:        153454489623
Bank Name:            US Bank
Routing/Transit Number:    122235821
Branch Name and Address:    San Diego Main
600 West Broadway, #100
San Diego, CA 92101
2.15    The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises

Exhibit B	Acknowledgement of Term Commencement Date

Exhibit C	Tenant’s Personal Property

Exhibit D	Rules and Regulations

Exhibit E	Form of Estoppel Certificate

Exhibit F-1	Currently Approved Site Plan

Exhibit F-2	Preliminary Modified Site Plan

Exhibit G	Landlord Work Letter

Exhibit G-1	Tenant Work Letter

NY\5747656.2

Exhibit H	Approved Contractors

Exhibit I	Real Property Description

Exhibit J	Final Landlord Work

Exhibit K-1	Scope Allocation Matrix

Exhibit K-2	Basis of Design

Exhibit L	Preliminary Title Report Schedule B Exceptions

Exhibit M	Form of Major-Subtenant SNDA

Exhibit N	777 North Spine Premises

Exhibit O	CAM Pools

Exhibit P	Excluded Services

Exhibit Q	Form of Mortgage SNDA

3.Term.
3.1    This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.
3.2    The actual term of this Lease (as the same may be extended pursuant to Article 41, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence (a) with respect to Building 8, when the Building 8 Term Commencement Date has occurred, and (b) with respect to Building 9, when the Building 9 Term Commencement Date has occurred.
4.Shell and Core Construction of Buildings. Landlord shall perform and complete the Landlord Work (as defined below) in accordance with the terms of this Lease, specifically including Exhibit G attached hereto (including the provisions of such Exhibit regarding the cost of such work), the Scope Allocation Matrix attached hereto as Exhibit K-1 (the “Scope Allocation Matrix,” as the same shall be superseded by the Approved Landlord Work Plans as set forth in the Landlord Work Letter), the Basis of Design attached hereto as Exhibit K-2 (the “Basis of Design,” as the same shall be superseded by the Approved Landlord Work Plans as set forth in the Landlord Work Letter), the other provisions set forth in this Article and Applicable Laws.
4.1    Site Plan.
(a)    Attached hereto as Exhibit F-1 is the currently approved site plan (the “Currently Approved Site Plan”) showing the location of the pads and footprints upon the Property upon which Building 8 and Building 9, respectively, will be constructed, subject to Landlord obtaining any and all approvals, permits, licenses and variances from Governmental Authorities (collectively, the “Site Plan Approvals”) that are required for the Buildings to be constructed at the location of the pads and footprints upon the Property as shown in the Currently Approved Site Plan (with respect to the Currently Approved Site Plan, the “Currently Approved Site Plan Approvals”).
(b)    Tenant desires to modify the Currently Approved Site Plan. Attached hereto as Exhibit F-2 is the preliminary modified site plan (the “Preliminary Modified Site Plan”) showing the location of the pads and footprints upon the Property upon which Building 8, Building 9 and the Exclusive Parking Garage could be constructed, subject to Landlord obtaining any and all Site Plan Approvals that are required for the Buildings and the Exclusive Parking Garage to be constructed at the location of the pads and footprints upon the Property as shown in the Preliminary Modified Site Plan (the “Preliminary Modified Site Plan Approvals”). No later than May 21, 2013, Landlord shall submit to the appropriate Governmental Authorities the Preliminary Modified Site Plan and all required documentation to obtain all Preliminary Modified Site Plan Approvals. Under Landlord’s leadership, Tenant shall have the right to participate in the approval process for obtaining the Site Plan Approvals and finalizing the Preliminary Modified Site Plan and/or the Tenant-Approved Modified Site Plan (as defined below), provided such participation does not unreasonably interfere with or delay Landlord’s ability to obtain the same. Any delay arising from Tenant’s participation (to the extent such circumstance actually delays completion of the TI Ready Work, Substantial Completion of the Landlord Work or Substantial Completion of the Final Landlord Work, as applicable, beyond the date when such completion or Substantial Completion, as applicable, would have otherwise occurred, as determined by the Neutral

NY\5747656.2

Architect if Landlord and Tenant disagree and whose determination shall be final and binding upon the parties) shall constitute Tenant Delay.
(c)    If the applicable Governmental Authorities deny the Currently Approved Site Plan Approvals or Preliminary Modified Site Plan Approvals (as applicable) or require modifications (“Site Plan Modifications”) to the Preliminary Modified Site Plan, then the provisions set forth in this Section shall apply. Landlord shall prepare and submit to Tenant for approval a replacement or modified site plan (the “Landlord-Approved Modified Site Plan”) providing for an alternate location of the pads and footprints upon the Property upon which Building 8, Building 9 and the Exclusive Parking Garage would be constructed and incorporating any Site Plan Modifications. The Landlord-Approved Modified Site Plan shall contain sufficient information and detail to accurately describe the proposed locations and such other information as Tenant may reasonably request. Tenant shall notify Landlord in writing within ten (10) business days after receipt of the Landlord-Approved Modified Site Plan whether Tenant approves or objects to the Landlord-Approved Modified Site Plan and of the manner, if any, in which the Landlord-Approved Modified Site Plan is unacceptable. If Tenant reasonably objects to the Landlord-Approved Modified Site Plan, then Landlord shall revise the Landlord-Approved Modified Site Plan and cause Tenant’s objections to be remedied in the revised Landlord-Approved Modified Site Plan. Landlord shall then resubmit the revised Landlord-Approved Modified Site Plan to Tenant for approval, though the approval period afforded to Tenant with respect to any revisions shall be five (5) business days (provided, however, that if Tenant reasonably determines that the revisions are substantial and reasonably require more review time, then Tenant may, by notice to Landlord delivered no later than such five (5) business day period, take an additional five (5) business days to respond). Tenant’s approval of or objection to the revised Landlord-Approved Modified Site Plan and Landlord’s correction of the same shall be made in accordance with this Section until Tenant has approved the Landlord-Approved Modified Site Plan in writing. Tenant’s failure to respond within the required time frames set forth in this Section shall be deemed approval by Tenant. The iteration of the Landlord-Approved Modified Site Plan that is approved (or deemed approved) by Tenant without objection shall be referred to herein as the “Tenant-Approved Modified Site Plan.” Within five (5) business days after Tenant’s approval or deemed approval of the Tenant-Approved Modified Site Plan, Landlord shall submit to the appropriate Governmental Authorities the Tenant-Approved Modified Site Plan and all required documentation to obtain all Site Plan Approvals that are required for the Buildings and the Exclusive Parking Garage to be constructed at the location of the pads and footprints upon the Property as shown in the Tenant-Approved Modified Site Plan (the “Tenant-Approved Modified Site Plan Approvals”). If the applicable Governmental Authorities do not issue the Tenant-Approved Modified Site Plan Approvals or require modifications to the Tenant-Approved Modified Site Plan, then Landlord and Tenant shall repeat the process set forth in this Section until the Tenant-Approved Modified Site Plan Approvals are issued to Landlord. The iteration of the Tenant-Approved Modified Site Plan that is approved by the appropriate Governmental Authorities shall be referred to herein as the “Government-Approved Modified Site Plan.”
(d)    In the event that Landlord has not obtained all Site Plan Approvals for the Government-Approved Modified Site Plan (or a Government-Approved Modified Site Plan has not been obtained) on or before the date (the “Site Plan Decision Date”) that is six (6) months after the Execution Date, then, Tenant may elect, in its sole discretion, for Landlord either to (i) continue to pursue the Site Plan Approvals, the Preliminary Modified Site Plan or the Tenant-Approved Modified Site Plan, as the case may be, or (ii) (A) proceed with the Landlord Work using the Currently Approved Site Plan and (B) take any action necessary (in Landlord’s sole and absolute discretion and without Tenant’s consent) to obtain all Currently Approved Site Plan Approvals. Notwithstanding the foregoing, if Tenant has elected to proceed under Subsection 4.1(d)(i), then any delay beyond the Site Plan Decision Date in obtaining the Government-Approved Modified Site Plan shall constitute a Tenant Delay and, if Landlord has not obtained all Site Plan Approvals for the Government-Approved Modified Site Plan (or a Government-Approved Modified Site Plan has not been obtained) on or before the date that is the earlier of the expiration date of the Currently Approved Site Plan and twelve (12) months after the Execution Date, then Landlord (in its sole and absolute discretion) may elect to proceed with the Landlord Work using the Currently Approved Site Plan under Subsection 4.1(d)(ii), so long as the Currently Approved Site Plan can accommodate Buildings with a floor plate and building width of one hundred ten (110) feet. If Landlord elects pursuant to this Section to proceed using the Currently Approved Site Plan, then, unless Landlord and Tenant otherwise agree in writing, the provisions in this Lease relating to the Exclusive Parking Garage and the Bridges shall not apply and shall be deemed of no force or effect, except for those provisions in Section 6.1 that address the Exclusive Parking Garage (and the allocation of parking CAM Pool Charges shall be equitably adjusted); and all references to Building 8 and Building 9 shall be deemed to refer to Building A and Building B, as indicated on the

NY\5747656.2

Currently Approved Site Plan. The Currently Approved Site Plan, the Preliminary Modified Site Plan, the Tenant-Approved Modified Site Plan and the Government-Approved Modified Site Plan shall be referred to individually and collectively as “Approved Site Plans.” If any Tenant Delay occurs pursuant to this Section 4.1(d), then the Term Expiration Date shall be extended for the entire Premises by the same number of days as the Tenant Delay, but such Tenant Delay shall in no event trigger an adjustment to the Building 8 Rent Commencement Date pursuant to Section 2.8(a) or the Building 9 Rent Commencement Date pursuant to Section 2.8(b).
(e)    Promptly, but in no event more than five (5) business days, after receipt thereof by Landlord, Landlord shall provide notice to Tenant of any written correspondence (and copies of any such written correspondence) received from the Town of Mt. Pleasant with respect to the approvals, disapprovals and requests for additional information with respect to the process set forth in Section 4.1(c) with respect to the Approved Site Plans and/or the Site Plan Approvals.
4.2    Commencement of Landlord Work.
(a)    Attached hereto as Exhibit H is a list of approved contractors for the Landlord Work (the “Approved Contractors”). Landlord and Tenant acknowledge and agree that any Approved Contractor may be selected by Landlord to perform the Landlord Work, subject to the following: Tenant shall have the right to reasonably participate in the selection process with respect to the Approved Contractor (or such other contractor as may be selected by Landlord, subject to Tenant’s reasonable approval) and shall have reasonable consultation rights with respect to the ultimate general contract to be entered into by Landlord and Contractor for the Landlord Work (the “GMP Contract”). The GMP Contract shall provide that Contractor name Tenant as an additional insured under its commercial general liability insurance policy and that Contractor include Tenant as an indemnified party (together with Landlord) under the applicable indemnification provisions contained in the GMP Contract. Subject to the foregoing, Landlord shall cause the selected contractor, or such replacement thereof, as Landlord may make from time to time (“Contractor”), to diligently (i) prosecute the Landlord Work and (ii) seek to (A) complete the Building 8 TI Ready Work (as defined below) on or before the Building 8 Estimated Term Commencement Date, (B) complete the Building 9 TI Ready Work (as defined below) on or before the Building 9 Estimated Term Commencement Date and (C) Substantially Complete the balance of the Landlord Work (other than those items constituting the Landlord Work set forth on Exhibit J attached hereto (“Final Landlord Work”) and, if Tenant makes the election set forth in Section 4.9(a)(i), the Building 8 Bridge) on or before the Estimated Substantial Completion Date (subject to extension in each instance on a day-for-day basis as a result of any of the following (collectively, “Excused Landlord Delays”): Force Majeure, Tenant Delay and Site Plan Delay (each as defined below)). Landlord shall perform the Landlord Work in conformity with the terms of this Lease, the Approved Landlord Work Plans and the Landlord Work Budget (each as defined below) and in accordance with Exhibit G attached hereto (the “Landlord Work Letter”), subject only to de minimis variations (“De Minimis Variations”) from the Approved Landlord Work Plans and to Permitted Changes (as defined below) made by Landlord or Tenant. The construction of the Buildings and the Exclusive Parking Garage (if applicable) and all associated site work, as more particularly described as the Landlord Work on the Scope Allocation Matrix (to be superseded by the Approved Landlord Work Plans as described in the Landlord Work Letter) is referred to, collectively, as the “Landlord Work.” “Site Plan Delay” means any delay in the prosecution of the Landlord Work caused by any of the following, to the extent that such circumstance actually delays completion of the TI Ready Work or Substantial Completion of the balance of the Landlord Work, as applicable, beyond the date when such completion or Substantial Completion, as applicable, would have otherwise occurred as contemplated under Sections 2.5, 2.6 or 2.7, as applicable, and as determined (in case of a dispute between the parties) by the Neutral Architect, whose determination shall be final and binding upon the parties: (i) any Governmental Authority’s requests for modifications to an Approved Site Plan; (ii) any Governmental Authority’s delay in responding to Landlord’s request for Site Plan Approvals with respect to an Approved Site Plan and (iii) any period after August 1, 2013, resulting from the process set forth in Section 4.1(c). Notwithstanding any Site Plan Delay, the parties to this Lease shall exercise diligent and commercially reasonable efforts to mitigate Site Plan Delay. “Approved Landlord Work Plans” and “Landlord Work Budget” have the meanings given to such terms in the Landlord Work Letter.
(b)    Without limiting any provision of this Lease, including the Landlord Work Letter, the parties further agree as follows regarding the Landlord Work:

NY\5747656.2

(i)    “Permitted Changes” means (A) minor field changes that do not materially change the size, configuration, functionality, quality, or overall appearance of the Buildings or Tenant’s ability to perform the Base Building Work or the Tenant Improvements or operate its business in the Premises in conformity with the Permitted Use; (B) changes required by Governmental Authorities; (C) any other changes that do not materially change the size, configuration, functionality, quality or overall appearance of the Buildings or Tenant’s ability to perform the Base Building Work or the Tenant Improvements or operate its business in the Premises in conformity with the Permitted Use and (D) ordinary development of the Approved Landlord Work Plans in a manner that does not materially change the size, configuration, functionality, quality or overall appearance of the Buildings or Tenant’s ability to perform the Base Building Work or the Tenant Improvements or operate its business in the Premises in conformity with the Permitted Use and that is not inconsistent with the Landlord Work as described on the Scope Allocation Matrix (as superseded by the Approved Landlord Work Plans). In addition, no Permitted Change shall (X) exceed Twenty-Five Thousand Dollars ($25,000) or (Y) reduce the scope of the Landlord Work as described on the Scope Allocation Matrix (as superseded by the Approved Landlord Work Plans), unless otherwise agreed to by Tenant in writing. Notwithstanding anything to the contrary in this Section 4.2(b)(i), if all contingency line items provided for in the GMP Contract have been exhausted, then Landlord shall make no further Permitted Changes (except those referred to in Subsection 4.2(b)(i)(B)) without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed. For purposes of clarification, the contingency referred to in the preceding sentence is intended to refer to the contingency in the GMP Contract, not any contingency provided for in the Landlord Work Budget, the latter of which shall not be governed by the foregoing sentence. Regardless of whether any Permitted Change requires Tenant’s consent, Landlord shall promptly give a copy of such Permitted Change to Tenant prior to any Permitted Change being issued.
(ii)    Landlord shall develop the Approved Landlord Work Plans and administer the Landlord Work (including selection of subcontractors, bidding, Permitted Changes, value engineering, scheduling, and payment) in a commercially reasonable manner in accordance with Landlord’s ordinary practices and procedures for construction projects undertaken on Landlord’s account.
(iii)    In performing the Landlord Work and considering and approving Permitted Changes, Landlord shall (and shall cause Contractor to) actively consult with (and provide full and timely oral reports to) Tenant’s project manager (“Tenant’s Authorized Representative”), which Tenant’s Authorized Representative Tenant may change from time to time upon one (1) business day’s prior notice to Landlord. As of the Execution Date, Tenant’s Authorized Representative is Joanne Deyo or any other person designated by Joanne Deyo in writing from time to time. Any written approvals issued by Tenant’s Authorized Representative shall bind Tenant. Any requests made to Tenant’s Authorized Representative in connection with consents, approvals or directions with respect to the Landlord Work shall be delivered to Tenant by electronic mail, and shall be deemed received, in each case as set forth in Section 3 of the Landlord Work Letter (which, for the sake of clarity, includes sending such request to the electronic mail addresses set forth in Section 3 of the Landlord Work Letter). Landlord shall allow Tenant’s Authorized Representative and consultants and advisers to Tenant to attend design and construction meetings. Landlord and Tenant shall work together to mutually agree on the time and location of such meetings; provided, however, that Landlord may reschedule such meetings if it deems it commercially reasonable and upon reasonable advance notice to Tenant. Upon Tenant’s specific request, Landlord shall keep Tenant’s Authorized Representative reasonably informed and answer Tenant’s reasonable inquiries about the Approved Landlord Work Plans, the Landlord Work and Permitted Changes regarding Landlord’s construction and development of the Premises. Landlord shall give Tenant’s Authorized Representative copies of the following documents as developed by Landlord and its vendors in the ordinary course of construction of the Premises: progress printings during the construction development phase; project meeting minutes or memoranda; Landlord’s log of “requests for information”; Landlord’s log of change orders; and copies of both requests for change orders and change orders. The foregoing rights to receive information shall not be deemed to give Tenant any approval rights not otherwise expressly provided for in this Lease (including the Landlord Work Letter). Landlord shall from time to time allow Tenant to inspect the Landlord Work in progress in a reasonable manner and in compliance with Contractor’s reasonable instructions and procedures. Landlord shall reasonably consider all comments and requests made by Tenant. If the parties do not agree on whether a proposed change constitutes a Permitted Change, then the written determination of Dennis Noskin, AIA, with an office located at 55 South Broadway, Tarrytown, New York 10591 (the “Neutral Architect”) shall govern. The Neutral Architect shall render his determination within ten (10) business days of either party’s request (provided that a copy of such request was given simultaneously to the other party) and his determination shall be final and binding upon the parties. The parties agree to cooperate fully with each

NY\5747656.2

other and the Neutral Architect, and to answer inquiries and provide evidence in good faith as requested by the Neutral Architect in connection with the fair and equitable disposal of the dispute. If Dennis Noskin retires, dies, resigns, or becomes disabled then the parties shall replace him with the following individual (who will become the Neutral Architect): Reza Agahian, AIA, with an office located at 10 Midland Avenue, Port Chester, New York 10591. If Reza Agahian retires, dies, resigns, or becomes disabled then the parties shall replace him with the following individual (who will become the Neutral Architect): Steve Pustola, AIA, with an office located at 185 Main Street, Naugatuck, Connecticut 06770. If after such replacement the then current Neutral Architect retires, dies, resigns, or becomes disabled, then the parties shall mutually agree on a replacement for such individual to act as the Neutral Architect under the terms of this Lease. In every instance where this Lease or the Landlord Work Letter designates the Neutral Architect as the arbiter of a dispute, Tenant and Landlord agree to follow (and cause the Neutral Architect to follow) the protocol set forth in this Section 4.2(b)(iii).
(iv)    Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (A) Tiffany Phipps as the person authorized to initial plans, drawings and approvals; to sign change orders pursuant to the Landlord Work Letter and the Tenant Work Letter; and to provide informal and unofficial communications and (B) an officer of Landlord as the person authorized to sign any amendments to the Landlord Work Letter, the Tenant Work Letter or the Lease. Landlord may change Landlord’s Authorized Representative upon one (1) business day’s prior notice to Tenant. Any written approvals issued by Landlord’s Authorized Representative shall bind Landlord. Any requests made to Landlord’s Authorized Representative in connection with consents, approvals or directions with respect to the Tenant Improvements or the Base Building Work shall be delivered to Landlord by electronic mail, and shall be deemed received, in each case as set forth in Section 2.5 of the Tenant Work Letter (which, for the sake of clarity, includes sending such request to the electronic mail addresses set forth in Section 2.5 of the Tenant Work Letter). Any building permits or other reasonably necessary documentation with respect to construction of the Tenant Improvements or the Base Building Work for which Tenant needs Landlord’s signature shall be sent to Landlord’s Authorized Representative. Tenant covenants that all information included in any such documentation presented by Tenant to Landlord for Landlord’s execution shall be, to the best of Tenant’s then-current knowledge, true, complete and correct. Provided that Landlord has approved such Tenant Improvements or Base Building Work, as applicable, Landlord will sign any such reasonable building permits or other reasonably necessary documentation with respect to construction of the Tenant Improvements or the Base Building Work for which Tenant needs Landlord’s signature; provided that (X) Landlord’s execution is in the ordinary course of completion of the Tenant Improvements or Base Building Work, as applicable, (Y) Landlord’s execution does not subject Landlord to any liability not customary for completion of the Tenant Improvements or Base Building Work, as applicable, and (Z) in no event shall Landlord be required to execute any documentation if Landlord reasonably believes doing so would violate any Applicable Law.
4.3    Completion of Construction.
(a)    “TI Ready Work”  means the Building structure, Building envelope and skin, and Building roof and penthouse with respect to each Building (to the extent applicable to Building 8, the “Building 8 TI Ready Work,” and, to the extent applicable to Building 9, the “Building 9 TI Ready Work”) completed to the level consistent with the following definition of TI Ready:  “TI Ready” means that, with respect to Building 8 or Building 9, as the case may be, (i) the amount of TI Ready Hard Costs (as defined below) incurred in connection with the performance of the Building 8 TI Ready Work or the Building 9 TI Ready Work, as applicable, is equal to or greater than ninety percent (90%) of the total TI Ready Hard Costs budgeted for the Building 8 TI Ready Work or the Building 9 TI Ready Work, as applicable, in the Landlord Work Budget (as the Landlord Work Budget may be amended from time to time pursuant to this Lease and the Landlord Work Letter), (ii) temporary utilities (including electricity, gas and water) are capable of being accessed at Building 8 or Building 9, as applicable, for the purpose of Tenant’s construction of the Tenant Improvements, (iii) all core walls, vertical shafts and framing in Building 8 or Building 9, as applicable, indicated as such on the Approved Landlord Work Plans are Substantially Complete and (iv) the applicable Building is “weather tight.”  “TI Ready” shall not include specified minor and insubstantial details of construction that do not, except in a de minimis manner, interfere with Tenant’s performance of the Tenant Improvements or the Base Building Work in the Premises (the “TI Ready Punchlist Items”), and such TI Ready Punchlist Items shall be deemed part of the remainder of the Landlord Work to be completed in accordance with Section 4.3(b). The term “TI Ready Hard Costs” means the sum of all construction costs in connection with the Building 8 TI Ready Work or the Building 9 TI Ready Work, as

NY\5747656.2

applicable, payable to Contractor, to subcontractors of any tier and to any vendor for labor, materials and equipment incorporated into the Building 8 TI Ready Work or the Building 9 TI Ready Work, as applicable, inclusive of general conditions costs, overhead, fees, insurance premium costs, permit costs, taxes and other construction costs, and exclusive of all Soft Costs (as defined below). When Landlord determines that Landlord has completed the TI Ready Work (or up to ten (10) business days prior thereto), as applicable, Landlord shall so notify Tenant. Within ten (10) business days after the date of such notice, the parties shall jointly, with Landlord’s architect and Tenant’s architect (if applicable), inspect the applicable TI Ready Work and attempt to agree on whether the applicable TI Ready Work has been completed. If the parties do not agree on whether Landlord has achieved completion of the applicable TI Ready Work, then the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties. Notwithstanding anything to the contrary herein, if Tenant takes possession of Building 8 and/or Building 9, as applicable, prior to the date that such Building would otherwise be TI Ready for purposes of commencing the Tenant Improvements or the Base Building Work, then such Building shall be deemed TI Ready (and the TI Ready Work shall be deemed complete) as of the date Tenant takes possession of the same.
(b)    The remainder of the Landlord Work (other than the Final Landlord Work) beyond the TI Ready Work shall be deemed “Substantially Complete” or there shall be “Substantial Completion” if Landlord has (i) completed the remainder of such Landlord Work identified on the Approved Landlord Work Plans (subject only to Landlord’s failure to complete (A) the Final Landlord Work, (B) specified minor and insubstantial details of construction that do not, except in a de minimis manner, interfere with Tenant’s performance of Tenant Improvements in the Premises (the “Landlord Work Punchlist Items”); (C) the TI Ready Punchlist Items (together with the Landlord Work Punchlist Items, the “Punchlist Items”) and (D) items that cannot or should not be completed during the time of year that Landlord performs the appropriate portion of the Landlord Work, as applicable (e.g., the commissioning and testing of air conditioning and cooling systems during winter months, the commissioning and testing of heating systems during summer months, or the installation of landscaping during winter months) (collectively, “Seasonal Items”)); and (ii) received a certificate of substantial completion from Landlord’s Architect, or would have received such certificate but for Tenant Delay or failure of Tenant or Tenant’s architect to deliver items in accordance with the Landlord Work Letter. The Final Landlord Work shall be deemed “Substantially Complete” or there shall be “Substantial Completion” if Landlord has completed all of the Final Landlord Work identified on the Approved Landlord Work Plans (subject only to Landlord’s failure to complete Punchlist Items and Seasonal Items) and Landlord has received a certificate of substantial completion from Landlord’s Architect, or would have received such certificate but for Tenant Delay or failure of Tenant or Tenant’s architect to deliver items in accordance with the Landlord Work Letter. If the parties do not agree on whether Landlord has achieved Substantial Completion or on the scope of the Punchlist Items or Seasonal Items, then the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties.
4.4    Punchlist and Seasonal Items. When Landlord determines that Landlord has Substantially Completed the Landlord Work or the Final Landlord Work (or up to ten (10) business days prior thereto), as applicable, Landlord shall so notify Tenant. Within ten (10) business days after the date of such notice, the parties shall jointly, with Landlord’s architect and Tenant’s architect (if applicable), inspect the Landlord Work or the Final Landlord Work, as applicable, and attempt to agree upon a list of the Punchlist Items (the “Punchlist”). If Landlord fails to give any notice described in this Section, that shall not constitute a default but shall merely extend the time for commencement of the Punchlist walkthrough. To the extent that the parties cannot agree on the Punchlist, the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties. Landlord shall promptly memorialize the Punchlist in writing for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall diligently endeavor to cause Contractor to complete all Punchlist Items with reasonable promptness and in any case within sixty (60) days after Substantial Completion of the Landlord Work or the Final Landlord Work, as applicable, (except for such Punchlist Items which cannot reasonably be completed within such sixty (60) day period, but in no event later than ninety (90) days following Substantial Completion) (the “Punchlist Deadline”). Landlord, in reasonable consultation with Tenant, shall complete the Seasonal Items after Substantial Completion of the Landlord Work (other than the Seasonal Items) within a reasonable period of time during the appropriate months of the year for such Seasonal Items (but in no event shall Landlord have less than one hundred twenty (120) days following Substantial Completion of the Landlord Work or Final Landlord Work, as applicable (except that if completion of such Seasonal Item(s) is necessary for Tenant’s occupancy of any portion of the Premises for the Permitted Use, then Landlord shall complete such Seasonal Item(s) no later than the date (as indicated on the

NY\5747656.2

Tenant Schedule) that Tenant is otherwise ready to occupy such portion of the Premises for the Permitted Use)), subject to extension on a day-for-day basis as a result of any Excused Landlord Delays.
4.5    Warranties; Defects. Landlord warrants to Tenant that (a) any and all materials, equipment and furnishings incorporated into the Landlord Work shall be of good quality and new unless otherwise required or permitted under the Approved Landlord Work Plans; (b) the Landlord Work shall be free from defects not inherent in the quality required or permitted, and (c) the Landlord Work shall conform with the Approved Landlord Work Plans. For a period of one (1) year after the date of Substantial Completion of all elements of the Landlord Work (on a Building by Building basis), Landlord shall repair with reasonable promptness all defects in the Landlord Work (the “Defects”) as to which Tenant notifies Landlord in writing within such one (1) year period (the “Defect Reporting Period”). Except for such Defects reported within the applicable Defect Reporting Period and except for Landlord’s continued maintenance, repair and replacement obligation set forth below, Tenant shall be deemed to have accepted the Premises and the Landlord Work in the condition delivered to it “as is.” After the Defect Reporting Period expires, Landlord shall maintain and repair the Landlord Work in accordance with this Lease, including Landlord’s right to recover Operating Expenses from Tenant as this Lease permits. Notwithstanding the foregoing, the GMP Contract shall give both Landlord and Tenant the right to enforce any warranties (including covenants relating to defects) under the GMP Contract with respect to the Landlord Work without regard to the Defect Reporting Period, and Landlord and Tenant (at the requesting party’s sole cost and expense) shall reasonably cooperate with each other with respect to any such action to enforce any such warranties or covenants; provided, however, that Landlord shall not be required to bring or join in any litigation against the Contractor or to incur any costs in connection with litigation that Tenant may bring against the Contractor.
4.6    Self-Help.
(a)    (i)    Landlord shall use its commercially reasonable efforts to perform the Landlord Work so that, on or before the First Milestone Date (as defined below), the amount of the Budgeted Hard Costs (as defined below) incurred in connection with the performance of the Landlord Work is equal to or greater than thirty-five percent (35%) of the total Budgeted Hard Costs (the “First Milestone”), as shown in the Landlord Work Budget. The “First Milestone Date” means March 20, 2014, as such date shall be extended to the extent Landlord’s performance of the Landlord Work is delayed by any Excused Landlord Delay. To evidence the percentage of Budgeted Hard Costs expended by such date, Landlord shall, on or before the First Milestone Date, deliver to Tenant a current G702 payment application (or other written certification) signed by Landlord that certifies as to the total Budgeted Hard Costs then incurred in connection with the Landlord Work.
(ii)    If the First Milestone has not been satisfied by the First Milestone Date, then Landlord shall use its commercially reasonable efforts to perform the Landlord Work so that, on or before the Second Milestone Date (as defined below), the cumulative amount of the Budgeted Hard Costs incurred in connection with the performance of the Landlord Work is equal to or greater than fifty percent (50%) of the total Budgeted Hard Costs (net of Catch-Up Costs, as defined below) (the “Second Milestone”). Such commercially reasonable efforts shall include (if necessary) payment of overtime, double shift operation or other similar costs (collectively, “Catch-Up Costs”), with the parties agreeing that any Catch-Up Costs shall be borne solely by Landlord and shall neither constitute an increased cost to Tenant nor be added to or considered Budgeted Hard Costs or Project Costs). The “Second Milestone Date” means May 20, 2014, as such date shall be extended to the extent Landlord’s performance of the Landlord Work is delayed by any Excused Landlord Delay. As used herein, the First Milestone Date and the Second Milestone Date shall together be referred to as the “Milestone Dates.”
(iii)    On or before the date that is five (5) business days after the Second Milestone Date, Landlord shall deliver to Tenant a current G702 payment application (or other written certification) signed by Landlord that certifies the then-current cumulative Budgeted Hard Costs expended in connection with the Landlord Work. If, pursuant to such signed certification, the Second Milestone has not been satisfied with respect to the Landlord Work, then Tenant shall have the right to provide written notice to Landlord within five (5) days after its receipt of the payment application or other written certification (or if no application or certification is received, then five (5) days after the Second Milestone Date, as may be extended by Excused Landlord Delay as set forth in Section 4.6(a)(ii)) requesting that Landlord provide Tenant with a written plan (the “Schedule Restoration Plan”) to complete the Landlord Work in order to achieve Substantial Completion of the Landlord Work (other than the Final Landlord Work) not later than thirty

NY\5747656.2

(30) days after the Estimated Substantial Completion Date, as such date shall be extended pursuant to this Lease as a result of any Excused Landlord Delay (the “SC Self-Help Completion Deadline”). Landlord shall deliver the Schedule Restoration Plan to Tenant within ten (10) days after Tenant delivers such notice to Landlord. Tenant shall approve or disapprove all or any portion of the Schedule Restoration Plan by delivering, within ten (10) days after Tenant’s receipt of the Schedule Restoration Plan, written approval and/or disapproval of all or a portion of the Schedule Restoration Plan to Landlord, with such approval to be withheld only if Substantial Completion of the Landlord Work (other than the Final Landlord Work) could not reasonably be expected to occur on or before the SC Self-Help Completion Deadline, assuming that Landlord properly implements the Schedule Restoration Plan. If Tenant fails to approve or disapprove all or any portion of the Schedule Restoration Plan within ten (10) days after Tenant’s receipt of the same, Tenant shall be deemed to have approved the Schedule Restoration Plan. If Tenant disapproves any portion of the Schedule Restoration Plan but approves other portions, Tenant shall identify the approved portions and provide comments to the portions of which it disapproves. If Tenant disapproves of the entire Schedule Restoration Plan, Tenant likewise shall reflect its disapproval in writing. Within ten (10) days after Landlord’s receipt from Tenant of any comments to the Schedule Restoration Plan, Landlord shall submit a revised Schedule Restoration Plan addressing such comments, and Tenant, within ten (10) days after receipt of the revised Schedule Restoration Plan, shall deliver written approval or disapproval of the same. If Tenant does not approve or disapprove of the revised Schedule Restoration Plan within such ten (10) day period, Tenant shall be deemed to have approved the revised Schedule Restoration Plan. Upon approval (or deemed approval) by Tenant of any Schedule Restoration Plan, Landlord shall promptly proceed with the work required by the Schedule Restoration Plan. If Tenant disapproves of the revised Schedule Restoration Plan in accordance with this Section 4.6(a)(iii), then Tenant shall have the right, but shall not be obligated, to elect to complete the Landlord Work (including the Final Landlord Work, the “Self-Help Completion Work”) by providing written notice to Landlord (the “Self-Help Notice”) within ten (10) days after Tenant disapproves of the revised Schedule Restoration Plan; provided, however, that if Tenant does not provide Landlord with a Self-Help Notice within ten (10) days after disapproving of the revised Schedule Restoration Plan, then Tenant’s self-help right pursuant to this Section 4.6(a) with respect to the Landlord Work shall terminate. If Tenant exercises its self-help rights to perform the Self-Help Completion Work, then Tenant shall manage the completion of the Self-Help Completion Work in a commercially reasonable manner and diligently endeavor to minimize the cost of such Self-Help Completion Work, and Tenant shall cause the Self-Help Completion Work to be performed in (A) a good, workmanlike manner, (B) accordance with Applicable Laws, (C) substantial accordance with the Approved Landlord Work Plans and (D) a manner that does not adversely affect (even to a de minimis extent) other improvements located within the Entire Project or any Utilities that affect any other tenant of the Entire Project. Landlord shall reasonably cooperate with Tenant in good faith to permit Tenant to perform the Self-Help Completion Work, including, at Tenant’s election (Y) providing Tenant with access to the Entire Project, the Buildings and the Premises (as necessary for completion of the Self-Help Completion Work) and (Z) assigning to Tenant the right (together with Landlord) to (1) enforce those rights of Landlord in and to and (2) perform those obligations of Landlord under Landlord’s agreements with each design service provider, Contractor, subcontractors of any tier, vendors, consultants and other project team members, in each case to the extent necessary for or useful in connection with completing the Self-Help Completion Work. Landlord shall promptly reimburse Tenant (or allow Tenant a credit against Basic Annual Rent) for Tenant’s actual, reasonable, necessary and documented cost of any Self-Help Completion Work; provided, however, that any amounts so reimbursed shall constitute Project Costs under this Lease to the extent permitted under Section 6.1(d).
(iv)    The term “Budgeted Hard Costs” means all construction costs of the Landlord Work payable to Contractor, to subcontractors of any tier and to any vendor for labor, materials and equipment incorporated into the Landlord Work, inclusive of general conditions costs, overhead, fees, insurance premium costs, permit costs, taxes and other construction costs, which Budgeted Hard Costs are estimated to be Eighty-Seven Million Nine Hundred Seventy-Eight Thousand Seven Hundred Seventy-One Dollars ($87,978,771).
(b)    If, thirty (30) days after either the Punchlist Deadline or the end of the Defect Reporting Period, Landlord has not completed any Punchlist Item(s) or repaired any Defect(s) that Tenant timely reported to Landlord, then Tenant may so notify Landlord, together with Tenant’s notice that Tenant intends to complete such Punchlist Item(s) or repair such Defect(s), which notice shall contain a reference to this Section 4.6(b) (a “Punchlist Self-Help Warning Notice”). If, five (5) business days after receiving the Punchlist Self-Help Warning Notice, Landlord has still not completed the Punchlist Item(s) or repaired the Defect(s)) identified in the Punchlist Self-Help Warning Notice, as applicable, then, notwithstanding anything to the contrary in this Lease, Tenant may complete such Punchlist

NY\5747656.2

Item(s) (the “Punchlist Self-Help Work”) and/or repair such Defect(s) (the “Defect Self-Help Work”), provided that (i) Tenant may perform Punchlist Self-Help Work and/or Defect Self-Help Work only within the Premises; (ii) the Punchlist Self-Help Work and/or Defect Self-Help Work shall not adversely affect (even in a de-minimis manner) any other tenant or any Utilities that affect any other tenant and (iii) Tenant shall act in a commercially reasonable manner and diligently endeavor to minimize the cost of the Punchlist Self-Help Work and/or Defect Self-Help Work. Notwithstanding the foregoing, Tenant shall not engage in any Punchlist Self-Help Work and/or Defect Self-Help Work involving building systems that serve any other tenant, even if such systems partially serve Tenant. Landlord shall promptly reimburse Tenant (or allow Tenant a credit against Basic Annual Rent) for Tenant’s actual, reasonable, necessary and documented cost of any Punchlist Self-Help Work and/or Defect Self-Help Work; provided, however, that any amounts so reimbursed for Punchlist Self-Help Work shall constitute Project Costs to the extent permitted under Section 6.1(d).
(c)    If Landlord fails to complete the Seasonal Items after Substantial Completion of the Landlord Work or the Final Landlord Work, as applicable, within the period of time set forth in Section 4.4 for completion of Seasonal Items, then Tenant may so notify Landlord, together with Tenant’s notice that Tenant intends to complete such Seasonal Items, which notice shall contain a reference to this Section 4.6(c) (a “Seasonal Item Self-Help Warning Notice”). If, thirty (30) days after receiving a Seasonal Item Self-Help Warning Notice (subject to reasonable delays caused by inclement weather or season changes), Landlord has still not completed the Seasonal Item identified in the Seasonal Item Self-Help Warning Notice, then, notwithstanding anything to the contrary in this Lease, Tenant may complete such Seasonal Item(s) (the “Seasonal Item Self-Help Work”), provided that (i) Tenant may perform Seasonal Item Self-Help Work only within the Mt. Pleasant Project; (ii) the Seasonal Item Self-Help Work shall not adversely affect (even in a de-minimis manner) any other tenant or any Utilities that affect any other tenant and (iii) Tenant shall act in a commercially reasonable manner and diligently endeavor to minimize the cost of the Seasonal Item Self-Help Work. Notwithstanding the foregoing, Tenant shall not engage in any Seasonal Item Self-Help Work involving building systems that serve any other tenant, even if such systems partially serve Tenant. Landlord shall promptly reimburse Tenant (or allow Tenant a credit against Basic Annual Rent) for Tenant’s actual, reasonable, necessary and documented cost of any Seasonal Item Self-Help Work; provided, however, that any amounts so reimbursed for Seasonal Item Self-Help Work shall constitute Project Costs to the extent permitted under Section 6.1(d).
4.7    Final Landlord Work. Notwithstanding anything to the contrary in this Lease, Substantial Completion of the Final Landlord Work shall not be required to be completed by the Estimated Substantial Completion Date, but, rather, shall be performed by Landlord in conjunction with Tenant’s performance of the Tenant Improvements and Base Building Work. Subject to extension on a day-for-day basis as a result of any Excused Landlord Delays, Landlord shall diligently seek to Substantially Complete the Final Landlord Work prior to the date (as applicable in each case, the “Final Landlord Work Completion Date”) that is (a) with respect to Building 8, the date (as indicated on the Tenant Schedule) that Tenant is ready to occupy Building 8 for the conduct of Tenant’s business in accordance with the Permitted Use, (b) with respect to Building 9, the date (as indicated on the Tenant Schedule) that Tenant is ready to occupy Building 9 for the conduct of Tenant’s business in accordance with the Permitted Use and (c) with respect to any Final Landlord Work not included in the work described in Sections 4.7(a) and 4.7(b) (except for Seasonal Items, completion of which shall be in accordance with Section 4.4), the earlier of the dates described in Sections 4.7(a) and 4.7(b).
4.8    Landlord Work. For the avoidance of doubt, the Landlord Work includes the TI Ready Work and the Final Landlord Work (unless specifically discussed and referenced separately in this Lease (for example, when discussing Substantial Completion of the Landlord Work and Substantial Completion of the Final Landlord Work, the term “Landlord Work” shall not include the Final Landlord Work).
4.9    Building 8 Bridge.
(a)    As of the Execution Date, Landlord and Tenant agree that the Building 8 Bridge shall be designed and constructed to connect Building 8 to the 01 level of Building 777 (the “01 Bridge Location”). For the sake of clarity, Building 777 has the following levels, in order beginning with the lowest floor: Lobby, Spine, 01 and 02). Tenant may elect, however, by providing notice (the “Bridge Notice”) to Landlord on or before July 1, 2013, one of the following: (i) in the event Tenant has leased that certain space depicted on Exhibit N attached hereto (the “777 North Spine Premises”) or has leased a portion of the 777 North Spine Premises such that the entire Building 8 Bridge can connect to such leased portion of the 777 North Spine Premises (the “777 North Spine Connection Premises”), that

NY\5747656.2

Landlord construct the Building 8 Bridge such that it connects to the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable) and, in such event, that Landlord not construct the Building 8 Bridge in the 01 Bridge Location, or (ii) that Landlord not construct the Building 8 Bridge, in which case all of Landlord’s obligations relating to the Building 8 Bridge shall be null and void. If Landlord does not receive the Bridge Notice from Tenant on or before July 1, 2013, then Landlord shall construct and connect the Building 8 Bridge in the 01 Location. All costs and expenses in connection with designing and constructing the Building 8 Bridge, regardless of whether the Building 8 Bridge is actually constructed, shall constitute Project Costs. In the event that Tenant leases the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable) and elects for Landlord to construct the Building 8 Bridge so that it connects to the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable), Landlord’s obligation to connect the Building 8 Bridge to the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable) shall be contingent upon any existing tenant of the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable) vacating the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable), and the Building 8 Bridge (and any portion of the Landlord Work that directly relates to the Building 8 Bridge) shall not be included in the Landlord Work (or Final Landlord Work, as applicable) for purposes of determining whether the Landlord Work (other than the Final Landlord Work) has been Substantially Completed by the Estimated Substantial Completion Date or whether the Final Landlord Work has been Substantially Completed by the Final Landlord Work Completion Date; provided, however, that the Building 8 Bridge shall be included in Landlord Work for purposes of calculating Project Costs; provided, further, that Landlord shall diligently seek to complete construction of the Building 8 Bridge in a commercially reasonable period of time following any existing tenant vacating the 777 North Spine Premises (or the 777 North Spine Connection Premises, as applicable). In the event Tenant makes the election set forth in Section 4.9(a)(i) or 4.9(a)(ii), then in no event shall the Building 8 Bridge process constitute a Landlord Delay or a Tenant Delay.
(b)    In the event that Tenant elects that Landlord not construct the Building 8 Bridge in accordance with Subsection 4.9(a)(ii), Tenant may (subject to the remainder of this Section) later elect during the Term, by providing notice to Landlord, for Landlord to construct and connect the Building 8 Bridge in a location mutually agreeable to Landlord and Tenant. In the event that Landlord and Tenant agree upon a location for the Building 8 Bridge, Landlord and Tenant shall enter into a written amendment to this Lease (the “Building 8 Bridge Amendment”), which amendment shall provide, unless otherwise agreed in writing, (i) the Building 8 Bridge scope of work, (ii) the commencement date and estimated completion date of the associated Building 8 Bridge premises, (iii) that the Premises shall be increased to include the square feet of Rentable Area of the Building 8 Bridge and the associated Building 8 Bridge premises, (iv) that all costs of the Building 8 Bridge shall constitute Project Costs (in the same manner that costs of the Landlord Work constitute Project Costs under Section 6.1), (v) that the Basic Annual Rent shall be recalculated upon substantial completion of the Building 8 Bridge to incorporate any additional Project Costs as a result of the Building 8 Bridge and (vi) Tenant’s new Pro Rata Shares based upon the addition of the Building 8 Bridge and the associated Building 8 Bridge premises to the Premises. In all other respects, except as otherwise agreed to in writing by Landlord and Tenant, this Lease shall remain in full force and effect and shall apply to any Building 8 Bridge constructed pursuant to the Building 8 Bridge Amendment.
5.    Possession and Term Commencement Date of Premises; Tenant Improvements; Base Building Work.
5.1    Landlord shall tender to Tenant possession of Building 8 upon completion of the Building 8 TI Ready Work and Building 9 upon completion of the Building 9 TI Ready Work. Notwithstanding the delivery to Tenant of Building 8 and/or Building 9, Tenant shall allow Landlord all necessary access to Building 8 or Building 9, as the case may be, to complete the performance of the Landlord Work. Landlord and Tenant shall reasonably cooperate with each other so as not to impede the other’s work on the Mt. Pleasant Project.
(a)    If (i) the Buildings are not TI Ready on or before the Building 8 Estimated Term Commencement Date and the Building 9 Estimated Term Commencement Date, as applicable, (ii) Substantial Completion of the remainder of the Landlord Work (other than the Final Landlord Work and, if Tenant makes the election set forth in Section 4.9(a)(i), the Building 8 Bridge) has not occurred by the Estimated Substantial Completion Date or (iii) Substantial Completion of the Final Landlord Work has not occurred by the Final Landlord Work Completion Date (subject to extension in each instance on a day-for-day basis as a result of any Excused Landlord Delays), then

NY\5747656.2

this Lease shall not be void or voidable and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, except as otherwise provided in this Section 5.1.
(b)    If Building 8 is not TI Ready before the Building 8 Estimated Term Commencement Date (subject to extension on a day-for-day basis as a result of any Excused Landlord Delays), then the Building 8 Rent Commencement Date will be postponed by two (2) days for each day after the Building 8 Estimated Term Commencement Date (as extended for any Excused Landlord Delays) until the day immediately preceding the Building 8 Term Commencement Date.
(c)    If Building 9 is not TI Ready on or before the Building 9 Estimated Term Commencement Date (subject to extension on a day-for-day basis as a result of any Excused Landlord Delays), then the Building 9 Rent Commencement Date will be postponed by two (2) days for each day after the Building 9 Estimated Term Commencement Date (as extended for any Excused Landlord Delays) until the day immediately preceding the Building 9 Term Commencement Date.
(d)    If, after delivery to Tenant of the applicable Building pursuant to this Section 5.1, there is any Landlord Delay that restricts or delays Tenant from performing or completing the Tenant Improvements in such Building or from occupying such Building for the Permitted Use, then Tenant shall give Landlord notice of such Landlord Delay (the “TI Delay Notice”). If Landlord does not remedy the Landlord Delay to the reasonable satisfaction of Tenant within five (5) business days after Landlord’s receipt of the TI Delay Notice, then the Building 8 Rent Commencement Date or the Building 9 Rent Commencement Date, as the case may be, will be postponed by one (1) day for each day of Landlord Delay that actually restricts or delays Tenant from performing or completing the Tenant Improvements in such Building or from occupying such Building for the Permitted Use (and the Term Expiration Date for the entire Premises shall be extended by a correlating number of days). The postponement described in this Section 5.1(d) is in addition to the postponement described in Sections 5.1(b) and (c).
(e)    The “Building 8 Term Commencement Date” shall be the date that Landlord delivers Building 8 to Tenant TI Ready. The “Building 9 Term Commencement Date” shall be the date that Landlord delivers Building 9 to Tenant TI Ready. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Building 8 Term Commencement Date, the Building 9 Term Commencement Date or the Term Commencement Date. Tenant may not take possession of any part of the Premises before the Building 8 Term Commencement Date or the Building 9 Term Commencement Date, as the case may be. Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Building 8 Term Commencement Date and Building 9 Term Commencement Date, when and as each such dates are established, substantially in the form attached to this Lease as Exhibit B. Failure to execute and deliver such acknowledgments, however, shall not affect the Building 8 Term Commencement Date or the Building 9 Term Commencement Date or Landlord’s or Tenant’s liability or obligations hereunder.
5.2    Possession of areas of the Premises necessary for Landlord-controlled utilities, services, safety and operation of the Buildings is reserved to Landlord; provided, however, that Tenant shall have non-exclusive access to such areas at all times during the Term (but subject to all other provisions of this Lease).
5.3    Tenant shall cause to be constructed tenant improvements in the Premises (the “Tenant Improvements”) pursuant to the “Tenant Work Letter” attached as Exhibit G-1 and the Scope Allocation Matrix (as superseded by the Approved Tenant Plans as described in the Tenant Work Letter), at a cost to Landlord (the “TI Allowance”) not to exceed One Hundred Dollars ($100.00) per square foot of Rentable Area of the Premises. Such amounts shall be applied to pay only the costs of the following (except as otherwise expressly provided in this Lease): (i) construction; (ii) construction review by Landlord (which fee shall equal two and one-half percent (2.5%) of the cost of the Tenant Improvements); (iii) space planning, architectural, engineering, and other related services; and (iv) building permits and other planning and inspection fees. For purposes of this Lease, Tenant’s cost of any Tenant Improvement shall include only items constituting “costs of improvement” within the meaning of the New York Lien Law, except that, with Landlord’s reasonable approval, notwithstanding anything to the contrary in this Section 5.3, up to twenty-five percent (25%) of the TI Allowance may cover other costs (the “Soft Costs”) directly related to the Tenant Improvements, such as space design, planning and relocation costs, legal costs related to this Lease and the

NY\5747656.2

Tenant Improvements; and network cabling (the balance of which seventy-five percent (75%) of the TI Allowance is hereafter referred to as the “Hard Costs”). Without limiting Tenant’s right to use the TI Allowance for any portion of the Premises, Tenant may apply the TI Allowance at Tenant’s sole discretion for the payment of construction and other costs (including standard laboratory improvements; finishes; building fixtures; building permits; and architectural, engineering, design, consulting and construction management fees), in each case as reflected in the Approved Tenant Budget and the Approved Tenant Plans. In no event shall the TI Allowance be used for payments to Tenant or any affiliates of Tenant; the purchase of any furniture, fixtures, telecommunications equipment, personal property or other non-building system equipment; costs resulting from any default by Tenant of its obligations under this Lease; or costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors);
(a)    In performing the Tenant Improvements, Tenant shall allow Landlord’s Authorized Representative and consultants and advisers to Landlord to attend design and construction meetings. Landlord and Tenant shall work together to mutually agree on the time and location of such meetings; provided, however, that Tenant may reschedule such meetings as is commercially reasonable and upon reasonable advance notice to Landlord. Upon Landlord’s specific request, Tenant shall keep Landlord’s Authorized Representative reasonably informed and answer Landlord’s reasonable inquiries about the Approved Tenant Plans and the Tenant Improvements. Tenant shall give Landlord’s Authorized Representative copies of the following documents as developed by Tenant and its vendors in the ordinary course of performance of the Tenant Improvements: progress printings during the construction development phase; project meeting minutes or memoranda; Tenant’s log of “requests for information;” and Tenant’s log of change orders. The foregoing rights to receive information shall not be deemed to give Landlord any approval rights not otherwise expressly provided for in this Lease. Tenant shall from time to time allow Landlord to inspect the Tenant Improvements in progress in a reasonable manner. Tenant shall reasonably consider all comments and requests made by Landlord. Prior to Tenant’s occupancy of each Building for the Permitted Use, Tenant shall have obtained all appropriate permissions from the applicable Governmental Authorities for such Building suitable for the Permitted Use and shall subsequently deliver each certificate of occupancy to Landlord within a reasonable period of time.
(b)    Prior to entering upon any portion of the Premises to construct Tenant Improvements, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 21 and the Tenant Work Letter attached as Exhibit G-1 are in effect.
(c)    Landlord will advance to Tenant the entire amount of the TI Allowance for the Premises (i.e., One Hundred Dollars ($100) per square foot of Rentable Area) when and as requisitioned by Tenant in compliance with this Lease (including Tenant’s satisfaction of the TI Disbursement Conditions (as defined below)). For the avoidance of doubt, the TI Allowance may be used by Tenant for Tenant Improvements in any portion of the Premises, regardless of whether a portion of the TI Allowance was made available to Tenant with respect to a specific portion of the Premises. In no event shall Landlord be obligated to contribute more than the TI Allowance. Tenant shall pay all costs of the Tenant Improvements that exceed the TI Allowance. As a condition to obtaining each disbursement of TI Allowance, the following conditions (the “TI Disbursement Conditions”) shall be satisfied:
(i)    Either (A) the Building 8 Term Commencement Date or the Building 9 Term Commencement Date, as applicable, shall have occurred or (B) the aggregate disbursements requested before the Building 8 Term Commencement Date or the Building 9 Term Commencement Date, as applicable, shall not exceed twenty-five percent (25%) of the TI Allowance allocated to Building 8 or Building 9, as applicable;
(ii)    The Tenant Improvements performed to date shall comply with this Lease;
(iii)    Tenant shall not be in Default of either a monetary obligation or a material non-monetary obligation (or both) that remains uncured under this Lease (the parties agree that a material non‑monetary obligation shall be one that creates a significant risk (and not merely de minimis risk) of potential liability or exposure for Landlord);
(iv)    Tenant shall have delivered to Landlord a disbursement request; a statement (an “Advance Request”) setting forth the total amount requested; a detailed summary of the Soft Costs incurred related to the Tenant Improvements; a detailed summary of the Hard Costs of the portion of the Tenant

NY\5747656.2

Improvements performed using AIA standard form Application for Payment (G 702) executed by the Tenant’s contractor and its architect; lien releases from Tenant’s general contractor and any “first-tier” subcontractor (to the extent such subcontractor has performed work for which the cost is included in the Advance Request); backup invoices (paid or presently due and payable) for Tenant’s costs for the Tenant Improvements; a certificate of Tenant’s architect confirming that the Tenant Improvements to date substantially comply with the applicable portions of the Approved Tenant Plans; progress (or final, as appropriate) lien waivers; a consent by Tenant’s architects and engineers to Landlord’s use of the Approved Tenant Plans, as revised, if this Lease terminates, in such form as Landlord shall reasonably require; and such other deliveries as Landlord reasonably requests if one of its lenders so requires;
(v)    With respect to reimbursement for Hard Costs, Landlord shall have approved in writing the budget for the Tenant Improvements (the “Approved Tenant Budget”), which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall as necessary deliver to Landlord a modified Approved Tenant Budget. Prior to Landlord’s approval of the Approved Tenant Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed either (A) the amount of the TI Allowance (other than pursuant to Section 7.2 of the Tenant Work Letter), or (B) the Approved Tenant Budget; and
(vi)    Tenant shall have satisfied the TI Disbursement Conditions in Sections 5.3(c)(i)-(v) no later than the date (the “TI Disbursement Deadline”) that is thirty-six (36) months after the later to occur of the Building 8 Term Commencement Date and the Building 9 Term Commencement Date, as each may be extended if the Tenant Improvements are delayed by Landlord Delay or Force Majeure; provided, however, that in no event shall Tenant’s failure to satisfy the TI Disbursement Conditions by the TI Disbursement Deadline constitute a default by Tenant. As of the TI Disbursement Deadline (A) any TI Allowance for which Tenant has not satisfied the TI Disbursement Conditions in Sections 5.3(c)(i)-(v) may be retained by Landlord, free of any claim by Tenant and (B) Landlord shall have no further obligation to disburse any TI Allowance for which Tenant has not satisfied the TI Disbursement Conditions in Sections 5.3(c)(i)-(v).
(d)    Landlord shall make each disbursement of the TI Allowance to Tenant or (at Tenant’s request) to a third party on behalf of Tenant in the amount set forth in an Advance Request within fifteen (15) days after the satisfaction of the last to occur of the TI Disbursement Conditions to Landlord’s reasonable satisfaction.
5.4    Tenant shall cause to be constructed the work identified on the Scope Allocation Matrix as the Base Building Work (the “Base Building Work”) in accordance with the Tenant Work Letter, the Scope Allocation Matrix and the Basis of Design (which Scope Allocation Matrix and Basis of Design will be superseded by the Approved Tenant Plans as described in the Tenant Work Letter). Tenant shall be responsible for payment of all costs associated with the Base Building Work, subject to reimbursement by Landlord as provided herein. The cost of Base Building Work reimbursed by Landlord shall be applied to pay only the costs of the following: (i) construction; (ii) space planning, architectural, engineering, and other related services; and (iii) building permits and other planning and inspection fees, in each case in connection with the Base Building Work and as set forth in the Approved Base Building Budget (collectively, the “Base Building Costs”). In no event shall Landlord be required to reimburse Tenant for Base Building Costs related to payments to Tenant or any affiliates of Tenant; the purchase of any furniture, fixtures, telecommunications equipment, personal property or other non-building system equipment; costs resulting from any default by Tenant of its obligations under this Lease; or costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).
(a)    In performing the Base Building Work, Tenant shall allow Landlord’s Authorized Representative and consultants and advisers to Landlord to attend design and construction meetings. Landlord and Tenant shall work together to mutually agree on the time and location of such meetings; provided, however, that Tenant may reschedule such meetings as is commercially reasonable and upon reasonable advance notice to Landlord. Upon Landlord’s specific request, Tenant shall keep Landlord’s Authorized Representative reasonably informed and answer Landlord’s reasonable inquiries about the Approved Tenant Plans and the Base Building Work. Tenant shall give Landlord’s Authorized Representative copies of the following documents as developed by Tenant and its vendors in the ordinary course of performance of the Base Building Work: progress printings during the construction development

NY\5747656.2

phase; project meeting minutes or memoranda; Tenant’s log of “requests for information;” and Tenant’s log of change orders. The foregoing rights to receive information shall not be deemed to give Landlord any approval rights not otherwise expressly provided for in this Lease. Tenant shall from time to time allow Landlord to inspect the Base Building Work in progress in a reasonable manner. Tenant shall reasonably consider all comments and requests made by Landlord. To the extent any Base Building Work is to be repaired or maintained by Landlord pursuant to Article 18, Tenant shall assign to Landlord any and all warranties relating to such Base Building Work (and such warranties shall expressly permit such assignment). In addition, Tenant shall provide commissioning reports to Landlord with respect to all Base Building Work promptly after commissioning is completed.
(b)    Landlord will reimburse Tenant for the entire amount of the Base Building Costs, when and as requisitioned by Tenant in compliance with this Lease (including Tenant’s satisfaction of the Base Building Disbursement Conditions). As a condition to obtaining reimbursement of the Base Building Costs, Tenant shall satisfy the following conditions (the “Base Building Disbursement Conditions”):
(i)    Either (A) the Building 8 Term Commencement Date or the Building 9 Term Commencement Date, as applicable, shall have occurred or (B) the aggregate disbursements requested before the Building 8 Term Commencement Date or the Building 9 Term Commencement Date, as applicable, shall not exceed twenty-five percent (25%) of the Base Building Costs allocated to Building 8 or Building 9, as applicable;
(ii)    The Base Building Work performed to date shall comply with this Lease;
(iii)    Tenant shall not be in Default of either a monetary obligation or a material non-monetary obligation (or both) that remains uncured under this Lease (the parties agree that a material non‑monetary obligation shall be one that creates a significant risk (and not merely de minimis risk) of potential liability or exposure for Landlord);
(iv)    Tenant shall have delivered to Landlord a disbursement request; a statement (a “Base Building Advance Request”) setting forth the total amount requested; a detailed summary of the Soft Costs incurred related to the Base Building Work; a detailed summary of the Hard Costs of the portion of the Base Building Work performed using AIA standard form Application for Payment (G 702) executed by the Tenant’s contractor and its architect; lien releases from Tenant’s general contractor and any “first-tier” subcontractor (to the extent such subcontractor has performed work for which the cost is included in the Base Building Advance Request); backup invoices (paid or presently due and payable) for Tenant’s costs for the Base Building Work; a certificate of Tenant’s architect confirming that the Base Building Work substantially complies with the applicable portions of the Approved Tenant Plans; progress (or final, as appropriate) lien waivers; a consent by Tenant’s architects and engineers to Landlord’s use of the Approved Tenant Plans, as revised, if this Lease terminates, in such form as Landlord shall reasonably require; and such other deliveries as Landlord reasonably requests if one of its lenders so requires;
(v)    With respect to reimbursement for Hard Costs, Landlord shall have approved in writing the budget for the Base Building Work (the “Approved Base Building Budget”), which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall as necessary deliver to Landlord a modified Approved Base Building Budget. Prior to Landlord’s approval of the Approved Base Building Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Base Building Work as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Base Building Work that exceed the Approved Base Building Budget; and
(vi)    Tenant shall have satisfied the Base Building Disbursement Conditions in Sections 5.4(c)(i)-(v) no later than the date (the “Base Building Disbursement Deadline”) that is twelve (12) months after the later to occur of the Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date, as each may be extended if the Base Building Work is delayed by Landlord Delay or Force Majeure; provided, however, that in no event shall Tenant’s failure to satisfy the Base Building Disbursement Conditions by the Base Building Disbursement Deadline constitute a default. As of the Base Building Disbursement Deadline (A) any Base Building Costs for which Tenant has not satisfied the Base Building Disbursement Conditions in Sections 5.4(c)(i)-(v) may be retained by Landlord, free of any claim by Tenant; and (B) Landlord shall have no further obligation to reimburse

NY\5747656.2

Tenant for any Base Building Costs for which Tenant has not satisfied the Base Building Disbursement Conditions in Sections 5.4(c)(i)-(v).
(c)    Landlord shall make each disbursement of the Base Building Costs to Tenant or (at Tenant’s request) to a third party on behalf of Tenant the amount set forth in a Base Building Advance Request within fifteen (15) days after the satisfaction of the last to occur of the Base Building Disbursement Conditions to Landlord’s reasonable satisfaction.
(d)    Tenant shall have the right, at Tenant’s sole cost and expense, to (i) designate a general contractor to construct the Base Building Work, the Tenant Improvements and Alterations, subject to Landlord’s reasonable approval, and (ii) hire a project manager and other consultants without Landlord’s approval.
(e)    While Tenant performs the Base Building Work and the Tenant Improvements, Landlord shall make available to Tenant, at Tenant’s option, reasonable amounts of temporary power, water and other utility services. Tenant shall pay Landlord as Additional Rent (and not as an Operating Expense) an amount equal to the actual costs incurred by Landlord (as reasonably estimated by Landlord, if necessary) with respect to Tenant’s consumption of such power, water and other utility services. Landlord shall make available without charge to Tenant upon Tenant’s reasonable request a reasonable amount of “staging” and “lay-down” area in reasonable proximity to the Premises to facilitate the Tenant Improvements. Tenant shall (i) maintain such area in a neat, organized and safe manner and (ii) comply with Landlord’s reasonable requirements regarding security, safety, additional insurance, access controls, appearance and scheduling of deliveries.
5.5    Landlord shall provide such assistance as Tenant reasonably requests in obtaining permits, licenses, and other similar third‑party approvals from Governmental Authorities as are necessary or appropriate for the Base Building Work and the Tenant Improvements, provided that (i) all applications to be signed by Landlord shall be subject to Landlord’s reasonable approval; (ii) Tenant shall reimburse Landlord for all reasonable actual out of pocket costs (including legal, architectural and expediting fees) in connection with such applications and (iii) Landlord shall not have given Tenant notice that Tenant is in default under this Lease.
(a)    Without limiting Tenant’s obligation to construct the Base Building Work and Tenant Improvements, Tenant shall with reasonable diligence endeavor to substantially complete the Base Building Work and the Tenant Improvements, and shall cause to be issued all certificates of occupancy and other approvals permitting Tenant to take occupancy and use the Premises for the Permitted Use, in each case within a commercially reasonable period, subject to Landlord Delay and Force Majeure.
(b)    If this Lease terminates for any reason except Landlord’s default beyond applicable cure periods, then Tenant (i) shall promptly deliver to Landlord any and all plans, specifications and construction documents prepared by or for Tenant for the Base Building Work and the Tenant Improvements, including the Approved Tenant Plans; and (ii) hereby assigns and conveys to Landlord, without further consideration, effective upon such termination of this Lease, all of Tenant’s rights and interest in and to any and all such plans, specifications and construction documents. Tenant shall cause its agreements with its architects, engineers and other consultants to include their consent to such assignment and conveyance, and the vendors’ agreement that Landlord may use such plans and specifications to complete the Tenant Improvements, the Base Building Work and any other work within the Premises.
5.6    “Tenant Delay” means any delay in Landlord’s prosecution of the Landlord Work caused by any of the following, to the extent that such circumstance actually delays completion of the TI Ready Work, Substantial Completion of the Landlord Work or Substantial Completion of the Final Landlord Work, as applicable, beyond the date when such completion or Substantial Completion, as applicable, would have otherwise occurred (as determined by the Neutral Architect if Landlord and Tenant disagree, and whose determination shall be final and binding upon the parties): (a) Tenant’s requests for changes in the Landlord Work other than Permitted Changes, (b) Tenant’s delay in responding to any inquiries or requests from Landlord relating to the Landlord Work, or to the extent Landlord delays any meetings or conference calls as a result of the unavailability of Tenant’s Authorized Representative (to the extent Tenant’s Authorized Representative specifically requested such delay or if the presence of Tenant’s Authorized Representative was necessary (in Landlord’s reasonable opinion and provided that Landlord notified Tenant that the

NY\5747656.2

presence of Tenant’s Authorized Representative was necessary) for such meeting(s) or conference call(s)), or to otherwise accommodate Tenant or its consultants and/or advisors, pursuant to Section 4.2(b)(iii), (c) any delay in connection with approving a modification to the Landlord Work Budget beyond the Value Engineering Review Period (as defined in the Landlord Work Letter), (d) any Default by Tenant under this Lease or (e) any delays caused by any proceedings or threatened proceedings relating to or arising from any Tax Incentives or Tenant’s anticipated occupancy of the Premises. Tenant Delay shall apply on a per-Building basis, such that (for example) any Tenant Delay that affects Landlord’s prosecution of the Landlord Work with respect to Building 8 only shall have no effect on the Building 9 Term Commencement Date, and any Tenant Delay that affects Landlord’s prosecution of the Landlord Work with respect to Building 9 only shall have no effect on the Building 8 Term Commencement Date; provided, however, that any additional cost of performing the Landlord Work on one Building incurred by Landlord as a result of or in connection with a Tenant Delay on the other Building shall constitute a Project Cost. Notwithstanding any Tenant Delay, Landlord shall exercise diligent and commercially reasonable efforts to mitigate Tenant Delay to the extent reasonably practicable.
5.7    “Landlord Delay” means any delay in Tenant’s prosecution of Tenant Improvements or Base Building Work or Tenant’s occupancy of the applicable Building for the Permitted Use caused by any of the following, to the extent that such circumstance actually delays Substantial Completion of the Tenant Improvements or Base Building Work or occupancy of the applicable Building for its Permitted Use beyond the date when the same would have otherwise occurred (as determined by the Neutral Architect if Landlord and Tenant disagree, and whose determination shall be final and binding upon the parties): (a) Landlord’s requests for changes in Tenant Improvements or Base Building Work contrary to Landlord’s rights to do so under Section 7.2 of the Tenant Work Letter, (b) Landlord’s delay in responding to any inquiries or requests from Tenant for approvals from Landlord relating to the Tenant Improvements or Base Building Work beyond the time periods set forth under this Lease and in the Tenant Work Letter or (c) Landlord’s failure to diligently prosecute the Landlord Work to completion. Notwithstanding any Landlord Delay, Tenant shall exercise diligent and commercially reasonable efforts to mitigate Landlord Delay.
6.    Rent for the Premises. Commencing on the Building 8 Rent Commencement Date, Tenant shall pay to Landlord basic annual rent (“Building 8 Basic Annual Rent”) with respect to Building 8 in the amount that results from multiplying the Building 8 Project Costs (as defined below) by seven and 25/100 percent (7.25%). Commencing on the Building 9 Rent Commencement Date, Tenant shall pay to Landlord basic annual rent (“Building 9 Basic Annual Rent” and, together with Building 8 Basic Annual Rent, “Basic Annual Rent”) with respect to Building 9 in the amount that results from multiplying the Building 9 Project Costs (as defined below) by seven and 25/100 percent (7.25%). Basic Annual Rent is subject to annual adjustment as provided in Article 7.
6.1    “Building 8 Project Costs” or “Building 9 Project Costs” (individually and collectively, as applicable herein, “Project Costs”) means the sum of the following costs, in each case with respect to Building 8 or Building 9 only, as the case may be, but in no event including Catch-Up Costs:
(a)    Landlord’s imputed allocated land cost for the portion of the Property located on the Mt. Pleasant portion of the Entire Project, which allocated land cost the parties conclusively agree shall be deemed to equal Thirty-Eight and 60/100 Dollars ($38.60) per square foot of Rentable Area of the applicable Premises and shall be deemed to have been invested as of the Execution Date (the “Imputed Land Cost”);
(b)    The TI Allowance;
(c)    All Base Building Costs reimbursed or paid by Landlord (provided, however, that this Section shall not be interpreted as allowing Landlord to double-count any costs or expenses);
(d)    All sums paid or to be paid by Landlord to Contractor for construction of the Landlord Work pursuant to Landlord’s agreement with Contractor (so long as such agreement was submitted to and approved (or deemed approved) by Tenant pursuant to the requirements of this Lease and the Landlord Work Letter), including all costs arising from, related to or in connection with any Tenant Delay and Landlord Work Changes (as defined in the Landlord Work Letter), and all Permitted Changes implemented, together with Landlord’s actual cost (provided, however, that this Section shall not be interpreted as allowing Landlord to double-count such costs or expenses) of (i) completing all Punchlist Items, (ii) reimbursing Tenant for Tenant’s cost of the Self-Help Completion Work in accordance

NY\5747656.2

with Section 4.6(a), (iii) reimbursing Tenant for Tenant’s cost of the Punchlist Self-Help Work in accordance with Section 4.6(b) and (iv) reimbursing Tenant for Tenant’s cost of the Seasonal Item Self-Help Completion Work in accordance with Section 4.6(c);
(e)    All fees for, and the cost of, permits, licenses, inspections and certificates required by any Governmental Authority or in Landlord’s reasonable determination to be sound business practice for the Landlord Work consistent with the Landlord Work Budget; provided, however, that if any of the foregoing relate to more than the Landlord Work, Project Costs shall include only Landlord’s reasonable allocation of such cost (but if the parties do not agree on any such reasonable allocation, they shall resolve the dispute through arbitration under Article 47);
(f)    All fees and costs charged for services performed by Landlord’s architect, engineers and other consultants pursuant to their respective agreements with Landlord (so long as such agreements were submitted to and approved (or deemed approved) by Tenant pursuant to the requirements of the Landlord Work Letter or pursuant to the Indemnification Agreement), with respect to the design and construction of the Landlord Work and the obtaining of entitlements relating thereto and consistent with the Landlord Work Budget and Permitted Changes (including any and all such costs relating to the Exclusive Parking Garage and the Bridges, regardless of whether the Exclusive Parking Garage and/or the Bridges are actually constructed); provided, however, that if any of the foregoing relate to more than the Landlord Work, Project Costs shall include only Landlord’s reasonable allocation of such cost (but if the parties do not agree on any such reasonable allocation, they shall resolve the dispute through arbitration under Article 47). For the sake of clarity, any costs and expenses contained in the Landlord Reimbursement Amount (as defined in the Indemnification Agreement) shall be treated as a Project Cost under this Section 6.1(f); provided, however, that this Section shall not be interpreted as allowing Landlord to double-count such costs or expenses);
(g)    The cost of builder’s risk, property, fire and extended coverage insurance premiums incurred by Landlord with respect (or reasonably allocable) to the Landlord Work, the Tenant Improvements or the Base Building Work;
(h)    The cost of any offsite improvements depicted on the Site Plan Approvals or the Approved Site Plans, each as approved by the Town of Mount Pleasant, reasonably allocable to and pro‑rated to the Landlord Work, as reasonably determined by Landlord and consistent with the Landlord Work Budget and Permitted Changes (but if the parties do not agree on any such reasonable allocation, they shall resolve the dispute through arbitration under Article 47);
(i)    The cost of the construction of utilities and utility hook-up fees reasonably allocable by Landlord to the Landlord Work and consistent with the Landlord Work Budget and Permitted Changes, including the cost of utilities directly related to the construction of the Landlord Work (but if the parties do not agree on any such reasonable allocation, they shall resolve the dispute through arbitration under Article 47);
(j)    Brokerage commissions paid in connection with the execution of this Lease, whether paid to outside brokers or any person that as of the Execution Date directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Landlord (“Landlord’s Affiliate”), in an amount equal to Three Million Two Hundred Sixty-Seven Thousand Dollars ($3,267,000);
(k)    The cost of site work related to construction and development of any or all of Building 8, Building 9 and the Exclusive Parking Garage, as shown on the Approved Landlord Work Plans or otherwise approved by Tenant, such approval not to be unreasonably withheld;
(l)    A development fee payable to Landlord or Landlord’s Affiliate that is due and payable on or about the date halfway through Landlord’s construction of the Landlord Work, as reasonably determined by Landlord, in an aggregate amount for the entire Premises equal to One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000);

NY\5747656.2

(m)    100% of the incremental actual cost that Landlord incurs, if any, to increase the floor load capacity of the Premises or any portion thereof (at Tenant’s request) beyond Landlord’s standard of one hundred (100) square feet of live load per square foot;
(n)    Interest equal to Ten Dollars ($10) per square foot of Rentable Area of the Premises (the “Imputed Financing Cost”);
(o)    Any costs incurred by Landlord in cooperating with Tenant’s tax incentive programs, including obtaining a separate tax lot that includes the Premises and those tax incentive programs described in Article 50; and
(p)    Capitalized Operating Expenses (as defined below), if any, for the Premises.
For Project Costs that are not specifically allocable to one Building, such Project Costs shall be allocable to Building 8 and Building 9, respectively, on a proportionate basis, based on the square feet of Rentable Area of such Buildings. “Landlord Work,” as used in this Section 6.1, includes the TI Ready Work and the Final Landlord Work.
“Capitalized Operating Expenses” means the sum of (y) any Operating Expenses payable by Tenant with respect to Building 8 for the period of time commencing on the Building 8 Operating Expense Commencement Date and ending on the day immediately preceding the Building 8 Rent Commencement Date (the “Building 8 Capitalized Operating Expense Period”) plus (z) any Operating Expenses payable by Tenant with respect to Building 9 for the period of time commencing on the Building 9 Operating Expense Commencement Date and ending on the day immediately preceding the Building 9 Rent Commencement Date (the “Building 9 Capitalized Operating Expense Period”). In the event that Project Costs are finally determined after the Building 8 Rent Commencement Date or the Building 9 Rent Commencement Date (as applicable), then the parties shall work together to make such upward or downward adjustments as necessary to give effect to such change, all as contemplated under Section 6.2. In the event of underpayment, Tenant shall pay to Landlord an amount equal to any deficiency in the next installment of Basic Annual Rent payable hereunder and in the event of overpayment Tenant shall have the right to deduct such overpayment from the next installment(s) of Basic Annual Rent.
6.2    From time to time upon request and no more often than once every thirty (30) days, Landlord shall give Tenant and its advisors a detailed accounting of all Project Costs incurred prior to the date of such request and access to all reasonable supporting information for such Project Costs (other than Imputed Land Cost and Imputed Financing Cost). Within thirty (30) days following Substantial Completion of the Landlord Work, Landlord shall give Tenant a schedule showing Landlord’s calculation of Project Costs, including all reasonable supporting documentation relating thereto (e.g., corresponding invoices, applications for payment and other similar cost documentation) (the “Project Costs Calculation”). Tenant shall have the right to inspect and audit Landlord’s books and records relating thereto, provided that Tenant completes such inspection or audit within sixty (60) days after Landlord delivers to Tenant the Project Costs Calculation; and provided that the person or firm employed by Tenant to conduct such inspection or audit must be compensated (at Tenant’s sole cost and expense) on an hourly or fixed-fee basis and not on a contingent-fee basis. Tenant shall pay Basic Annual Rent in monthly installments based upon Landlord’s calculation of Project Costs beginning on the Building 8 Rent Commencement Date with respect to Building 8 and the Building 9 Rent Commencement Date with respect to Building 9. (To the extent that Landlord incurs any further Project Costs after delivery of the Project Costs Calculation, Landlord may adjust Basic Annual Rent accordingly, to take into account such additional Project Costs. Tenant shall have a forty-five (45)-day inspection and audit period after the date Landlord makes each such adjustment.) If Tenant’s inspection and/or audit of Landlord’s books and records determines within the audit period that Project Costs have been miscalculated, there shall be an appropriate adjustment of monthly installments of Basic Annual Rent previously paid and a payment by either Landlord to Tenant or Tenant to Landlord of the amount of any overpayment or underpayment, as the case may be.
6.3    The Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date may not necessarily be identical. The Term Commencement Date, the Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date shall be determined as set forth in Sections 2.7, 2.8(a) and 2.8(b), respectively.

NY\5747656.2

6.4    Basic Annual Rent shall be paid in equal monthly installments in advance on the first day of each and every calendar month during the Term, beginning on the Building 8 Rent Commencement Date with respect to Building 8, and the Building 9 Rent Commencement Date with respect to Building 9.
6.5    In addition to Basic Annual Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease: (a) Tenant’s Pro Rata Share of the Buildings, the Mt. Pleasant Project and the Entire Project (as applicable), as set forth in Section 2.2 (“Tenant’s Pro Rata Share”), of Operating Expenses as provided in Article 8 for the Premises (except that, pursuant to Sections 6.1 and 8.5, Tenant’s Pro Rata Share of Operating Expenses during any Building 8 Capitalized Operating Expense Period and any Building 9 Capitalized Operating Expense Period, as applicable, shall constitute a Project Cost and shall not be paid as Additional Rent); and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.
6.6    Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset (except as this Lease otherwise expressly provides) in lawful money of the United States of America by wire transfer to Landlord pursuant to the instructions set forth in Section 2.14 or pursuant to other wire instructions provided by Landlord to Tenant in writing, or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be pro‑rated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.
7.    Rent Adjustments. Building 8 Basic Annual Rent and the Building 9 Basic Annual Rent shall be subject to a respective annual upward adjustment of two and one-half percent (2.5%) of the then-current Building 8 Basic Annual Rent or Building 9 Basic Annual Rent, as the case may be (as previously adjusted under this Article). The first (1st) such adjustment of Building 8 Basic Annual Rent shall become effective commencing with the first (1st) monthly installment of Building 8 Basic Annual Rent that is due on or after the first (1st) annual anniversary of the Building 8 Rent Commencement Date. The first (1st) such adjustment of Building 9 Basic Annual Rent shall become effective commencing with the first (1st) monthly rental installment of Building 9 Basic Annual Rent that is due on or after the first (1st) annual anniversary of the Building 9 Rent Commencement Date. Subsequent adjustments shall become effective, for all Basic Annual Rent under the Lease, on every successive annual anniversary of the first (1st) such adjustment with respect to Building 8 Basic Annual Rent and Building 9 Basic Annual Rent, as the case may be (except the first day of any Term extension with respect to Building 8 or Building 9, as the case may be, pursuant to an Option) for so long as this Lease continues in effect.
8.    Property Management Fee; Operating Expenses.
8.1    As used herein, the term “Operating Expenses” shall be comprised of and include (i) Real Estate Taxes referred to in Section 8.1(a) and (ii) CAM Pool Charges referred to in Section 8.1(b), as follows:
(a)    Subject to the terms of Section 8.8 and Article 50 relating to the PILOT Agreement, all government impositions (collectively, “Real Estate Taxes”), including property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Buildings, the Mt. Pleasant Project or the Entire Project (or the components thereof), including the parcel or parcels of real property upon which the Buildings, the other buildings in the Entire Project and areas serving the Buildings and the Entire Project are located) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Buildings; taxes based on the square footage of the Premises, the Buildings or the Entire Project (or the components thereof), and the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Real Estate Taxes shall not include any net income, franchise, capital stock, estate or inheritance taxes, mortgage recording taxes, or transfer taxes imposed on Landlord arising out of a transaction involving Landlord and not Tenant or taxes that are the personal obligation of Tenant or of another tenant of the Entire Project; and

NY\5747656.2

(b)    All other actual costs without duplication (the “CAM Pool Charges” and each pool of CAM Pool Charges, a “CAM Pool”) of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Premises, the Mt. Pleasant Project and the Entire Project, including the Common Areas and the Exclusive Parking Garage, properly allocable to and pro‑rated, if applicable, for the Premises, all as depicted in detail in Exhibit O. The various CAM Pool Charges depicted in Exhibit O shall be allocated to Tenant as stated in Exhibit O; provided, however, that such CAM Pool Charges and their corresponding allocations (as depicted in Exhibit O) shall be treated as a guideline and may be equitably updated by Landlord, in consultation with Tenant, from time to time. Landlord may from time to time, in consultation with Tenant, modify Landlord’s calculation and allocation procedures for CAM Pool Charges, provided that such procedures shall produce dollar results substantially consistent with Landlord’s then-current practice at the Entire Project.
(c)    Notwithstanding the foregoing, the CAM Pool Charges portion of Operating Expenses set forth on the attached Exhibit O (or as otherwise established in accordance with Section 8.1(b)) shall not include (i) any leasing commissions; (ii) expenses that relate to preparation of rental space for a tenant; (iii) expenses of initial development and construction, including, but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); (iv) legal expenses relating to other tenants; (v) costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; (vi) interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Entire Project or a portion thereof; (vii) salaries of executive officers of Landlord; (viii) depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in the CAM Pool Charges attached as Exhibit O); (ix) any interest or penalty charges incurred by Landlord due to Landlord’s violation of any law, except for minor violations of law in the ordinary course of business; (x)  costs incurred with respect to a sale of all or any portion or interest (whether direct or indirect) in the Entire Project, and any financing or refinancing costs; (xi) the cost of the acquisition or leasing of any artwork or similar items; (xii) the cost of tenant installations and decorations incurred in connection with preparing space for a new or existing tenant and any contribution by Landlord to the cost of tenant improvements or other concessions; (xiii) any administrative wages and salaries above the grade of building manager and building manager’s supervisor, and any administrative wages and salaries (including salaries of personnel above the grade of building manager and such building manager’s supervisor) not allocable to the Buildings except that the salaries of any Building secretaries or bookkeepers who report to the Building’s manager shall be includable, to the extent allocable to the Buildings; (xiv) any expense for which Landlord is otherwise compensated through the proceeds of insurance or is otherwise compensated by any tenant (including Tenant) of the Buildings; (xv) the cost of any facilities furnished to any tenant of the Entire Project (other than Tenant) to a greater extent or in a more favorable manner than that furnished to Tenant, (provided, however, Tenant shall pay as Operating Expenses the cost of any facilities furnished to Tenant to a greater extent or in a more favorable manner than that furnished to any other tenant in the Entire Project); (xvi) the cost of any item that, under GAAP, would not be regarded as an operating, maintenance or management expense, except as Section 8.1(d) provides; (xvii) any expense arising by reason of a default by Landlord or its agents under any agreement or lease affecting the Property or the Entire Project (or any component thereof) to the extent such expense is incremental to the cost that would have been paid and charged to Operating Expenses in the absence of such default; (xviii) the cost of maintenance, repair or replacement of any part of the Landlord Work that constitute Defects and are discovered within the Defect Reporting Period under Section 4.5; (xix) the cost of replacement of any component of the Landlord Work in connection with the Mt. Pleasant Project; and (xx) Real Estate Taxes.
(d)    Operating Expenses shall also include, as part of the appropriate CAM Pool in Landlord’s reasonable determination, the cost of all purchases of capital equipment, the making of all capital replacements, and the making of any other capital outlays (including any capital outlays made pursuant to Article 61), to the extent reasonably allocable to the Premises, the Buildings, the Exclusive Parking Garage or the Common Areas, provided that (a) such cost or outlay is either required by Applicable Laws or Landlord incurs such cost or outlay in the exercise of its reasonable discretion for the benefit of the Premises, the Buildings, the Exclusive Parking Garage or the Common Areas, and in the latter case such cost or outlay does not arise from (i) an expansion of any structure; (ii) any construction work that benefits only particular tenant(s) other than Tenant; or (iii) construction of any new structure or substantial new site amenities that did not previously exist; and (b) any such cost shall be amortized, on a straight-line basis, over the shortest useful life permitted by GAAP (not to exceed a useful life of seven (7) years), with interest at an interest

NY\5747656.2

factor equal to two percent (2%) above the “prime rate” as quoted from time to time in the Wall Street Journal or other authoritative source Landlord designates (“Prime Rate”) at the time Landlord incurred such expenditure.
8.2    Tenant may assume responsibility for certain Excluded Services, and thereupon be entitled to a reduction of the corresponding CAM Pools, as described in Exhibit P.
8.3    Tenant shall pay to Landlord on the first day of each calendar month of the Term beginning on the Building 8 Operating Expense Commencement Date with respect to Building 8, and the Building 9 Operating Expense Commencement Date with respect to Building 9, as Additional Rent, the Property Management Fee (as defined below). In addition, Tenant shall pay its Pro Rata Share of Operating Expenses in accordance with Section 8.5.
(a)    The “Property Management Fee” shall equal one and 80/100 percent (1.80%) of Basic Annual Rent payable by Tenant. Tenant shall pay the Property Management Fee in accordance with this Section 8.3 with respect to the entire Term, including any extensions thereof or any holdover periods. From the Building 8 Operating Expense Commencement Date until the Building 8 Rent Commencement Date and the Building 9 Operating Expense Commencement Date until the Building 9 Rent Commencement Date, as applicable, the Property Management Fee shall be calculated as if Tenant were paying Basic Annual Rent at the rate (in Landlord’s reasonable estimation) that will be payable by Tenant on the applicable Rent Commencement Date.
(b)    On or before the date that is ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days of receipt of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses. If Tenant does not receive a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for a given calendar year within two (2) years after the end of such calendar year, Landlord shall be deemed to have waived payment of any Operating Expenses in excess of estimated Operating Expenses already paid by Tenant for such calendar year, provided, however, such period does not apply to supplemental tax bills, which Landlord shall not be deemed to waive payment of, unless after such two (2) year period Landlord fails to submit such supplemental tax bill to Tenant within thirty (30) days of Landlord’s receipt thereof. If the amounts paid by Tenant pursuant to this Section 8.3 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference; provided that, if Tenant does not receive such statement from Landlord within such two (2) year period, Tenant shall have the right to exercise its rights under Section 8.4 upon notice to Landlord no later than the date that is sixty (60) days following the end of such two (2) year period.
(c)    Any amount due under this Section 8.3 for any period that is less than a full month shall be pro‑rated (based on a thirty (30)-day month) for such fractional month.
8.4    Landlord’s annual operating statement shall be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), except where the express requirements of this Lease vary from GAAP, and shall be final and binding upon Tenant unless, within ninety (90) days after Tenant’s receipt thereof, Tenant notifies Landlord in writing that Tenant has elected to audit and review Landlord’s books and records. Beginning ten (10) business days after the delivery of such notice, Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly or fixed fee basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold, condition or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”). Landlord confirms that BDO USA is an independent public accounting firm approved by Landlord for purposes of providing auditing or accounting services under this Lease. Landlord shall promptly (but in any event within six (6) months after Tenant notifies Landlord in writing that Tenant has elected to audit and review Landlord’s books and records) make such books and records available at the location where Landlord maintains them in the ordinary course of its business, provided that such location is within the Continental United States or, at the election of Tenant, by secure electronic means. Tenant shall use all reasonable commercial efforts to commence the Independent Review promptly after the date Landlord has given Tenant access to Landlord’s books and records for

NY\5747656.2

the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than six (6) months after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of one hundred twenty (120) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the New York metropolitan area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of Basic Annual Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such results. If the final determination of the Independent Review (either by the Accountant(s) or if both parties agree) reveals that Operating Expenses as calculated by Landlord and Operating Expenses as determined in the Independent Review show Operating Expenses as calculated by Landlord exceed six (6%) percent of Operating Expenses as concluded in the final determination of the Independent Review, then Landlord shall pay the reasonable cost of the Independent Review and the Accountant(s). In all other cases, Tenant shall pay all costs of the Independent Review and the Accountant(s).
8.5    Tenant shall not be responsible for any Operating Expenses attributable to the time period prior to (a) with respect to Building 8, the Building 8 Operating Expense Commencement Date (as defined below) and (b) with respect to Building 9, the Building 9 Operating Expense Commencement Date (as defined below). Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall commence (j) on the date (the “Building 8 Operating Expense Commencement Date”) that is the earlier of (i) the Building 8 Rent Commencement Date and (ii) the date that Tenant occupies any portion of Building 8 for the Permitted Use and (k) with respect to Building 9, the date (the “Building 9 Operating Expense Commencement Date”) that is the earlier of (i) the Building 9 Rent Commencement Date and (ii) the date that Tenant occupies any portion of Building 9 for the Permitted Use, as the case may be and continue to the latest of (q) the date of termination of the Lease, (r) the date Tenant has fully vacated the Premises or (s) if termination of the Lease is due to a default beyond notice and opportunity to cure by Tenant, the date of rental commencement of a replacement tenant. For purposes of clarity, (y) Tenant’s Pro Rata Share of Operating Expenses during the Building 8 Capitalized Operating Expense Period and the Building 9 Capitalized Operating Expense Period (as applicable) shall constitute a Project Cost (payable as part of Basic Annual Rent) in accordance with Section 6.1 and shall not be paid as Additional Rent and (z) beginning on the Building 8 Rent Commencement Date, with respect to Building 8, and the Building 9 Rent Commencement Date, with respect to Building 9, and continuing through the Term, Tenant shall pay to Landlord as Additional Rent on the first (1st) day of each calendar month of the Term Landlord’s reasonable good faith estimate of Tenant’s Pro Rata Share of Operating Expenses, as applicable, for such month.
8.6    Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be pro‑rated on a per diem basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time

NY\5747656.2

period shall be pro-rated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.
8.7    For any annual period for which Real Estate Taxes are calculated and assessed (a “Real Estate Tax Year”), Landlord may elect to measure Real Estate Taxes for purposes of this Lease (and Tenant’s payment of Operating Expenses, including any component of Operating Expenses consisting of Real Estate Taxes) for the Buildings based on either (a) only the Real Estate Taxes payable for the Buildings, as Landlord reasonably allocates them within the Entire Project or (b) such separate tax lot(s) as Landlord reasonably obtains that include the Buildings, provided, however, Landlord shall reasonably endeavor to obtain separate tax lots(s) pursuant to option “b”. (To the extent that such tax lot(s) include rentable improvements other than the Buildings, Landlord shall make appropriate equitable adjustments in the application of this Section.) If Landlord makes the election described in the first (1st) sentence of this Section, then, for purposes of Real Estate Taxes payable for the Buildings only (and no other component(s) of Operating Expenses), Tenant’s Pro Rata Share shall be determined on a Building-by-Building basis in accordance with the Building-by-Building Pro Rata Shares specified for Tenant in Article 2. Such Tenant’s Pro Rata Shares shall then be applied solely to the Real Estate Taxes for each Building for purposes of determining Tenant’s obligations to contribute to the Real Estate Taxes component of Operating Expenses.
8.8    If any Real Estate Taxes are abated, deferred, subsidized, fixed, reduced or forgiven as the result of the PILOT Agreement referred to in Article 50 or otherwise as a result of Tenant’s occupancy or leasing of any part of the Premises (each of the foregoing, a “Tax Incentive”), then (a) Landlord shall, in consultation with Tenant, calculate Real Estate Taxes as they would have been imposed and assessed but for such Tax Incentive; (b) to the extent that Landlord’s Real Estate Taxes were reduced as a result of the Tax Incentive, Tenant shall be entitled to credit for the amount of such reduction; and (c) to the extent, if any that any Tax Incentive causes Real Estate Taxes to exceed what they would have been absent such Tax Incentive (or the rescission or revocation of any Tax Incentive causes any increase in Real Estate Taxes and related interest and penalties), Tenant shall pay the entire amount of such excess (or increase and related interest and penalties). If any Tax Incentive was granted on account of both (i) Tenant’s occupancy or leasing of the Premises; and (ii) Landlord’s construction of any other improvements within the Mt. Pleasant Project, clauses “b” and “c” shall apply only to the part of such Tax Incentive reasonably allocable to “i.”
8.9    Because the Entire Project consists of multiple buildings, certain Operating Expenses may pertain to a particular building(s), other Operating Expenses may pertain to the Mt. Pleasant Project, and other Operating Expenses may pertain to the Entire Project as a whole. Landlord reserves the right in its reasonable discretion to allocate any Operating Expenses applicable to any particular building within the Entire Project to any such building, any Operating Expenses applicable to the Mt. Pleasant Project to the buildings composing the Mt. Pleasant Project (including the Buildings), and any Operating Expenses applicable to the Entire Project to each building in the Entire Project (including the Buildings), with the tenants in each building being responsible for paying their respective proportionate shares to the extent required under their leases, but in no event will Tenant be responsible for more than its applicable proportionate share. Landlord shall allocate such costs to the buildings (including the Buildings) in a reasonable, non-discriminatory manner. If Tenant notifies Landlord in writing that Tenant disputes Landlord’s allocation of such costs, Landlord and Tenant shall reasonably cooperate for a period of thirty (30) days to resolve such dispute. If Landlord and Tenant cannot come to an agreement within such thirty (30) day period, then the parties shall resolve the dispute through arbitration under Article 47; provided, however, that Tenant shall continue to pay Tenant’s Pro Rata Share of Operating Expenses based on Landlord’s allocation unless and until finally determined otherwise as a result of such thirty (30) day resolution period and any arbitration. Any overpayment or underpayment of Tenant’s Pro Rata Share of Operating Expenses during such period, based on the outcome of the arbitration, shall be, in the case of an overpayment, refunded to Tenant or credited towards Tenant’s next payment of Basic Annual Rent or, in the case of an underpayment, paid by Tenant to Landlord within thirty (30) days after any resolution by the parties or the arbitrator’s decision, as applicable.
8.10    To the extent that Landlord constructs additional improvements beyond Building 8 and Building 9 on the Property: (a) the definition of the Entire Project shall automatically expand to include such additional improvements at a time reasonably designated by Landlord; (b) Operating Expenses shall take into account amounts otherwise constituting Operating Expenses but attributable to such additional improvements (excluding, however, their initial design, development and construction); and (c) Landlord shall equitably adjust Tenant’s Pro Rata Share of the

NY\5747656.2

Entire Project and Mt. Pleasant Project, as applicable, to reflect the relative Rentable Areas (as defined in Section 9.1) of all buildings within the Entire Project and Mt. Pleasant Project, as applicable, in accordance with Section 9.2. The parties shall arbitrate in accordance with Article 47 any disagreement over the application of this Section. Notwithstanding anything to the contrary in this Lease or the Existing Lease, for purposes of this Lease and the Existing Lease, the Rentable Area of Building 8 and Building 9 shall be added to the Rentable Area of the Entire Project for Operating Expense purposes on the Building 8 Operating Expense Commencement Date and the Building 9 Operating Expense Commencement Date, as applicable.
8.11    Landlord or Landlord’s Affiliate shall manage the Project in accordance with this Lease and shall not delegate such duties to a person that is not Landlord’s Affiliate. Notwithstanding anything contained in the immediately preceding sentence to the contrary, such sentence shall not apply to a successor owner of the Entire Project, the Premises or any portion thereof if such successor is not Landlord’s Affiliate.
9.    Rentable Area.
9.1    Final measurement of the “Rentable Area” of the Premises shall be determined by Landlord or Landlord’s architect in accordance with the method of measuring rentable area of commercial office space promulgated by the Building Owners and Managers Association International in the ANSI/BOMA Z65.1 – 2010 publication “Office Buildings: Standard Methods of Measurement,” as modified for laboratory-specific accommodations (as consistently applied across the Entire Project). To the extent that the actual Premises as finally measured are larger or smaller than two hundred ninety-seven thousand (297,000) square feet of Rentable Area, then the Tenant Improvement Allowance, Imputed Land Cost, Imputed Financing Cost and Tenant’s Pro Rata Shares (and such other variables in this Lease as, in Landlord’s reasonable determination in consultation with Tenant, are agreed to be a function of Rentable Area) shall all be adjusted accordingly. Landlord may memorialize the intended adjustments during the course of design and construction, subject to final remeasurement in accordance with this Section.
9.2    The Rentable Area of the Entire Project is the total Rentable Area of all buildings within the Entire Project, which Rentable Area of the Entire Project will be adjusted to include the Rentable Area of Building 8 and the Rentable Area of Building 9 upon the Building 8 Operating Expense Commencement Date and the Building 9 Operating Expense Commencement Date, as applicable (as set forth in Section 8.10). For this purpose, the Rentable Area of the Premises shall be determined as described in Section 9.1 and the Rentable Area of all other buildings within the Entire Project shall be determined, at Landlord’s option, either (a) in the same manner or (b) in accordance with Landlord’s past practices.
9.3    Review of allocations of Rentable Areas as between tenants of the Premises and the Entire Project shall be made as frequently as Landlord deems appropriate in order to facilitate an equitable apportionment of Operating Expenses. If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then the Tenant shall be bound by such certifications. For the Premises, any such review shall be performed in accordance with Section 9.1.
10.    Use and Access.
10.1    Tenant shall use the Premises for any one or more of the purposes set forth in Section 2.11, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
10.2    Tenant shall not use or occupy, and shall not permit the use or occupancy of, the Premises in violation of Applicable Laws, zoning ordinances or any certificate of occupancy issued for the Buildings, and Tenant shall, upon five (5) days’ notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

NY\5747656.2

10.3    Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Buildings and the Entire Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Buildings and the Entire Project, and Tenant shall promptly, within ten (10) business days of demand including reasonable back‑up, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section. As of the Execution Date, Landlord acknowledges that Tenant’s Permitted Use does not violate the provisions of or increase the cost of any insurance policy covering the Buildings and Entire Project within the meaning of this Section.
10.4    Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.
10.5    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent; provided, however, (a) Tenant shall have the right to install a card key security or lock system for the Premises, including common area stairways, provided that such card key or lock system (i) has been approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; (ii) does not limit Landlord’s access rights under this Lease to any areas other than those designated as high security areas; (iii) to the extent other tenants or subtenants lease or sublease a portion of a Building, does not lock other tenants out from common area stairways, fire exits and Common Areas within such Building and only prevents them from entering within the Premises; and (iv) is installed and maintained at Tenant’s expense in accordance with all Applicable Laws; (b) Tenant shall also have the right to install its own locks and access systems (without giving keys or codes to Landlord) in the Premises in high security areas as Tenant designates, and restrict access to such designated high security areas, provided that Tenant (i) gives Landlord escorted entry into such designated high security areas upon Landlord’s reasonable request (at least twenty-four (24) hours in advance, except in an emergency, in which case Tenant must have a system in place that permits Landlord immediate, unrestricted access to any area in the Premises regardless of any designation as a high security area); and (ii) maintains a reasonable system to allow entry into such high security areas in the event of an emergency. Except for the high security areas described in Subsection 10.5(b), Tenant shall give Landlord keys and access codes for the entire Premises. Tenant shall, upon termination of this Lease, remove all lock cores installed by Tenant within the Premises. In the event any lock core is not so removed, Tenant shall pay to Landlord the cost of removing the same.
10.6    Except as specifically permitted under Section 10.7 or otherwise approved by Landlord in writing, no awnings or other projections shall be attached to any outside wall of the Buildings. No curtains, blinds, shades or screens shall be attached to, hung in, or used in connection with, any window or exterior door of the Premises, except in conformity with Tenant’s commercially reasonable (and reasonably satisfactory to Landlord) Premises-wide standards for such curtains, blinds, shades, and screens. Tenant shall neither coat nor otherwise sunscreen any window nor place any bottles, parcels or other articles on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony, except as approved in writing by Landlord. All of the foregoing are subject to Landlord’s prior written consent, which Landlord shall grant or withhold based on Landlord’s reasonable requirements for the consistent, professional, and orderly appearance of the Entire Project. Except as this Lease otherwise expressly provides, including floor loading, Tenant may place and organize equipment and personal property in the Premises at its reasonable discretion.
10.7    No sign, advertisement or notice (“Signage”) shall be exhibited, painted, or affixed by Tenant on any part of the Premises, the Buildings (e.g., signs in windows), or the Entire Project, except: (a) in Tenant’s interior spaces not visible outside the Buildings; (b) with Landlord’s prior written consent, which shall not be unreasonably withheld; (c) Tenant may place Signage in the interior Common Areas within the Buildings, provided it conforms to Landlord’s reasonable Signage program for the Entire Project; and (d) Tenant may install exterior identity Signage, which may be illuminated, on each Building, provided such exterior identity signage is reasonably satisfactory to Landlord or conforms to Landlord’s reasonable Signage program for the Entire Project, Tenant continues to lease and actually occupy at least seventy-five percent (75%) percent of the applicable Building and such Signage complies with Applicable Laws. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place

NY\5747656.2

anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Notwithstanding anything to contrary in the foregoing portion of this Section, the foregoing provisions of this Section relating to the interior of any Building shall not apply to any portion of the Premises located in a Building in which Tenant is the sole tenant; provided that any Signage placed on one or more windows of a Building that is visible from the exterior of such Building shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed). Without limiting the rights granted to Tenant under this Section, Tenant shall have Signage rights for the Premises substantially consistent with the Signage permitted for other comparable tenants, if any, at the Entire Project, as Landlord reasonably determines. Landlord shall use commercially reasonable efforts at no cost to Landlord to assist Tenant in acquiring municipal and other required approvals for Tenant’s Signage reasonably approved by Landlord. At Landlord’s option, Landlord may install such exterior Signage, and Tenant shall pay all costs associated with such installation, as Additional Rent, within five (5) days after demand therefor. All Signage must comply with Applicable Laws. To the extent permitted by Applicable Laws and to the extent Landlord has such right, and for so long as Tenant leases (regardless of whether Tenant occupies) one hundred percent (100%) of the Rentable Area of Building 8 and Building 9, then Tenant may name the road that serves Building 8 and Building 9, subject to Landlord’s reasonable approval of the name that Tenant selects.
10.8    Tenant, at its sole cost and expense, shall have the right to install and maintain such security devices, including emergency pull stations and CCTV cameras, as Tenant deems advisable in its sole discretion, on the exterior of the Buildings, in the parking lots serving the Premises and in the Exclusive Parking Garage, subject in each instance to Landlord’s prior written approval, not to be unreasonably withheld. Any CCTV systems must comply with Applicable Laws (including all surveillance notification procedures required thereby). Any such security devices shall be for the sole use and benefit of Tenant and neither Landlord nor any other party may rely on such devices; provided, however, that Landlord shall have the right to view CCTV footage of any Common Area (to the extent such footage exists) upon its reasonable request relating to a specific safety or legal issue identified by Landlord; provided, further, that in no event shall Tenant be obligated, or have a duty, to record any portion of the Common Area on behalf of Landlord.
10.9    Tenant shall cause any office equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Buildings. Further, Tenant shall not place any equipment weighing greater than one hundred (100) pounds per square foot live load on the Premises, except to the extent that as a result of the Tenant Improvements or (at Tenant’s request) the Landlord Work, the Premises can, in compliance with Applicable Laws, support a greater live load. All such equipment shall be placed in a location designed to carry the weight of such equipment.
10.10    Tenant shall not (a) do or permit anything to be done in or about the Premises or the Entire Project that shall in any way materially obstruct or materially interfere with the rights of other tenants or occupants, if any, of the Buildings or the Entire Project, or injure or annoy them; (b) use or allow the Premises or the Entire Project to be used for unlawful purposes; (c) cause, maintain or permit any annoyance or complaints by any other tenant or person in the Entire Project or physical deterioration to, or about the Premises, the Buildings or the Entire Project; or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely and materially affect the quiet use and enjoyment by other tenants, if any, of their space or adversely and materially impact their ability to conduct business in a professional and suitable work environment.
10.11    Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises to comply with the ADA. Notwithstanding the foregoing, Landlord represents and warrants that upon Substantial Completion of the Landlord Work, the portion of the shell and core of the Buildings included in the Landlord Work (as opposed to as part of the Base Building Work or Tenant Improvements) shall conform with Applicable Laws, including the ADA, to the extent practicable given the condition of the shell and core of the Buildings, unless compliance shall be required by reason of (a) any of Tenant’s Alterations, (b) Tenant’s particular use of the Premises as opposed to mere office use, generally, or (c) any breach of this Lease by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

NY\5747656.2

10.12    From and after the Building 8 Term Commencement Date with respect to Building 8 and the Building 9 Term Commencement Date with respect to Building 9, Tenant shall have the right to continuous access to the Premises twenty-four (24) hours per day, seven (7) days per week, 365/366 days per year, except during reasonable closures for repairs or maintenance, or as the result of casualty or other circumstances beyond Landlord’s reasonable control.
10.13    Tenant shall have the nonexclusive right to use Building 8 or Building 9 passenger elevator(s), if any, for access to the Premises, except during reasonable closures for breakdowns, repairs or maintenance. Landlord shall have no liability for any of the aforementioned closures. When the elevator is closed or broken, Tenant may use the stairways Landlord designates. Tenant shall schedule deliveries of building materials with Landlord. The foregoing sentence shall not apply to Building 8 or Building 9 so long as Tenant is in occupancy of the entirety of such Building. Subject to Applicable Laws and Landlord’s reasonable fire safety and security requirements, Tenant shall have the non-exclusive right to use common-area stairways in the Buildings allowing its employees to traverse between floors of the Premises to the extent any Building is not one hundred percent (100%) leased by Tenant. Notwithstanding the foregoing, in the case of the Buildings, to the extent a Building is one hundred percent (100%) leased by Tenant, Tenant shall have the exclusive right to use the elevators and stairways of such Building, provided, however, Landlord and its agents may use and access them in Landlord’s sole discretion.
10.14    Tenant may use Tenant’s Pro Rata Share of the roof of each Building solely to install Tenant’s telecommunications, mechanical and heating, ventilation, and air conditioning equipment and satellite television and radio antennas, subject to Landlord’s reasonable approval (the “Rooftop Equipment”). Tenant shall install Rooftop Equipment, at Tenant’s expense, so as not, in Landlord’s reasonable judgment, to interfere with the operation of Landlord’s Building equipment, systems, or services. To the extent the installation of such Rooftop Equipment is not part of the Approved Tenant Plans, Tenant’s installation of Rooftop Equipment shall constitute Alterations for all purposes of this Lease (and in no event shall any installation of Rooftop Equipment be deemed a “Minor Alteration” under this Lease). Any Rooftop Equipment shall be subject to Landlord’s approval in its reasonable discretion. Landlord may require shielding and ballast for any Rooftop Equipment or other measures as Landlord reasonably determines to mitigate vibration, noise, and other adverse impacts to other tenants of the Entire Project. Prior to any Rooftop Equipment installation, Tenant shall request any roof or roof-related warranties from Landlord and Landlord shall provide Tenant with a copy of such warranty(ies) (if any). Tenant shall comply with any roof or roof-related warranties provided by Landlord pursuant to the foregoing sentence. Tenant, with the reasonable cooperation of Landlord (at Tenant’s sole cost and expense), shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant installation of Rooftop Equipment stating that such work did not affect any such warranties.
11.    Brokers.
11.1    Tenant and Landlord each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Studley, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.
11.2    Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.
11.3    Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 11.1, 11.2, 11.3, and 11.4.
11.4    Tenant and Landlord agree to indemnify, defend and hold each other harmless from any and all costs or liabilities for compensation claimed by any other broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.

NY\5747656.2

12.    Holding Over.
12.1     If Tenant holds possession of all or any part of a Building (each Building, considered separately, a “Holdover Premises”) after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term (but only for the specific Holdover Premises in question), and in such case Tenant shall, for the Holdover Premises only, continue to pay (a) the Basic Annual Rent in accordance with Article 6, as adjusted in accordance with Article 7, and (b) Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. If Tenant has vacated only a portion of the Premises (for example, Building 8), then (x) only the retained Building shall constitute Holdover Premises; (y) all other portions of the Premises except for such Building shall not constitute Holdover Premises and (z) Landlord may exercise its rights under this Section only as to the retained Building.
12.2    Notwithstanding the foregoing, if Tenant remains in possession of all or any part of any Holdover Premises longer than one hundred twenty (120) days after the expiration or earlier termination of the Term, Tenant shall become a tenant at sufferance of only the entire affected Holdover Premises subject to the terms and conditions of this Lease, except that the monthly rent beginning the first day after the expiration or earlier termination of the Term shall be retroactively recalculated to equal one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term.
12.3    Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.
12.4    The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.
13.    Taxes on Tenant’s Property.
13.1    Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.
13.2    If any such taxes on Tenant’s Personal Property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Buildings, the Mt. Pleasant Project, the Entire Project or the Property is increased by inclusion therein of a value attributable to Tenant’s Personal Property or trade fixtures, and if Landlord, after notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Buildings, the Mt. Pleasant Project, the Entire Project or the Property (or any component thereof), then Tenant shall, within ten (10) business days of demand, repay to Landlord the taxes so paid by Landlord.
14.    Condition of Premises.
Except as this Lease otherwise expressly provides, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Buildings or the Mt. Pleasant Project, or with respect to the suitability of the Premises, the Buildings or the Mt. Pleasant Project for the conduct of Tenant’s business. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Buildings and the Mt. Pleasant Project were at such time in good, sanitary and satisfactory condition and repair.
15.    Common Areas and Parking Facilities.
15.1     Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit D, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or

NY\5747656.2

invitee thereof of any of the Rules and Regulations. Landlord will enforce the Rules and Regulations in a non‑discriminatory manner.
15.2    Tenant shall have the non-exclusive right to use Common Area driveways and parking facilities for operation of a shuttle service to transport Tenant’s employees and invitees across the Entire Campus in accordance with plans subject to Landlord’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall be solely responsible for any and all costs, expenses and liabilities associated with such shuttle service and shall indemnify Landlord for any and all losses, costs, damages, judgments and all reasonable expenses incurred in connection with the same. Tenant shall have the right to operate such shuttle service itself or to engage a licensed, third party operator to do so, subject to Landlord’s prior written approval of such third party operator. Tenant shall obtain and maintain such additional insurance coverages as may be reasonably required by Landlord with respect to such shuttle service (e.g., automobile and additional public liability coverage), such insurance coverages to comply with the terms of Article 17 to the extent applicable. Any such shuttle service shall be operated in compliance with all Applicable Laws, and Tenant shall not interfere with the occupancy and operations of any other tenant at the Entire Project. Landlord reserves the right to rescind Tenant’s rights hereunder if Landlord reasonably determines such shuttle service is threatening the health or safety of any occupant of the Entire Project or if such service is interfering with the rights of Landlord or any other tenant in the Entire Project.
15.3    Tenant shall have a non-exclusive, revocable license to use its Pro Rata Share (of the Entire Project) of the parking facilities serving the Entire Project in common on an unreserved basis with other tenants of the Buildings and the Entire Project; provided, however, that Tenant shall have the exclusive right to use the Exclusive Parking Garage, and no additional Basic Annual Rent shall be payable therefor. All parking spaces in the Exclusive Parking Garage shall be deducted from (and not in addition to) Tenant’s Pro Rata Share of parking facilities serving the Entire Project. As Tenant’s Pro Rata Share changes from time to time, Tenant’s parking rights shall automatically adjust accordingly. If Tenant ceases to lease a portion of Building 8 and/or Building 9, but this Lease remains in effect as to the remainder thereof, then Landlord shall have the right to elect whether (a) Tenant shall maintain the exclusive right to use the Exclusive Parking Garage or (b) another tenant at the Entire Project may use the Exclusive Parking Garage. Landlord shall have no obligation to police the spaces or remove unauthorized vehicles. Subject to Landlord’s prior reasonable approval, Tenant shall have the right from time to time, so long as Tenant maintains the exclusive right to use the Exclusive Parking Garage (or a portion thereof), to install gates and other security features in the Exclusive Parking Garage (or the applicable portion thereof), and to provide key card access to the Exclusive Parking Garage to its employees and invitees; provided that Landlord shall at all times have access to the Exclusive Parking Garage in accordance with the terms of this Lease, and such installations and/or systems shall not interfere with Landlord’s rights to institute parking controls in the Exclusive Parking Garage pursuant to Section 15.4. Any and all such installations and key card systems shall be paid for by Tenant, and Tenant shall be solely responsible for all maintenance and repair of the same throughout the Term.
15.4    Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants (except with respect to the Exclusive Parking Garage for so long as Tenant has the sole and exclusive right to use the same) in the use of the parking facilities. Landlord reserves the right to determine that parking facilities (other than the Exclusive Parking Garage for so long as Tenant has the sole and exclusive right to use the same) are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Buildings or the Entire Project. Landlord may, but shall not be obligated to, institute parking controls within the parking facilities, including the Exclusive Parking Garage (e.g., parking tag or permit systems). Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking. Notwithstanding the foregoing, the amount of parking spaces available shall not be less than the amount required by applicable zoning laws.
15.5    Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property. The cost of such modifications by Landlord shall not be charged to Tenant as an Operating Expense so long as they are not part of Landlord’s reasonable maintenance and repair of such Common Areas in the ordinary course of business; provided, however, that this Section shall in no event apply to any capital outlays made by Landlord pursuant to Article 61.

NY\5747656.2

16.    Utilities and Services.
16.1    Tenant shall pay Landlord as part of Operating Expenses for all water (including the cost to provide, service, repair and replace chilled and other treated water provided through Landlord’s systems); gas, heat, light, power, electricity, telephone, internet service, cable television, other telecommunications, and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon (each a “Utility” collectively, the “Utilities”), and shall pay any such amounts directly to the applicable Utility provider for accounts held in Tenant’s name (provided that any such amounts paid directly to such Utility provider by Tenant shall not constitute Operating Expenses). If any such Utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord) of all charges of such Utility jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such Utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent; provided that Landlord (in its reasonable discretion) may use any other reasonable allocation method then commonly accepted in the real estate industry to determine Tenant’s responsibility for any Utility, and Tenant shall pay such amount as part of Operating Expenses. The preceding sentence shall neither limit nor expand Tenant’s rights under Section 8.4. In addition, Tenant shall have the right to install submeters within the Premises for any Utility (subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed), which submeters shall be installed, maintained, repaired and replaced at Tenant’s sole cost and expense.
16.2    If any Utilities provided by or through Landlord are interrupted for any reason, Landlord shall with reasonable diligence endeavor to restore the interrupted Utilities. Only if such interruption was caused by Landlord’s gross negligence or intentionally wrongful acts (or those of someone acting at Landlord’s direction), Landlord shall reimburse Tenant’s actual, reasonable, and direct costs of obtaining replacement Utilities during Landlord’s repairs, but not for any consequential or indirect losses (such as loss of data or product, or resulting from interference with any activities in the Premises). Landlord shall not otherwise be liable for, nor shall any eviction of Tenant result from, failure to furnish any utility or service, regardless of whether such failure is caused by (i) industry‑wide strikes; (ii) industry‑wide labor troubles; (iii) governmental preemption in connection with a national emergency; (iv) industry-wide shortages or unavailability of labor, fuel, steam, water, electricity or materials by reason of the acts of a governmental body that affect the supply or availability of the same; (v) mechanical breakdown (other than as a result of such party’s contractor’s or subcontractors’ acts or omissions or Landlord’s gross negligence); (vi) acts of God; (vii) enemy action or action of terrorists; (viii) civil commotion; (ix) fire or other casualty; or (x) unusually abnormal weather (which events described in items (i) through (x) are hereafter individually or collectively referred to as “Force Majeure”). In the event of such failure resulting from Force Majeure, Tenant shall not be entitled to any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Tenant shall be responsible for obtaining any and all back-up Utilities, generators, like equipment or services that it shall require in the event of a failure of Utilities.
16.3    Tenant shall pay for, prior to delinquency of payment therefor, any Utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.
16.4    Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way exceed the applicable Building’s capacity to provide such utilities or services.
16.5    If Tenant shall require Utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Buildings by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess Utilities or services, and Tenant shall pay as Additional Rent an amount equal to the actual out‑of‑pocket cost of providing such excess utilities and services.
16.6    Utilities and services provided by Landlord to the Premises shall be paid by Tenant as part of Operating Expenses, except as this Lease expressly provides otherwise. Tenant shall have the right to contract directly with the Utility providers of its choosing, subject to Landlord’s reasonable approval, except that electricity shall be submetered

NY\5747656.2

through Landlord as provided in Section 16.9 without mark-up by Landlord. Landlord shall provide Tenant with commercially reasonable assistance and cooperation to help Tenant meet its electrical needs, but Landlord makes no assurances regarding the availability of electricity from any Utility provider.
16.7    Landlord shall provide water in Common Areas for drinking and lavatory purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary drinking and lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Landlord shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. Tenant agrees to pay for water consumed, as shown on said meter, as Additional Rent (provided that Tenant has received bills or other reasonable documentation related thereto). If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.
16.8    Upon five (5) business days’ notice to Tenant (except (a) in the case of an emergency (where no notice shall be required) or (b) in the case any other tenant would be affected by the stopping of service described below, then, upon two (2) business days’ notice to Tenant), Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems necessary, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or a failure by a third party to deliver gas, oil or another suitable fuel supply, or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Landlord will use commercially reasonable efforts to coordinate with Tenant any discretionary interruption of services for repairs, alterations or improvements that Landlord desires to make, but may not be strictly necessary. Without limiting the foregoing, except for any obligation to pay money, it is expressly understood and agreed that any covenants on Landlord’s or Tenant’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant or Landlord, as the case may be, shall not be deemed breached if Landlord or Tenant, as the case may be, is unable to furnish or perform the same by virtue of Force Majeure. Landlord shall promptly notify Tenant of the occurrence of a Force Majeure event that would reasonably affect a service to Tenant hereunder.
16.9    Subject to the provisions of this Article and Article 46, Landlord shall furnish the electric energy that Tenant shall reasonably require in the Premises for the purposes permitted under this Lease. Electric energy shall be furnished through a meter or meters and related equipment measuring the amount of electric energy furnished to the Premises. Such meter(s) and related equipment shall be installed, serviced, maintained, monitored, and (as appropriate from time to time), upgraded by Landlord, if Landlord deems necessary. Only the initial costs of the upgraded equipment shall be at Landlord’s cost and expense and not the costs associated with servicing, maintaining and monitoring such equipment. Notwithstanding the foregoing, Tenant shall pay the cost and expense of upgrading such equipment if Tenant’s requirements for electric energy increase beyond those contemplated by this Lease and the Approved Landlord Work Plans and the Approved Tenant Plans. Tenant shall pay for electric energy (for which it is liable for payment under this Article) in accordance with Section 16.1 and Article 46; provided, however, that, within thirty (30) days after Tenant’s receipt from Landlord of any bills for the actual cost of such electric energy, Tenant shall pay to Landlord any additional sum due from Tenant to Landlord for such electric energy, or Landlord shall credit Tenant’s next installment of Rent for any amounts paid by Tenant that exceed the actual cost for such electric energy. The amount charged for electric energy furnished to the Premises (“Basic Electric”) shall be 100% of Landlord’s cost including those charges applicable to or computed on the basis of electric consumption, demand and hours of use, any sales or other taxes regularly passed on to or collected from similar consumers by such public utility company, fuel rate adjustments and surcharges, and weighted in each case to reflect differences in consumption or demand applicable to each rate level. Tenant and its authorized representatives may have access to such meter or meters (if any) on at least one (1) business day’s notice to Landlord, for the purposes of verifying Landlord’s meter readings (if any). From time to time during the Term, Landlord may, in its sole discretion, install or eliminate, or increase or reduce the number of, such meters or vary the portions of the Premises which they serve or replace any or all of such meters. Landlord shall diligently endeavor to minimize the amount of time, if any, that work or service on any meters interrupts or reduces the amount

NY\5747656.2

of electricity available to the Premises, and Landlord shall give Tenant reasonable prior notice of any scheduled interruption.
16.10    If pursuant to any Applicable Laws, the charges to Tenant pursuant to Section 16.9 shall be reduced below that to which Landlord is entitled under such Section, the deficiency shall be paid by Tenant within ten (10) days after being billed therefor, as Additional Rent for the use and maintenance of the electric distribution system of the Buildings.
16.11    Landlord shall not be liable in any event to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Buildings with electric energy or for any other reason not attributable solely to Landlord’s willful misconduct or gross negligence.
16.12    Subject to Section 8.2, Landlord shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor within thirty (30) days of demand the then established charges therefor of Landlord or its designated contractor, as the case may be, as Additional Rent. Such replacements shall be of like kind or as otherwise specified by Tenant. Tenant may elect, by written notice to Landlord, to furnish and install such replacement lighting tubes, lamps, bulbs and ballasts.
16.13    Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Buildings’ distribution of electricity via the Buildings’ electric system, Tenant shall not exceed its allotted electrical capacity, without Landlord’s prior consent. Should Landlord grant such consent, which shall not be unreasonably withheld, conditioned or delayed, all additional risers, distribution cables, or other equipment required therefor shall be provided (a) by Landlord, and the cost thereof shall be paid by Tenant to Landlord within thirty (30) days of demand by Landlord, which demand shall include reasonable back-up documentation detailing the estimated costs; or (b) at Tenant’s option, by Tenant pursuant to plans and contractors approved by Landlord, and otherwise in accordance with Article 11 of this Lease.
16.14    If required by any Applicable Laws and provided Tenant is able to obtain electrical service prior to the date of Landlord’s discontinuance, Landlord, upon at least sixty (60) days’ notice to Tenant, may discontinue Landlord’s provision of electric energy hereunder. If Landlord discontinues provision of electric energy pursuant to this Section, Tenant shall not be released from any liability under this Lease, except that as of the date of such discontinuance, Tenant’s obligation to pay Landlord’s additional charges under Section 16.8 for electric energy thereafter supplied to the Premises shall cease. As of such date, Landlord shall permit Tenant to receive electric energy directly from the public utility company supplying electric energy to the portion of the Entire Project in which the Premises are located, and Tenant shall pay all costs and expenses of obtaining such direct electrical service. Such electric energy may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purpose. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electric energy directly from such public utility company shall be furnished and installed by Landlord at Landlord’s expense (which shall constitute an Operating Expense, amortized on a straight line basis over the useful life of the items in question, which shall not extend beyond the Term Expiration Date, in accordance with GAAP).
16.15    Notwithstanding anything to the contrary in this Article, to the extent that the CAM Pools specifically provide for the allocation or payment of any Operating Expenses and are inconsistent with this Article, such CAM Pools shall govern.
17.    Alterations.
17.1    Subsequent to the completion of the Tenant Improvements (which shall be governed by the provisions of the Tenant Work Letter and shall not be deemed Alterations for purposes of this Lease), Tenant shall make no additions, improvements or alterations in or to the Premises (“Alterations”), other than Minor Alterations, without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay, except as the next

NY\5747656.2

two sentences state. “Landlord’s Building Systems and Structures” means the following, except any within the Premises that Tenant installed (other than as part of the Base Building Work and the Tenant Improvements): (a) any structural portions of the Buildings, including exterior walls, roof, foundation or core of the Buildings, (b) the exterior of the Buildings, and (c) any Building systems, including elevator, plumbing, air conditioning, heating, main electrical service equipment, security, life safety and power. If any proposed Alteration affects (to any degree that is more than de minimis) any Landlord’s Building Systems and Structures, then Landlord may withhold consent to such proposed Alteration (to the extent it affects Landlord’s Building Systems and Structures) in its sole and absolute discretion. Any Alteration costing less than Two Hundred Thousand Dollars ($200,000) (the “Alterations Threshold”) (for that particular Alteration or for any group of related Alterations) that do not affect Landlord’s Building Systems and Structures (“Minor Alterations”) shall not require Landlord’s prior written approval, but Tenant shall give Landlord at least fourteen (14) days’ prior written notice of such Minor Alterations. Landlord shall increase the Alterations Threshold, once every five (5) years, by multiplying the then current Alterations Threshold by the increase in the Consumer Price Index (“CPI”) since the Term Commencement Date and adding that amount to the then current Alterations Threshold to determine the new Alterations Threshold (a “CPI Adjustment” of the Alterations Threshold). Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld. In seeking Landlord’s approval, Tenant shall provide Landlord, at least five (5) business days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for lay down areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. To the extent Tenant must obtain Landlord’s prior written approval to any Alterations under the Lease (an “Alterations Consent”), Landlord shall grant or deny such Alterations Consent within five (5) business days after it receives (m) written notice of Tenant’s request for such Alterations and (n) all information reasonably necessary to permit Landlord to consider such request. If Landlord fails to grant or deny the requested Alterations Consent within five (5) business days after it receives Tenant’s request (and all required additional information, if any), then Landlord shall be deemed to have granted its Alterations Consent. These deemed consent procedures for Alterations Consents shall have no application to any other consent by Landlord. In the event Tenant and Landlord shall disagree as to whether an Alteration or any group of related Alterations exceeds the Alterations Threshold, the dispute shall be resolved by the Neutral Architect pursuant to Subsection 4.2(b)(iii), whose determination shall be final and binding upon the parties. Subject to the last sentence of this Section, Landlord shall promptly execute any approvals, consents or other documentation reasonably necessary for Tenant to perform Alterations, provided that (x) Landlord’s execution is in the ordinary course of completion of the Alterations, (y) Landlord’s execution does not subject Landlord to any liability not customary for completion of the Alterations and (z) in no event shall Landlord be required to execute any documentation if Landlord reasonably believes doing so would violate any Applicable Law. Tenant covenants that all information included in any such approvals, consents or other documentation presented by Tenant to Landlord for Landlord’s execution shall be, to the best of Tenant’s then-current knowledge, true, complete and correct.
17.2    Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to Landlord’s mechanical installation or Landlord’s service facilities of the Buildings, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.
17.3    Tenant shall use commercially reasonable efforts to accomplish any work performed on the Premises in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times except at times of necessary cut‑overs, but Tenant shall give Landlord prior advance written notice of the same.
17.4    During the Term, Tenant may perform work in the Premises at such times as Tenant elects from time to time in its sole discretion; provided, however, that in the event the Premises include any buildings that are not one hundred percent (100%) leased by Tenant, any work performed in such portion of the Premises by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done on the Premises by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within sixty (60) days after final completion of any Alterations which need a building permit (or such longer period as may be reasonably necessary, so long as Tenant is diligently prosecuting the same), Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CAD files (or files in such other current format in common use as Landlord reasonably approves or requires) on disc showing any changes

NY\5747656.2

in the Premises. Any such “as-built” plans shall show the applicable Alterations as an overlay on the Building’s “as-built” plans, to the extent that Landlord provides the Building’s “as-built” plans to Tenant for such purpose.
17.5    All alterations, attached equipment, decorations, fixtures, trade fixtures, additions and improvements, subject to Section 17.7, attached to or built into the Premises, made by either Landlord or Tenant, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof.
17.6    Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises (unless Landlord agrees in writing prior to removal that such repair is not required). If such restoration is not completed after the first thirty (30) days of any such restoration period, then Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.
17.7    Except as to those items listed on Exhibit C attached hereto and similar or additional items of moveable personal property Tenant shall use in the Premises (“Tenant’s Personal Property”), all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term, unless such movement is part of an approved or permitted Alteration. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, within thirty (30) days of demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property. Notwithstanding the foregoing, Landlord’s right to dispose of Tenant’s Personal Property may be subject to liens placed on Tenant’s Personal Property by third party lenders, to the extent that Landlord has entered into consents, waivers, or subordinations with such third party lenders.
17.8    Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove, replace (unless such replacement is commercially reasonable under the circumstances and made in compliance with this Lease), or make any substitutions for, any improvement from the Premises constituting Tenant Improvements made pursuant to the Tenant Work Letter or the Landlord Work made pursuant to the Landlord Work Letter, without Landlord’s prior written consent, which consent Landlord may withhold in its reasonable discretion. The parties acknowledge that Tenant may remove from the Premises those items of Tenant’s Personal Property set forth on Exhibit C.
17.9    Tenant shall pay Landlord a construction management fee of two percent (2%) of the cost of any Alterations (or group of related Alterations) Tenant undertakes at one time costing in excess of Five Hundred Thousand Dollars ($500,000). For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord within thirty (30) days after demand by Landlord with reasonable back-up documentation for any extra reasonable actual out-of-pocket expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up. If Tenant and Landlord disagree on whether any Alterations require payment of a construction management fee, the parties shall promptly resolve such dispute but this dispute shall not prevent Tenant from proceeding.
17.10    Within sixty (60) days after final completion of any Alterations, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant (other than the TI Allowance) with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.

NY\5747656.2

18.    Repairs and Maintenance.
18.1    Landlord shall repair and maintain in good condition the Common Areas, the Exclusive Parking Garage and the structural, exterior and base building portions (interior and exterior) of the Buildings, including grounds, roofing and covering materials, foundations, exterior walls, plumbing (excluding eye wash, safety showers, specialty gas, and laboratory services, including RODI), fire sprinkler systems (if any), heating, ventilating, air conditioning, base building management systems, elevators, and electrical systems. Provided (a) Tenant then leases and occupies all of Building 8 and Building 9, (b) the applicable recurring maintenance work is completely within Building 8 and/or Building 9 and (c) the applicable recurring maintenance work does not affect any other tenant of the Entire Project (even in a de minimis amount), then Tenant shall have the right to review and modify the scope of such contracted recurring maintenance work (whether such contract was entered into prior to, on or after the Execution Date), including to add additional scope (the “Tenant Reviewed Recurring Maintenance”). The review right (but not the modification right) in the immediately preceding sentence includes the right to review provisions of the applicable contract that are reasonably necessary to analyze the applicable scope of work set forth therein. If Tenant requests any modifications to the scope of the Tenant Reviewed Recurring Maintenance, Landlord shall use reasonable efforts to accommodate the same; provided, however, that any and all additional costs incurred by Landlord as a result of such modifications shall be included as part of Operating Expenses, subject to the CAM Pools. Notwithstanding anything to the contrary in this Lease, Landlord shall have no responsibility to maintain or repair any vivarium(s) or data center(s) (or any equipment or systems that solely service such areas). Tenant shall have sole responsibility to maintain and repair the vivarium(s) and data center(s) (and any equipment and systems that solely service such areas). Landlord shall maintain the Common Areas in accordance with its property maintenance protocols as established from time to time in accordance with Landlord’s reasonable determinations of appropriate property maintenance protocols. Upon Tenant’s request, Landlord shall explain such protocols and consider Tenant’s comments. Any actual out-of-pocket costs related to the repair or maintenance activities specified in this Section 18.1 shall be included as a part of Operating Expenses subject to the CAM Pools, except Tenant shall pay for such repairs and maintenance to the extent that such repairs and maintenance are: (i) required in whole or in part because of any act, neglect, fault or omissions of Tenant (where there is a duty to act), its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance; and (ii) not paid out of insurance proceeds. Landlord shall perform all work and have its contractors perform all work in accordance with Applicable Laws.
18.2    Except for services of Landlord, if any, required by Section 18.1 and elsewhere in this Lease, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear, insured casualty and permitted alterations excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear and insured casualty excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of the Landlord Work Letter and this Lease.
18.3    Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Subject to the terms of this Lease, Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense. Notwithstanding the foregoing, if Landlord fails to make any necessary repair in any Building of which Tenant is the sole tenant (other than completion of any Punchlist Item or repair of any Defect in the Landlord Work, which is governed by Section 4.6), that is Landlord’s obligation under this Lease within fifteen (15) days after Tenant has reported to Landlord the need for such repair and does not remedy such failure within five (5) business days after further written notice from Tenant, referring to this Section and Tenant’s right to perform such repair under this Section (the “Repair Self-Help Work”), then Tenant may perform the Repair Self-Help Work, and the parties shall then have the same rights and obligations (subject to the same restrictions, except Tenant’s obligation to give prior notices or allow the passage of any cure periods) as set forth in Section 4.6(b) for Punchlist Self-Help Work. In the event of an emergency on the Premises, Tenant may perform Repair Self-Help Work within any Building of which Tenant is the sole tenant if in its reasonable determination such Repair Self-Help Work is necessary. The reasonable cost and expense of such emergency Repair Self-Help Work will be reimbursable by Landlord within thirty (30) business days of its receipt of an invoice from

NY\5747656.2

Tenant as long as Tenant did not cause the emergency. In the event Tenant and Landlord shall disagree as to the party responsible for the emergency they shall resolve the dispute through arbitration under Article 47.
18.4    Repairs under this Article that are obligations of Landlord (together with any reimbursement for the cost and expense of any Repair Self-Help Work provided for in Section 18.3) are subject to allocation among Tenant and other tenants as Operating Expenses to the extent they are included in the definition thereof, except as otherwise provided in this Article.
18.5    This Article relates to repairs and maintenance arising in the ordinary course of operation of the Buildings and the Entire Project and any related facilities. In the event of fire, earthquake, flood, vandalism, war, terrorism, natural disaster or similar cause of damage or destruction, Article 22 shall apply in lieu of this Article.
19.    Liens.
19.1    Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Buildings and the Entire Project (and any portion thereof) free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Buildings or the Entire Project (or portion thereof) for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged or bonded by Tenant within the earlier of: (a) forty-five (45) days; and (b) five (5) days less than any shorter period of time provided for in Landlord’s loan documents (but in the case of “b” no less than fifteen (15) days), after the filing thereof, at Tenant’s sole cost and expense.
19.2    Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.
19.3    In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Buildings be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in the Premises. Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within the Premises, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Buildings or the Entire Project. Landlord shall, upon request, deliver a consent, lien waiver or subordination in favor of Tenant’s third party lender(s) upon Tenant’s request, provided that the document: (x) is reasonably satisfactory to Landlord; (y) relates only to specific Tenant’s Personal Property; and (z) relates to financing or leasing that complies with this Section.
20.    Indemnification and Exculpation.
20.1    Subject to Sections 20.7 and 21.7, Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) arising from injury or death to any person or injury to any property occurring within or about the Premises, the Buildings, the Mt. Pleasant Project or the Entire Project arising out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Premises or performance of Tenant Improvements or a breach or default by Tenant in the performance of any of its obligations hereunder, unless and to the extent caused by Landlord’s (or Landlord’s agents, employees, or guests’) willful misconduct or gross

NY\5747656.2

negligence. This indemnity shall apply only after exhaustion of any insurance proceeds available to Landlord or the injured party on account of the damage or injury within the scope of Tenant’s indemnity.
20.2    Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s (or Landlord’s agents, employees’ or guests’) gross negligence, willful misconduct, or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 20.2, subject to the exceptions described in this Section 20.2.
20.3    Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Buildings, the Mt. Pleasant Project or the Entire Project, or of any other third party.
20.4    Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.
20.5    Subject to Sections 20.7 and 21.7, Landlord agrees to indemnify, defend and save Tenant harmless from and against any and all Claims arising from injury or death to any person or injury to any property occurring within or about the Premises, the Buildings or the Entire Project arising directly or indirectly out of Landlord’s or Landlord’s employees’, agents’ or guests’ willful misconduct or gross negligence; or a breach or default by Landlord in the performance of any of its obligations hereunder, except to the extent caused by Tenant’s willful misconduct or negligence. This indemnity shall apply only after exhaustion of any insurance proceeds available to Tenant or the injured party on account of the damage or injury within the scope of Landlord’s indemnity.
20.6    Notwithstanding anything to the contrary in this Lease, neither party shall have any liability for punitive or indirect damages.
20.7    The party seeking indemnification under this Lease (“Indemnified Party”) agrees to notify the other party (“Indemnifying Party”) immediately after the Indemnified Party becomes aware of any claim, suit or other potential liability for which it may seek indemnification (“Liability”) and to cooperate fully with and upon request by Indemnifying Party to authorize Indemnifying Party to conduct and control the management of defense of the Liability, including the selection of counsel. Indemnified Party further agrees that Indemnified Party and Indemnified Party’s employees and agents shall cooperate with the Indemnifying Party and shall not compromise or settle any such loss or claim, or incur any expense, including any expenses related to outside legal counsel (except at its own expense) without the prior written approval of the Indemnifying Party.
20.8    The provisions of this Article shall survive the expiration or earlier termination of this Lease.
20.9    Landlord waives any claim for injury to Landlord’s business or loss of income relating to any damage or destruction of Landlord’s personal property from the causes described in Section 20.2, except to the extent caused by Tenant’s gross negligence or willful misconduct or those of Tenant’s agents, employees, or guests. Nothing in this Section limits Landlord’s remedies against Tenant for failure to deliver the Premises back to Landlord upon Lease expiration or termination as this Lease requires.
21.    Insurance; Waiver of Subrogation.
21.1    Landlord shall maintain: (a) through the Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date, respectively, builder’s risk insurance for Building 8 and Building 9, as the case may be (provided that Landlord may cause such builder’s risk insurance to be maintained by its general contractor); and (b)

NY\5747656.2

after the Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date, respectively, property insurance (i) for Building 8 and Building 9, as the case may be, and (ii) other portions of the Entire Project benefiting the Premises and not required to be insured by Tenant under this Lease or by other tenants. Such property insurance shall cover one hundred percent (100%) of replacement cost, exclusive of the costs of excavation, foundations and footings and without reference to depreciation taken by Landlord upon its books or tax returns. Such insurance coverage shall provide protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Tenant shall maintain: (j) during the construction of Tenant Improvements through the Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date, respectively, insurance for the Tenant Improvements, and (k) on and after the Building 8 Rent Commencement Date and the Building 9 Rent Commencement Date, respectively, property insurance on (i) the Tenant Improvements in the Premises or any other improvements now or in the future installed by Tenant in the Premises and (ii) Tenant’s Personal Property identified in the attached Exhibit C within the Premises in amounts equal to one hundred percent (100%) of replacement cost without reference to depreciation taken by Tenant upon its books or tax returns, which Tenant’s casualty insurance coverage shall provide protection for and cover any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Any costs incurred by Landlord pursuant to this Section 21.1 shall (q) prior to the Building 8 Operating Expense Commencement Date and the Building 9 Operating Expense Commencement date, as applicable, constitute a Project Cost and (r) after the Building 8 Operating Expense Commencement Date and the Building 9 Operating Expense Commencement date, as applicable, constitute a portion of Operating Expenses (to be allocated in accordance with the CAM Pools), provided such costs cover insurance that is either: (x) commercially reasonable; (y) required by any lender to Landlord or (z) consistent with Landlord’s national portfolio insurance program, as equitably allocated and pro‑rated among all the tenants (including Tenant) occupying the Entire Project. Any costs incurred by Tenant pursuant to this Section 21.1 shall be paid for by Tenant.
21.2    In addition, Landlord shall carry public liability insurance with a minimum single limit of not less than Ten Million Dollars ($10,000,000) for death or bodily injury, or property damage with respect to the Entire Project. Any costs incurred by Landlord pursuant to this Section 21.2 shall constitute a portion of Operating Expenses and shall be equitably allocated and pro‑rated among all the tenants (including Tenant) occupying the Entire Project in accordance with the CAM Pools.
21.3    Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Ten Million Dollars ($10,000,000) per occurrence for death or bodily injury and not less than Two Million Dollars ($2,000,000) for property damage with respect to the Premises (including $1,000,000 fire legal liability (each loss)). The insurance required to be maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective lenders, officers, employees, agents, general partners and members (“Landlord Parties”) as additional insured parties.
21.4    All insurance carried by Tenant shall be with companies having a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other material modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days’ prior written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides an amount of insurance that shall be sufficient to provide the coverage set forth in this Article. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

NY\5747656.2

21.5    Tenant assumes the risk of damage to all of Tenant’s improvements in the Premises and all of Tenant’s personal property, including Tenant’s Personal Property set forth in the attached Exhibit C. Furthermore, Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease.
21.6    In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Buildings or the Entire Project (or any portion thereof), (b) the Landlord under any lease whereunder Landlord is a tenant of the real property upon which the Buildings is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Entire Project (or any portion thereof).
21.7    Landlord and Tenant (and in the case of Tenant, any subtenant) hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 21.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section 21.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.
21.8    Landlord may require insurance policy limits required of Tenant under this Lease to be raised to conform to requirements of Landlord’s Lender or to bring coverage limits to commercially reasonable levels.
21.9    Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) pollution and environmental liability insurance (covering the environmental risks of Tenant’s business) with limits of not less than Three Million Dollars ($3,000,000) per occurrence and not less than Five Million Dollars ($5,000,000) in aggregate, with respect to environmental contamination and pollution of the Premises caused by Tenant. Tenant shall name all Landlord Parties as additional insured parties under Tenant’s environmental insurance policy. Tenant shall give Landlord certificates of the foregoing reasonably satisfactory to Landlord.
22.    Damage or Destruction.
22.1    In the event of a partial destruction by fire or other perils covered by extended coverage insurance of either Building (or any building containing a portion of the Premises) not exceeding fifty percent (50%) of the full insurable value thereof, and provided that the damage thereto is such that the affected Building may be repaired, reconstructed or restored within a period of eight (8) months from the date of the happening of such casualty, Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the affected Building, and this Lease shall continue in full force and effect. Notwithstanding the foregoing, and although Landlord’s and Tenant’s repair obligations are absolute and are not conditioned upon either of them receiving insurance proceeds sufficient to cover the cost of their repairs, Landlord and Tenant shall each have the right to postpone commencement

NY\5747656.2

of their respective repair obligations for a period not longer than two (2) months in the case of Landlord and a period not longer than three (3) months in the case of Tenant, from the date of such destruction to attempt to settle with their respective insurance carriers and obtain the funds for restoration.
22.2    In the event of any damage to or destruction of any part of the Buildings and/or the Entire Project other than as described in Section 22.1, Landlord may elect to repair, reconstruct and restore those Building(s) or the Entire Project, as applicable, in which case this Lease shall continue in full force and effect and Landlord shall provide Tenant with an independent engineer’s letter stating the estimated time for restoration. If Landlord elects not to repair, then this Lease shall terminate with respect to the entirety of the Premises located in the affected Building only, as of the date of such damage or destruction. To the extent that this Lease terminates in whole or in part, Rent shall be reduced accordingly.
22.3    Landlord shall give notice to Tenant of its election to exercise its right not to repair, reconstruct or restore any of the Buildings within sixty (60) days following the date of damage or destruction referred to in Section 22.2.
22.4    Upon any partial or total termination of this Lease under the provisions of this Article, the parties shall be released for all or the portion of the Premises and this Lease affected thereby without further obligation to the other from the date possession of all or the portion of the Premises is surrendered to the Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
22.5    In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.
22.6    Notwithstanding anything to the contrary contained in this Article, should Landlord or Tenant, as the case may be, be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction by Force Majeure, then the time for Landlord or Tenant, as the case may be, to commence or complete repairs shall be extended on a day-for-day basis. Tenant shall be released from any obligations under this Lease (except with regard to those provisions that, by their express terms, survive the expiration or earlier termination hereof) if, on the date that is fourteen (14) months after the date of damage or destruction, the repair, reconstruction or restoration required to be performed by Landlord or Tenant to provide Tenant use of the applicable portion of the Premises is not then Substantially Completed.
22.7    If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises, the Buildings or the Entire Project that were constructed by Landlord and the repair, reconstruction or restoration of improvements constructed by Tenant shall remain the obligation of Tenant.
22.8    Notwithstanding anything to the contrary contained in this Article, neither Landlord nor Tenant shall have any obligation whatsoever to repair, reconstruct or restore their respective portions of the Premises if the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term or any extension hereof.
22.9    If, at the time of any damage or destruction affecting any Premises, this Lease has already terminated as it applies to the affected Premises, then neither Landlord nor Tenant shall have any rights or obligations regarding such affected Premises, except for those provisions and indemnities that survive termination of the Lease.

NY\5747656.2

23.    Eminent Domain.
23.1    In the event the whole of the Premises, or such part thereof as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.
23.2    In the event of a partial taking of the Buildings and/or the Entire Project, or of drives, walkways or parking areas serving the Buildings for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, either Tenant or Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s reasonable opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.
23.3    Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s Personal Property that was installed at Tenant’s expense; (b) the costs of Tenant moving to a new location; and (c) the taking of Tenant’s permitted alterations performed at Tenant’s expense other than the Tenant Improvements (based on Tenant’s unamortized cost, in the case of clause “c”). Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord. To the extent that Tenant intends to make any claim for a taking, Landlord and Tenant shall cooperate to assert their claims jointly and share any proceeds in proportion to their full entitlement.
23.4    If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Buildings and/or the Entire Project, if feasible, as applicable (to the extent not taken), to substantially their same condition prior to such partial taking and within ninety (90) days of such taking Landlord shall provide Tenant with an independent engineer’s letter stating the estimated time for such restoration. To the extent such restoration is feasible, as determined by Landlord in its reasonable discretion, upon completion of such restoration the Rent shall be adjusted to equal the Rent as it exists immediately after the restoration for the partial taking times a fraction. That fraction shall equal the square feet of Rentable Area of the Premises after such partial taking and restoration divided by the square feet of Rentable Area of the Premises before such partial taking and restoration.
23.5    If Landlord restores the Premises as herein provided, then Landlord shall be obligated to make such restoration only with regard to those portions of the Premises, the Buildings or the Entire Project that were constructed by Landlord, and the repair, reconstruction or restoration of improvements constructed by Tenant shall remain the obligation of Tenant.
24.    Defaults and Remedies.
24.1    Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, Tenant shall pay to Landlord an additional sum of three percent (3%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) three percent (3%) per annum plus the Prime Rate or (b) the maximum rate permitted by Applicable Laws. Notwithstanding the foregoing, Tenant need not pay a late charge or interest if: (a) within the preceding twelve (12) months Tenant has not been obligated to make a late payment; and (b) Tenant pays the installment of Rent at issue within fifteen (15) days of the due date.
24.2    No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check

NY\5747656.2

or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.
24.3    If Tenant fails to pay any sum of money (other than Basic Annual Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for three (3) business days after Landlord delivers notice to Tenant demanding performance by Tenant; or that such failure by Tenant unreasonably interfered with the use of the Buildings by any other tenant or with the efficient operation of the Buildings, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to three percent (3%) per annum plus the Prime Rate or highest rate permitted by Applicable Laws, whichever is less.
24.4    The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
(a)    The abandonment of the Premises by Tenant and the failure of Tenant to secure and maintain the Premises and perform all of its other obligations hereunder;
(b)    The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant;
(c)    The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Subsections 24.4(a) and 24.4(b)) to be performed by Tenant, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than sixty (60) days from the date of Tenant’s receipt of written notice from Landlord unless: (a) such completion is not reasonably possible within sixty (60) days because of Force Majeure; and (b) Tenant continues to diligently prosecute completion;
(d)    Tenant makes an assignment for the benefit of creditors;
(e)    A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;
(f)    Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Code”);
(g)    Any involuntary petition is filed against Tenant under any chapter of the Code and is not dismissed within one hundred twenty (120) days;
(h)    Failure to deliver an estoppel certificate in accordance with Article 29;
(i)    Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action; or
(j)    If a default occurs under the Lease dated as of December 21, 2006, by and between BMR-Landmark at Eastview LLC and Regeneron Pharmaceuticals, Inc. (as the same may have been amended, amended and

NY\5747656.2

restated, supplemented or otherwise modified from time to time, the “Existing Lease”), which default has continued beyond applicable notice and cure periods under the Existing Lease.
Notices given under this Section 24.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.
24.5    In the event of a Default by Tenant, and any time thereafter unless Tenant cures the Default, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:
(a)    The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus
(b)    The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
(c)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease; plus
(e)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
As used in Subsections 24.5(a) and 24.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Subsection 24.5(c), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.
24.6    If Landlord does not elect to terminate this Lease as provided in Section 24.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease.
24.7    In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:
(a)    First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

NY\5747656.2

(b)    Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;
(c)    Third, to the payment of Rent and other charges due and unpaid hereunder; and
(d)    Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.
24.8    All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, regardless of whether stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.
24.9    Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.
24.10    To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.
24.11    Landlord shall not be in Default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Nothing in this Section limits Tenant’s right to make and be reimbursed (or credited) for Punchlist Self-Help Work, Defect Self-Help Work, Seasonable Self-Help Work, Repair Self-Help Work or Self-Help Completion Work.
24.12    In the event of any Default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or the Entire Project and to any landlord of any lease of land upon or within which the Premises, the Buildings or the Entire Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Buildings by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices. If Tenant intends to seek to terminate the Lease because of Landlord’s Default, then Tenant shall give the notices this Section requires.
24.13    If Landlord is in default under the Existing Lease, which default has continued beyond applicable notice and cure periods under the Existing Lease, then Landlord shall be in Default under this Lease. If Landlord is in Default under this Lease then Landlord shall be deemed to be in default beyond applicable cure periods under the Existing Lease.
25.    Assignment or Subletting.
25.1    Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of law, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably withhold, condition or delay. Occupancy and use of the Premises by Tenant’s Affiliates not pursuant to a sublease is expressly permitted without Landlord’s consent. Tenant shall have the right to Transfer without Landlord’s

NY\5747656.2

prior written consent the Premises or any part of it as follows (each, an “Exempt Transfer”), provided that Tenant has satisfied the applicable Transfer Conditions for each such Exempt Transfer:
(a)     To any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”);
(b)    To any purchaser of all or substantially all of Tenant’s assets; or
(c)    To any successor of Tenant by merger, consolidation, acquisition of all of or a controlling interest in Tenant’s stock or Tenant’s equivalent ownership or membership interests, or operation of law.
25.2    For purposes of Section 25.1(a), “control” requires both: (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person; and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.
25.3    Tenant shall not consummate any Exempt Transfer except upon: (a) giving Landlord at least ten (10) business days’ prior written notice of such Exempt Transfer (unless Applicable Laws prohibit such prior written notice, in which case Tenant shall give written notice to Landlord within ten (10) business days after the Exempt Transfer); and (b) complying with all applicable Transfer Conditions.
25.4    In the event Tenant desires to effect a Transfer except an Exempt Transfer, then, at least thirty (30) but not more than forty-five (45) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer in the form of a term sheet, all in such detail as Landlord shall reasonably require. Tenant shall also pay to Landlord within thirty (30) days after demand, including invoice(s) therefor, reasonable and actual out-of-pocket attorneys’ fees and other costs incurred by Landlord in reviewing Tenant’s request for such Transfer.
25.5    Landlord, in determining whether consent should be given to a proposed Transfer except an Exempt Transfer, may give consideration to the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), any change in the Permitted Use that such transferee, assignee or sublessee proposes to make in the use of the Premises, and Landlord’s desire to exercise its rights under Section 25.11 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications, seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s Affiliates as a Real Estate Investment Trust under the Code.
25.6    Except as expressly provided below, as conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, and as conditions to any Exempt Transfer, Tenant shall satisfy the following conditions (the “Transfer Conditions”), except to the extent Landlord waives them in writing:
(a)    Tenant shall not subdivide any Building into more than four (4) legally separate occupancies;
(b)    Based on the advice of Landlord’s counsel, such Exempt Transfer shall not jeopardize directly or indirectly the status of Landlord or any of Landlord’s Affiliates as a Real Estate Investment Trust under the Code;
(c)    Tenant shall remain fully liable under this Lease during the unexpired Term;

NY\5747656.2

(d)    Except in the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord regarding the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee, which evidence Landlord shall keep confidential in accordance with the Confidentiality Agreement;
(e)    Tenant shall reimburse Landlord within thirty (30) days of demand, including reasonable back-up documentation, for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;
(f)    Except in the case of an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after deductions for any actual and reasonable out-of-pocket transaction costs incurred by Tenant (which transaction costs shall be amortized over the term of such transaction), including marketing expenses, tenant improvement allowances actually provided by Tenant, alterations, cash concessions, brokerage commissions, reasonable and actual out-of-pocket attorneys’ fees and free rent. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;
(g)    The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;
(h)    Any such Transfer shall be effected on Landlord’s standard forms;
(i)    Tenant shall not then be in Default hereunder in any respect;
(j)    Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use, and such use shall not in Landlord’s reasonable determination materially increase the risk of any discharge of Hazardous Materials;
(k)    Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;
(l)    Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer;
(m)    Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable, if any, with respect to any Transfer;
(n)    Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;
(o)    Tenant shall provide to Landlord a list of Hazardous Materials (as defined in Section 38.4), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 38.2;

NY\5747656.2

(p)    The Transfer and any related construction, alterations, and occupancy shall comply with all Applicable Laws;
(q)    The configuration and demising lines of any subleased space shall be commercially reasonable for laboratory space; and
(r)    Tenant’s sublease shall comply in all respects with all terms, including the consent requirements, set forth in the Tenant IDA Documentation.
Landlord shall deliver a subordination, nondisturbance and attornment agreement in the form attached as Exhibit M (“Major Subtenant SNDA”) for any Major Subtenant (as defined below) so long as Tenant is not in Default (and there is no uncured notice of default sent by Landlord to Tenant); the Building 8 Rent Commencement Date or the Building 9 Rent Commencement Date, as applicable, has occurred; the sublease is in form and substance reasonably satisfactory to Landlord; the sublease conforms to the requirements under this Lease; the sublease does not impose on the Landlord any obligations that exceed Landlord’s obligations to Tenant under this Lease; and the Major Subtenant simultaneously countersigns such Major Subtenant SNDA and delivers it to Landlord. A “Major Subtenant” means a subtenant that occupies at least two adjacent full floors in a Building in accordance with the terms provided for in this Lease.
25.7    Any Transfer that is not in compliance with the provisions of this Article shall be void and shall constitute a breach of this Lease.
25.8    The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.
25.9    Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.
25.10    If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease (or enter into a subletting) either in whole or affecting all or substantially all of a Building for substantially the entire Term to a proposed transferee, assignee or sublessee other than an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as to the Premises contemplated in such Transfer Notice as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to partially or wholly terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section 25.10, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.
25.11    If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.
25.12    Landlord acknowledges that Tenant may allow suppliers, vendors, auditors, and counsel to work on the Premises, but such individuals shall have no written or unwritten agreements evidencing any real property interest in the Premises and shall be the sole responsibility of Tenant as Tenant’s business invitees and guests.

NY\5747656.2

25.13    Notwithstanding the provisions of this Article, if (a) any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) any proposed transferee, assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to withhold its consent to any proposed transfer (including an Exempt Transfer), assignment or subletting that would involve such proposed transferee, assignee, or sublessee.
26.    Attorneys’ Fees. In the event of any litigation between Landlord and Tenant arising out of or in connection with this Lease, then provided that Landlord or Tenant, as the case may be, substantially prevails, the prevailing party shall be entitled to have and recover from the other reasonable attorneys’ fees, charges and disbursements and costs of suit.
27.    Bankruptcy. In the event a debtor, trustee or debtor in possession under the Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:
27.1    Those acts specified in the Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;
27.2    A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;
27.3    The assumption or assignment of all of Tenant’s interest and obligations under this Lease.
28.    Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property (or portion of the Property that includes the Premises), as applicable, the Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property (or the applicable portion thereof), as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease of the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.
29.    Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, and deliver a statement in writing substantially in the form attached to this Lease as Exhibit E, or on any other form reasonably requested by a proposed Lender or purchaser and reasonably acceptable to Tenant, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge (without having made inquiry), any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. If Tenant fails to execute and deliver such a statement by the tenth (10th) business day of its receipt such failure shall be a Default under this Lease and Tenant shall thereafter pay Landlord Five Thousand Dollars ($5,000) per day as liquidated damages for the period commencing after said tenth (10th) business day and ending on the day prior to the day the statement is delivered. Tenant’s failure to deliver such statement within the

NY\5747656.2

prescribed time shall, at Landlord’s option, constitute a Default under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.
30.    Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:
30.1    Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and
30.2    The term “Tenant” as used in this Lease means and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant, with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.
31.    Limitation of Liability.
31.1    If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Buildings and the Project of which the Premises are a part, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Buildings or the Project of which the Premises are a part.
31.2    Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.
31.3    Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.
31.4    If either party is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for such corporation’s obligations under this Lease, and no shareholder, director, officer, employee or agent of such corporation shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of such corporation.
32.    Project Control by Landlord.
32.1    Landlord reserves full control over the Buildings and the Entire Project to the extent not inconsistent with Tenant’s use and enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Entire Project, convert the Buildings and other buildings within the Entire Project to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Buildings separate from fee title to the Property, provided that the foregoing is at no cost to Tenant, does not increase Tenant’s costs or materially adversely affect Tenant’s rights hereunder. Landlord represents that it has a leasehold interest in the Property.

NY\5747656.2

32.2    Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant, materially impairs any of Tenant’s rights under this Lease or deprives Tenant of the quiet enjoyment and use of the Premises as provided by this Lease.
32.3    Landlord may, at any and all reasonable times during business hours (or during non-business hours if Tenant so requests), and upon one (1) business day’s prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Buildings other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 32.3(f), Landlord may erect in the Premises or elsewhere in the Entire Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 32.3; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain access rights in the Premises pursuant to the terms set forth in Section 10.5. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. In accordance with the Confidentiality Agreement, Landlord and Tenant and their agents shall keep confidential any information they obtain as a result of acting under this Section.
33.    Quiet Enjoyment. Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, subject to the terms of this Lease.
34.    Subordination, Non-Disturbance and Attornment.
34.1    Subject to Tenant receiving an SNDA as provided below, this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Buildings or the real property of which the Premises constitutes a part and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Notwithstanding anything to the contrary in this Lease, Landlord agrees not to enter into any such mortgage, deed of trust, or lease (not already of record on the Execution Date) affecting any lot (i.e., tax lot or separately conveyable lot) on which Landlord intends to construct any Building (or any part of a Building) unless either (a) Landlord holds fee title to the entirety of such lot and has completed and paid for the Landlord Work and either (i) has fully funded the TI Allowance or (ii) the TI Disbursement Deadline has passed or (b) Landlord has delivered a corporate guaranty of Biomed Realty Trust, Inc., guaranteeing Landlord’s payment and performance of Landlord’s obligations to complete and pay for the Landlord Work and fully fund the TI Allowance.  Any such corporate guaranty shall be in reasonable and customary form, reasonably satisfactory to Landlord and Tenant.
34.2    Notwithstanding the foregoing, Tenant shall execute and deliver within ten (10) business days after receipt of demand, such further instrument or instruments in form(s) reasonably satisfactory to Tenant evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may reasonably be required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request.
34.3    Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments, in forms reasonably satisfactory to Tenant, not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part. Any change (i) affecting the amount or timing of the consideration (including any Rent) to be paid by Tenant, (ii) modifying the term of this Lease,

NY\5747656.2

or (iii) materially increasing any obligations or materially diminishing any rights hereunder (including increasing or diminishing any rights to terminate this Lease or expand the Premises) shall be deemed to materially alter the terms hereof.
34.4    In the event any proceedings are brought for foreclosure, in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, or upon assumption of this Lease by a purchaser of Landlord’s estate in the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under the terms of this Lease.
34.5    Notwithstanding anything to the contrary in this Article, Landlord shall obtain recordable non-disturbance agreements in substantially the form of Exhibit Q, or such other reasonable and customary form as the third party requires and is reasonably satisfactory to Tenant (an “SNDA”) from all current and future mortgagees and from future lessors of Landlord and any other parties with rights in Landlord’s estate superior to those of Tenant (which rights would give the holder thereof the power to terminate this Lease under any circumstance), except as described in Section 32.1.
35.    Surrender.
35.1    No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.
35.2    The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Buildings or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.
35.3    The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Premises, the Buildings or the Entire Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Buildings or the Entire Property and shall, at the option of the successor to Landlord’s interest in the Buildings or the Entire Project, as applicable, operate as an assignment of this Lease.
36.    Waiver and Modification. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The waiver by Tenant of any breach by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.
37.    Waiver of Jury Trial and Counterclaims. The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises, the Buildings or the Entire Project; or any claim of injury or damage related to this Lease or the Premises, the Buildings or the Entire Project.
38.    Hazardous Materials.
38.1    Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises, the Buildings or the Entire Project in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Buildings or the Entire Project or any adjacent property, or if contamination of the Premises, the Buildings or the Entire Project or any adjacent property by Hazardous Materials otherwise occurs during the term of this Lease or any extension or renewal hereof or holding over hereunder due to such breach by Tenant, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all Claims (including sums paid in settlement, attorneys’ fees, consultants’ fees and experts’ fees, all pursuant to Sections 20.1 and 21.7) that arise during or after the Term as a result

NY\5747656.2

of such breach or contamination. This indemnification of Landlord by Tenant includes costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Buildings or the Entire Project or any adjacent property caused or permitted by Tenant results in any contamination of the Premises, the Buildings or the Entire Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Buildings or the Entire Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold, condition or delay; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, the Buildings or the Entire Project. Without limiting (or releasing Tenant from) any liability of Tenant which may have arisen or which may arise under Article 40 of the Existing Lease, if any, Landlord acknowledges that Tenant shall not be responsible for environmental conditions or contamination now or hereafter existing on, under or in the Entire Project, the Buildings or the Premises caused by Landlord or tenants other than Tenant or by third parties in the Entire Project prior to the Execution Date or after such date, or for environmental conditions or contamination coming from off‑site so long as Tenant, Tenant’s Affiliates, its permitted sublessees or its agents did not cause or contribute to such environmental conditions or contamination. If any such conditions or contamination first arise after the Execution Date (other than as a result of Landlord’s actions or those of its contractors, employees, or other tenants), Landlord may treat as Operating Expenses the costs of correcting or remediating such conditions or contamination.
38.2    Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business as described in Section 2.11. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Building 8 Term Commencement Date and Building 9 Term Commencement Date, as applicable, a list identifying each type of Hazardous Material to be present on the applicable portion of the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on such portion of the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List if reasonably requested by Landlord after a reasonable request by any Governmental Authority or Landlord’s insurance carriers or any insurance rating organization and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials (of a nature and magnitude that is material and not substantially consistent with past practice) are brought onto the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Building 8 Term Commencement Date and Building 9 Term Commencement Date, as applicable, or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Buildings or the Entire Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authority for any storage tanks installed in, on or under the Premises, the Buildings or the Entire Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon Landlord’s written request, Tenant agrees that it shall enter into a written agreement with other tenants, if any, of the Buildings and the Entire Project concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the local municipality(ies) (the “UBC”)) within the Mt. Pleasant Project, the Buildings and the Entire Project for the storage of Hazardous Materials. In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Mt. Pleasant Project, the Buildings or the Entire Project in excess of Tenant’s Pro Rata Share of the Mt. Pleasant Project, the Buildings or the Entire Project, as applicable, as set forth in Section 2.2, Tenant agrees that it shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials or take such other action as is necessary to ensure that its share of the fire control areas of the Mt. Pleasant Project, the Buildings and the

NY\5747656.2

Entire Project is not greater than Tenant’s Pro Rata Share of the Mt. Pleasant Project, the Buildings or the Entire Project, as applicable. In accordance with the Confidentiality Agreement, information provided by either Landlord or Tenant to the other and its agents under this Section shall remain confidential.
38.3    Subject to Tenant’s security requirements as set forth in this Lease, at any time, and from time to time, when Landlord reasonably believes there is a violation of this Lease, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Buildings and the Entire Project to seek to determine whether Hazardous Materials are present in violation of this Lease or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees. Tenant shall pay all reasonable costs of such tests of the Premises unless such tests demonstrate no contamination has occurred, in which case Landlord shall pay all reasonable costs of such tests. In Landlord’s reasonable determination, no later than one (1) day before the Term Expiration Date, Tenant shall engage and pay for an Environmental Phase 1 study of the Premises and areas of the Entire Project that may have been affected by Tenant’s use of the Premises to be conducted by a consultant of Landlord’s choice. In accordance with the Confidentiality Agreement, information obtained by either Landlord or Tenant and their respective agents under this Section shall remain confidential.
38.4    If underground or other storage tanks storing Hazardous Materials are located on the Entire Project to serve the Premises or are hereafter placed on the Premises and/or the Entire Project by Tenant or anyone for whom Tenant is responsible, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.
38.5    Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall continue to pay Rent for the affected floor(s) in accordance with this Lease, which Rent shall be pro-rated daily, except Tenant shall be excused from paying the first thirty (30) days of Rent so payable after the Term Expiration Date.
38.6    As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.
39.    End of Term.
39.1    The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. All trade fixtures, equipment, Tenant Improvements, Alterations and Signage installed by or under Tenant (other than Tenant’s Personal Property set forth on the attached Exhibit C which Tenant may remove at the end of the Term or earlier termination of this Lease) shall be the property of Landlord.
40.    Miscellaneous.
40.1    Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” means “‘include,’ etc., without limitation.” The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
40.2    Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
40.3    Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
40.4    Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

NY\5747656.2

40.5    Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary in this Lease.
40.6    The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.
40.7    Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.
40.8    Landlord or Tenant may, but shall not be obligated to, record a short form memorandum hereof subject to the reasonable approval as to form by the other party. Neither party shall record this Lease. The requesting party shall be responsible for the costs of filing and recording any memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation, and the reasonable attorneys’ fees and related costs of the non-requesting party in connection with such memorandum of lease.
40.9    The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
40.10    Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 40.10 shall in any way alter the provisions of this Lease restricting assignment or subletting.
40.11    Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered upon receipt or return of delivery. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.12 and 2.13, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.
40.12    This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.
40.13    Each of Landlord and Tenant represents that the individual or those individuals signing this Lease on behalf of Landlord or Tenant (respectively) have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.
40.14    To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. So long as Tenant remains a public company, it need not comply with the previous sentence. Tenant and Landlord each represent and warrant to the other that all financial statements, records and information furnished by Tenant to Landlord or Landlord to Tenant in connection with this Lease are true, correct and complete in all respects.
40.15    This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

NY\5747656.2

40.16    This Lease is subject to any recorded easements, covenants, conditions or restrictions on the Entire Project or Property (the “CC&Rs”) as described in the preliminary title report Schedule B exceptions attached as Exhibit L, only if, and to the extent, the CC&Rs do not affect Landlord’s ability to comply with its obligations hereunder to perform the Landlord Work. Tenant shall comply with the CC&Rs. Tenant shall be subject to amendments to the CC&Rs or new CC&Rs, provided however, if such amendments to the CC&Rs would adversely affect Tenant in any financial respect and/or otherwise materially adversely affect Tenant, they shall be subject to Tenant’s prior approval not to be unreasonably withheld, conditioned or delayed.
41.    Option to Extend Term. Tenant shall have three (3) options (each, an “Option”) to extend the Term of this Lease (and, in each case, the Term Expiration Date) by five (5) years in each case on the same terms and conditions as this Lease except as provided below. If Tenant desires to exercise any Option, Tenant must do so by giving Landlord written notice of exercise at least one (1) year before the Term, as the same may have been previously extended, would otherwise expire. Tenant may exercise an Option to extend the Term only as to any one or more of the following: (a) the entire Premises; (b) the entire Building 8 or (c) the entire Building 9. If Tenant fails to exercise any Option and the time to do so has lapsed, then Tenant shall no longer have any Options for the affected part(s) of the Premises.
41.1    Basic Annual Rent at the commencement of any renewal term (subject to adjustment under Article 7) shall equal the greater of (a) 95% of Fair Market Value for the renewal term; and (b) the then-current Basic Annual Rent at the end of the then-current Term. Basic Annual Rent shall be adjusted on each one (1)-year anniversary date thereafter in accordance with Article 7. “Fair Market Value” means the then-prevailing average annual rate being charged for comparable space in comparable buildings comparably located, taking into consideration all relevant factors, including location in the Entire Project, the proposed lease term, the physical condition of the Premises (i.e., the existence of all the Tenant Improvements and the assumption that such Tenant Improvements are fully suitable and appropriate for the contemplated tenancy in their “as is” condition), the extent of the services provided or to be provided to the Premises, the status as a lease (as opposed to a sublease) and contraction and expansion options. If Landlord and Tenant cannot agree on the Fair Market Value for purposes of any renewal term then they shall engage a mutually agreeable independent third party appraiser with at least ten (10) years’ experience in appraising the rental value of leased commercial premises (for research and development and laboratory uses) in the New York metropolitan area (the “Appraiser”). If the parties cannot agree on the Appraiser, each shall within ten (10) days after such impasse appoint an Appraiser and, within ten (10) days after the appointment of both such Appraisers, those two Appraisers shall select a third. If either party fails to timely appoint an Appraiser, then the Appraiser the other party appoints shall be the sole Appraiser. Within ten (10) days after appointment of all Appraiser(s), Landlord and Tenant shall each simultaneously give the Appraisers (with a copy to the other party) its determination of Fair Market Value, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Appraisers shall by majority vote select either Landlord’s or Tenant’s Fair Market Value. The Appraisers may not select or designate any other Fair Market Value. The determination of the Appraiser(s) shall bind the parties.
41.2    No Option is assignable separate and apart from this Lease.
41.3    Each Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least twelve (12) months prior to the end of the expiration of the initial term of this Lease (or the applicable extension of such Term). TIME SHALL BE OF THE ESSENCE AS TO TENANT’S EXERCISE OF EACH OPTION. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise any Option(s). Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of any Option(s) after the date provided for in this Section.
41.4    Notwithstanding anything contained in this Article, Tenant shall not have the right to exercise an Option:
(a)    Commencing from ten (10) days after Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

NY\5747656.2

(b)    At any time after any Default as described in Article 24 of the Lease (provided, however, that, for purposes of this Subsection 41.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default; or
(c)    In the event that Tenant has committed two (2) or more events of Default during the twelve (12)-month period immediately prior to the date that Tenant purports to exercise the Option, regardless of whether Tenant has cured such event(s) of Default.
41.5    The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of Section 41.4.
42.    Right of First Refusal; Right of First Offer. During the first five (5) years after the Term Commencement Date, and during the five (5)-year period following the date on which any Available Premises is added to the Premises pursuant to this Article (but not extending beyond the Term Expiration Date or earlier termination of the Lease), Tenant shall have a right of first refusal (“ROFR”) to lease any ROFR Premises if and when Landlord determines to seek a new tenant for such ROFR Premises (the “Available Premises”). The “ROFR Premises” means only any undeveloped portion of the Property on which Landlord intends to construct a new building (as opposed to space in an existing building, and other than the Premises) on the Mount Pleasant portion of the Entire Project, excluding any such space for which Tenant has ever previously received a ROFR Notice but not exercised its ROFR. If Landlord and a potential third party tenant execute a letter of intent containing the material terms and conditions for leasing Available Premises, Landlord shall provide notice thereof to Tenant (the “ROFR Notice”), specifying such terms and conditions of the proposed lease of the Available Premises (the “ROFR Lease”).
42.1    Within fifteen (15) business days after its receipt of a ROFR Notice (the “ROFR Response Period”), Tenant shall advise Landlord in writing whether Tenant elects to lease the Available Premises on the terms and conditions set forth in the ROFR Notice. If Tenant fails to notify Landlord of Tenant’s election within the ROFR Response Period, then Tenant shall be deemed to have elected not to lease the Available Premises.
42.2    If Tenant within the ROFR Response Period notifies Landlord that Tenant elects to lease the Available Premises on the terms and conditions set forth in the ROFR Notice, then as of the proposed commencement date of the ROFR Lease, the Available Premises shall be added to the Premises under this Lease, upon the following terms and conditions: (a) the terms and conditions set forth in the ROFR Notice; and (b) except to the extent inconsistent with (a) above, the terms and conditions of this Lease. In any event, however, the termination date for the Available Premises shall be the same as the term expiration date of the ROFR Lease as set forth in the ROFR Notice. Tenant shall, upon Landlord’s request, promptly enter into an amendment to this Lease to confirm the addition of the Available Premises to the Premises as provided for in this Section and if a memorandum of lease has been recorded as provided for in Section 40.8, the parties shall enter into and record an amendment to the memorandum of lease in accordance with Section 40.8.
42.3    If Tenant notifies Landlord that Tenant elects not to lease the Available Premises on the terms and conditions set forth in the ROFR Notice, or if Tenant fails to notify Landlord of Tenant’s election within the ROFR Response Period, then (a) Landlord shall have the right to consummate the lease of the Available Premises on the same terms as set forth in the ROFR Notice within one hundred eighty (180) days following Tenant’s election (or deemed election) not to lease the Available Premises and (b) the former Available Premises shall never again be deemed Available Premises or offered to Tenant pursuant to a ROFR Notice. If Landlord does not lease the Available Premises on the terms and conditions set forth in the ROFR Notice (or on other economic terms that are not materially (i.e., 5% or greater on a net effective basis) more favorable to the tenant considered in the aggregate, as determined by Landlord in consultation with Tenant to be completed within two business days after Landlord’s request) within said one hundred eighty (180)-day period, then Tenant’s ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available Premises without first complying with the procedures set forth in this Article.
42.4    Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in Default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in Default shall be void and of no effect. In addition, Tenant shall not be

NY\5747656.2

entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under this Lease, regardless of whether the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.
42.5    Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR except for assignments or transfers in connection with an Exempt Transfer, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. The ROFR shall automatically terminate upon any assignment or transfer of the Lease by Tenant, except for Exempt Transfers.
42.6    During the Term, so long as Tenant actually occupies the entire Premises, and subject to any right (as of the Execution Date) of any existing tenants of the Entire Project, Tenant shall have a right of first offer (“ROFO”) before Landlord actively offers the space to any other person to lease any space that becomes available (the “ROFO Space”) after the Term Commencement Date within the building located at 771 Old Saw Mill River Road in Tarrytown, New York. In addition, upon the expiration of the ROFR and continuing through the remainder of the Term, Tenant shall have a ROFO on, and the ROFO Space shall include, the ROFR Premises. Landlord shall promptly notify Tenant (a “ROFO Notice”) if Landlord anticipates any ROFO Space will become available or Landlord receives an offer to lease any ROFO Space. For ten (10) days after Landlord gives Tenant a ROFO Notice, Landlord shall (at Tenant’s request) entertain Tenant’s offer for part or all of the ROFO Space and negotiate in good faith with Tenant to seek to agree upon terms to amend this Lease to add some or all ROFO Space to the Premises. If, ten (10) days after Landlord gives Tenant a ROFO Notice, the parties have not entered into such a Lease amendment (or agreed in writing to extend such ten (10) day period), then Landlord may lease the ROFO Space to third party(ies). If, however, Landlord later decides to lease less than 95% of the ROFO Space (previously offered to Tenant) to another tenant, Landlord shall give Tenant a ROFO Notice for such lesser amount of ROFO Space, and Tenant shall have a new ten-day response period to make an offer for that lesser ROFO Space.
43.    Authority. Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. Landlord hereby covenants and warrants that (w) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (x) Landlord has and is duly qualified to do business in the state in which the Property is located, (y) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder, and (z) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.
44.    Confidentiality. Neither Tenant nor Landlord shall disclose any terms or conditions of this Lease (including Rent), or give a copy of this Lease to any third party, and neither party shall release to any third party any nonpublic financial information or nonpublic information about the other party (or any information that this Lease expressly obligates the parties to maintain as confidential), except: (a) if required by Law (including the rules and regulations of any stock exchange or trading market on which a party’s securities are traded) or in any judicial proceeding, provided that the releasing party has given the other party reasonable notice of such requirement, if feasible; (b) to a party’s attorneys, accountants, brokers, and other bona fide consultants or advisers, provided they agree to be bound by this Section; (c) to bona fide prospective assignees or subtenants of this Lease, provided they agree in writing to be bound by this Section; or (d) through a press release approved by the non-issuing party. This Article of the Lease is sometimes referred to as the “Confidentiality Agreement.” The parties acknowledge that either party may be obligated to file a copy of this Lease with the United States Securities and Exchange Commission. Each party shall have the right to make such filing if required in accordance with Applicable Laws, but shall use reasonable efforts to keep confidential that information, including trade secrets, designated by the other party as confidential information. The filing party will provide the non‑filing party with an advance copy of the Lease marked to show provisions for which the filing party intends to seek confidential treatment and will reasonably consider the non‑filing party’s timely comments thereon, but in no event will the filing party file the Lease without providing the non-filing party at least five (5) days’ prior

NY\5747656.2

notice. Notwithstanding anything contained herein to the contrary, Landlord and Tenant may disclose any information referenced in this Article in the form of aggregate leasing data provided to its respective investors in the normal course of business.

45.
Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Buildings or the Entire Project (including persons legally present in any outdoor areas of the Entire Project) be subjected to odors or fumes (regardless of whether noxious), and the Buildings and the Entire Project will not be damaged by any exhaust, from Tenant’s operations, including particularly Tenant’s vivarium. Landlord and Tenant therefore agree as follows:

45.1    Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises, which odors or fumes would cause material annoyance or adverse effect on other persons.
45.2    If the Buildings have ventilation systems that in Landlord’s judgment are adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Entire Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Law vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers, and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Entire Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.
45.3    Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers, and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to remove, eliminate, and abate any odors, fumes, or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from the Premises and cause material annoyance to, or adverse effect on, other tenants of the Entire Project, if any, or any occupants of neighboring properties of the Entire Project. Any work Tenant performs under this Section shall constitute Alterations.
45.4    Tenant’s responsibility to remove, eliminate, and abate odors, fumes, and exhaust shall continue throughout the Term. Landlord’s approval of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes, and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations. If Landlord and Tenant disagree as to what this Section requires, they shall resolve the dispute through arbitration under Article 47.
45.5    If Tenant fails to install satisfactory odor control equipment within thirty (30) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors, fumes, or exhaust causing material annoyance to, or have an adverse effect on, other tenants, if any. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes, or exhausts and Tenant does not install satisfactory odor control equipment within thirty (30) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.
46.    HVAC. For the entire Premises (subject to Section 8.2), excluding any vivarium or data centers (the “Landlord’s HVAC Premises”), Landlord shall: (a) maintain and operate (except that, to the extent Tenant leases the entirety of Buildings 8 and/or Building 9, Tenant shall operate and control (with respect to such Building(s)), including managing set points and sequence of operations) the heating, ventilating and air conditioning systems (“HVAC”) in good working order; and (b) furnish HVAC as reasonably required (except as this Lease otherwise provides or as to any special requirements that arise from Tenant’s particular use of the Premises) for reasonably comfortable occupancy of the

NY\5747656.2

Premises twenty-four (24) hours a day, 365 or 366 days a year, provided Tenant complies with the next sentence, if applicable. To the extent Landlord operates and controls any HVAC systems serving the Premises, and if Tenant will require HVAC outside normal business hours of business days (as reasonably designated by Landlord) in Landlord’s HVAC Premises (“Overtime HVAC”), Landlord shall be obligated to provide Overtime HVAC only if Tenant requests it by 4 p.m. on the immediately preceding business day. To the extent that Tenant occupies the Premises for laboratory purposes, Tenant directs Landlord to provide Overtime HVAC at all times outside normal business hours of business days (as reasonably designated by Landlord), pending further written notice from Tenant. For the avoidance of doubt, the immediately preceding sentence does not apply to any portion of the Premises in which Tenant operates and controls the HVAC systems. Tenant shall pay, as part of Tenant’s contribution to Operating Expenses in accordance with the CAM Pools, all of Landlord’s actual total cost of providing HVAC and Overtime HVAC, as Landlord reasonably calculates such actual total cost. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services, provided that Landlord diligently uses commercially reasonable efforts to cure any such interruption or impairment as quickly as reasonably possible. Any right to operate and control HVAC is personal to the initial Tenant under this Lease and shall not be assigned or otherwise transferred to any other tenant, subtenant or other transferee.
47.    Arbitration. Except as otherwise provided herein, either party shall have the right to submit any dispute under this Lease to arbitration under the then prevailing rules of the American Arbitration Association or any successor thereto (the “AAA”), and the following further provisions.
47.1    Any such arbitration shall be resolved solely by arbitration in the City of New York or the City of White Plains under the Expedited Procedures provisions of the AAA (it being the intention of the parties that such provisions shall apply even if the amount at issue exceeds $50,000, notwithstanding the fact that such provisions provide otherwise) of the Commercial Arbitration Rules of the AAA. The time periods set forth in this Section are of the essence. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized to enter judgment for the appearing party.
47.2    No later than twenty four (24) hours prior to the scheduled hearing, Landlord and Tenant shall each: (i) first, simultaneously submit to the arbitrator and then (ii) second, simultaneously submit to the other such party’s specific written proposal stating such party’s last and final position and proposed award.
47.3    The arbitrator shall within three (3) business days after the hearing choose either (a) Landlord’s position with respect to all individual matters being arbitrated or (b) Tenant’s position with respect to all such matters, in either case as set forth in the proposal described above, whichever of the two considered in the aggregate (“a” or “b”) the arbitrator believes is closer to correct resolution of all such disputed matters. The arbitrator shall have no authority to establish or impose any solution or remedy other than “a” or “b” and may not combine elements of “a” and “b” to produce a hybrid award.
47.4    The arbitrator conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable law. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. An arbitration award relating to nonmonetary matters shall be effective when rendered by the arbitrator(s). An arbitration award relating to monetary matters shall be effective when judicially confirmed in the same manner, to the same degree and according to the same procedures and conditions as a judgment between the parties. The arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years’ experience in New York City or White Plains in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Article, and the expenses and fees of the arbitrators selected shall be shared equally by Landlord

NY\5747656.2

and Tenant. Notwithstanding any contrary provisions hereof, Landlord and Tenant agree that, (i) the arbitrator may not award or recommend any damages to be paid by either party, and (ii) in no event shall either party be liable for, nor be entitled to recover, any damages on account of any unreasonable or allegedly unreasonable withholding of any consent.
48.    Tenant Directory. Landlord, at its expense, shall include Tenant’s name on any Entire Project directory that Landlord installs, operates, or maintains. Each such directory entry for Tenant shall have a degree of visibility and prominence that is, in Landlord’s reasonable determination, substantially comparable to the visibility and prominence of the names of other tenants occupying comparable amounts of space in the Entire Project (or applicable portion thereof).
49.    Names. Subject to Tenant’s naming rights with respect to the road servicing Building 8 and Building 9 pursuant to Section 10.7 and to the extent expressly set forth therein, Landlord reserves the right to change the name of the Entire Project or the Buildings in its sole discretion.
50.    Public Inducements.
(a)    Definitions: The following terms shall have the following meanings:
(i)    “IDA” means the County of Westchester Industrial Development Agency and/or the Town of Mt. Pleasant Industrial Development Agency.
(ii)    “IDA Premises” means that portion of the Premises subject to the Tenant IDA Sublease documentation.
(iii)    “PILOT Agreement” means a payment in lieu of taxes agreement to be entered into by Tenant and the IDA and/or the municipalities or school district(s).
(iv)    “Public Inducements” means and includes Tax Incentives, as referred to above, and any and all subsidies, incentives, abatements or allowances available from any governmental authority or utility on account of Landlord’s acquisition of the land and construction and installation of the Tenant Improvements; and/or Tenant’s Personal Property, and Tenant’s occupancy of the Premises.
(v)    “Tenant IDA Documentation” means the Tenant IDA Sublease, the Tenant IDA Subsublease, as defined below, and such other agreements as Tenant enters into with the IDA.
(b)    The parties acknowledge that Tenant has applied for Public Inducements.
(c)    If necessary to obtain any of the Public Inducements, Tenant shall have the right, with Landlord’s reasonable prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), to enter into various agreements with the IDA, including, but not limited to, an agreement pursuant to which Tenant shall sublease from time to time (including any interim sublease) all or any portion of the Premises to the IDA (the “Tenant IDA Sublease”), and the IDA shall subsublease such portion of the Premises to Tenant (the “Tenant IDA Subsublease”); provided that: (i) the Tenant IDA Sublease shall be entered into simultaneously with the entering into of the Tenant IDA Subsublease and shall have a scheduled expiration date no later than one (1) day prior to the scheduled expiration date of this Lease and shall terminate automatically upon the earlier termination of this Lease with respect to the portion of the Premises demised thereby; (ii) the Tenant IDA Documentation shall be entered into for the sole purpose of implementing the Public Inducements for Tenant; (iii) the Tenant IDA Documentation shall grant no right of occupancy to any party other than Tenant (provided, however, that the foregoing shall not be deemed to limit Tenant’s rights under this Lease); (iv) the Tenant IDA Documentation shall not release Tenant from any liability or obligation of Tenant under this Lease, (v) the Tenant IDA Documentation shall not impose any obligation or liability on Landlord, but shall not relieve Landlord from Landlord’s obligations under this Lease; (vi) Tenant shall comply with, and the Tenant IDA Documentation shall be in compliance with, the provisions of this Article; (vii) Tenant shall indemnify, defend and save and hold Landlord harmless from and against any and all losses, costs, demands, liabilities and expenses (including

NY\5747656.2

reasonable attorneys’ fees and disbursements) which Landlord may incur arising out of or in connection with the Tenant IDA Documentation; and (viii) Tenant, as subsubtenant under the Tenant IDA Subsublease, shall be entitled to exercise all of Tenant’s rights under this Lease, as if the Tenant IDA Documentation had not been executed. Without limiting the generality of clause (vii) of the immediately preceding sentence, if Landlord shall incur any out‑of‑pocket cost or expense in connection with the Tenant IDA Documentation, Tenant shall reimburse Landlord for such out‑of‑pocket costs or expenses, as Additional Rent within thirty (30) days after Landlord shall have rendered a bill therefor. Landlord shall provide Tenant with documentation reasonably supporting the amount of any such costs or expenses.
(d)    Landlord shall reasonably cooperate with Tenant (at Tenant’s sole cost and expense) with respect to written requests from the IDA (which may be set forth in the Tenant IDA Documentation) for documentation in Landlord’s possession in connection with the Tenant IDA Documentation.
(e)    Tenant shall not modify any Tenant IDA Documentation without the prior written consent of Landlord. Landlord’s consent pursuant to this Section shall not be unreasonably withheld, conditioned or delayed, provided that the modification does not increase Landlord’s obligations or decrease Landlord’s rights in any material respect.
(f)    If, pursuant to this Lease or by agreement between the parties, the IDA Premises are increased, decreased, or modified (including such changes as may be necessary to reflect Tenant’s exercise of the ROFO or ROFR) then, to the extent required by the IDA, the parties shall modify the Tenant IDA Documentation so as to increase, decrease or modify the IDA Premises to conform to the changes in the Premises and shall cooperate with each other in obtaining any required IDA consent to such change in the IDA Premises.
(g)    If any portion of the IDA Premises ceases to qualify as IDA Premises, then at the request of either party, the parties shall modify the Tenant IDA Documentation so as to remove such portion of the IDA Premises from the operation of the Tenant IDA Documentation. Any such removed IDA Premises shall continue to be leased to Tenant under this Lease unless and until otherwise removed from the Premises under this Lease.
51.    Definitions. For purposes of this Lease, “Applicable Laws” means all laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Property, the Entire Project, the Buildings, the Premises, Landlord or Tenant. In addition, the definition of the Entire Project may change from time to time pursuant to Landlord’s construction of additional improvements within the Property, as described in Section 8.10. For purposes of this Lease, the “Existing Project” shall include, as of the Execution Date, the following buildings located on the Property, which the parties agree, as of the Execution Date, contain the following square feet of Rentable Area; provided, however, that such Rentable Area is subject to adjustment in accordance with Article 9.

Address (Old Saw Mill River Road)	Square Feet of Rentable Area
765	207,820
767	79,224
769	107,349
771	73,831
777	365,790

For purposes of this Lease, the “New Greenburgh Project” shall include, as of the Execution Date, the following buildings located on the Property, which the parties agree, as of the Execution Date, contain the following square feet of Rentable Area; provided, however, that such Rentable Area is subject to adjustment in accordance with Article 9.

NY\5747656.2

Address (Old Saw Mill River Road)	Square Feet of Rentable Area
735	117,935
745	111,708
755	130,877

52.    Conditional Limitation. In addition to Landlord’s other rights and remedies under this Lease, if any Default occurs, then Landlord may serve upon Tenant a five-day notice of cancellation and termination of this Lease. Upon the expiration of such five-day period, this Lease and the Term shall automatically and without any action by anyone terminate, expire, and come to an end, by the mere lapse of time and by the express terms of this Lease, as fully and completely as if the expiration of such five-day period were the Term Expiration Date. The passage of such five-day period constitutes the limit beyond which Tenant’s tenancy no longer exists, and no longer can exist. Upon the mere occurrence of the passage of five days after Landlord’s notice of cancellation and termination, this Lease shall automatically expire by its express terms. No re-entry or other act shall be necessary to terminate this Lease. This Section establishes a conditional limitation and not a condition subsequent, but does not limit Landlord’s other rights or remedies under this Lease or applicable law.
53.    Delivery of Premises. Tenant waives the provisions of New York Real Property Law (the “RPL”) § 223-a. The provisions of this Lease on Landlord’s delivery of the Premises constitute “an express provision to the contrary” under RPL § 223-a.
54.    Casualty. The provisions of this Lease on casualty are an express agreement as to damage or destruction of the Premises by fire or other casualty. RPL § 227, providing for such a contingency absent an express agreement, shall not apply.
55.    Window Cleaning. Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Labor Law § 202, or any other Law, including the rules of the Board of Standards and Appeals.
56.    Statutory Right of Redemption. Tenant specifically waives the right of redemption provided for in Real Property Actions and Proceedings Law (“RPAPL”) § 761.
57.    Acceptance of Rent. If Landlord accepts any payment from Tenant after the Term expires, then Landlord shall credit such payment against any damages that Tenant may become obligated to pay Landlord. By accepting any such payment, Landlord shall not be deemed to have agreed to continue Tenant’s tenancy or to accept Tenant as a month-to-month tenant of the Premises or as a tenant on any other basis. This Section constitutes “an agreement…providing otherwise” within the meaning of RPL § 232-c.
58.    Consumer Contract Statutes. Tenant acknowledges that this Lease is not entered into for personal, family or household purposes, and therefore GOL § 5-327 (and any other law whose effect is limited to transactions entered into for personal, family, or household purposes) has no application to this Lease.
59.    Waiver of Stay. Tenant expressly waives, for every tenant party, any rights under Civil Practice Law and Rules § 2201, in connection with any holdover proceeding or other action or proceeding about this Lease or Tenant’s rights as a tenant of the Buildings.
60.    No Implied Consent to Remaining in Possession. Notwithstanding anything to the contrary in RPAPL § 711(2) or any other Applicable Law or rule of procedure, Landlord’s acceptance of any partial payment on account of Rent, even if acknowledged in writing, shall not be deemed to constitute Landlord’s “express consent in writing to permit the tenant to continue in possession” as referred to in RPAPL § 711(2). Landlord shall not be deemed to have granted such “express consent in writing to permit the tenant to continue in possession” unless such alleged written consent by Landlord expressly refers to RPAPL § 711(2) and expressly states (i.e., contains substantially the following words): “Landlord consents to Tenant’s remaining in possession notwithstanding nonpayment of Rent.”

NY\5747656.2

61.    Cafeteria. Throughout the Term, Landlord shall operate or cause a third party to operate a cafeteria (of reasonable size and seating capacity given the size of the Entire Project) offering hot meals and a reasonable range of food service at least substantially consistent with existing practice (as of the Execution Date), to be located within the Entire Project (at a location reasonably satisfactory to Landlord). Tenant and its employees shall have reasonable access to and the right to use such cafeteria under ordinary, normal, and reasonable operating procedures and rules, as established by Landlord or the cafeteria operator from time to time. As of the earlier of (a) Tenant’s occupancy of Building 8 for the Permitted Use and (b) Tenant’s occupancy of Building 9 for the Permitted Use, and continuing throughout the Term, Landlord shall operate or cause a third party to operate an additional cafeteria (of reasonable size and seating capacity given the size of the Entire Project) at a location on the Mount Pleasant portion of the Entire Project reasonably acceptable to Landlord and Tenant (provided that any location on the spine level of Building 777 (including the portion of the spine level on the Greenburgh portion of the Entire Project) shall be acceptable). Notwithstanding anything to the contrary contained herein, to the extent Landlord makes any capital outlays in connection with additional food services under this Article, such capital outlays shall constitute Operating Expenses.
62.    LEED Certification. In the event Tenant elects to obtain LEED certification for the Premises, Landlord (at Tenant’s sole cost and expense) shall reasonably cooperate with respect to any administrative efforts of Tenant to obtain such LEED certification.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

NY\5747656.2

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.
LANDLORD:
BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Kevin Simonsen
Name:	Kevin M. Simonsen
Title	VP, Real Estate Legal

TENANT:
REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Murray Goldberg
Name:	Murray A. Goldberg
Title	Senior Vice President, Finance & Administration and Chief Financial Officer

NY\5747656.2

EXHIBIT A
PREMISES

[IMAGE]

A‑1

NY\5747656.2

EXHIBIT B

FORM OF ACKNOWLEDGEMENT OF COMMENCEMENT DATE

THIS ACKNOWLEDGEMENT OF [BUILDING 8/9 TERM COMMENCEMENT DATE] is entered into as of [_______], 201[__], with reference to that certain Lease (the “Lease”) dated as of [_______], 2013, by [_______], a [_______] (“Tenant”), in favor of BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.
Tenant hereby confirms the following:
1.    Tenant accepted possession of Building [8/9] on [_______], 201[__], subject to latent defects, if any, for construction of the Tenant Improvements.
2.    The TI Ready Work required to be constructed by Landlord with respect to Building [8/9] under the Lease has been completed.
3.    In accordance with the provisions of Section 5.1(e) of the Lease, the “Building [8/9] Commencement Date” is [_______], 201[__].
4.    The obligation to pay Rent as of the [Building 8/9] Rent Commencement Date shall be subject to the provisions of the Lease.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

B‑1
NY\5747656.2

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment of Commencement Date as of [_______], 201[__].
TENANT:

REGENERON PHARMACEUTICALS, INC.,
a New York corporation
By:
Name:
Title:

LANDLORD:

BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company
By:
Name:
Title:

B‑2
NY\5747656.2

EXHIBIT C
TENANT’S PERSONAL PROPERTY

1.
All business and trade fixtures, equipment and machines, communications equipment, office equipment, and laboratory equipment (in each of all the foregoing cases, of a movable nature) that are installed by or for the account of Tenant and which (i) are not part of any building system (including mechanical, electrical, plumbing, life safety, sanitary, heating, ventilating or air conditioning (the “Building Systems”), as the Building Systems may have been modified by any Tenant Alteration, and (ii) can be removed without structural damage to the Premises or damage or operational equipment to the Building Systems in any material respect.

2.	All furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises.

3.	Animal caging systems.

C‑1
NY\5747656.2

EXHIBIT D
RULES AND REGULATIONS
NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE.  IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1.
Unless otherwise approved in writing by Landlord, neither Tenant nor any of Tenant’s Affiliates, employees, agents, guests, or invitees (each, a “Tenant Party”) shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks or stairways of the Building(s) or the Entire Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Entire Project.

2.
Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent.  Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3.
If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4.
No deliveries shall be made that impede or interfere with other tenants in or the operation of the Entire Project.  Movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

5.
Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws.  Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Mt. Pleasant Project.

6.	Tenant shall not use any method of heating or air conditioning other than that shown in the Approved Tenant Plans or otherwise approved in writing by Landlord.

7.
Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease.  Tenant shall not interfere with radio, television or other digital or electronic communications at the Entire Project or elsewhere.

8.
Unless otherwise approved in writing by Landlord, canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Entire Project (other than within the Premises) are prohibited.  Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9.
Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises.  Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.  Any Hazardous Materials transported through Common Areas shall be transported in compliance with Applicable Laws.  Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its Hazardous Materials.

D‑1
NY\5747656.2

10.
The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose.  No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Approved Tenant Plans; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11.	Tenant shall not, without Landlord’s prior written consent, use the name of the Entire Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13.
Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14.
Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay.  Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises, except with respect to high security areas (access to which are subject to the terms of the Lease).

15.	Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16.
Unless otherwise approved in writing by Landlord, Tenant shall not permit any animals in the Entire Project, other than guide animals, animals used in connection with providing extermination services and animals for use in laboratory experiments.

17.	Bicycles shall not be taken into the Building(s) except into areas designated by Landlord.

18.
The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19.	Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20.	Smoking is prohibited inside the Buildings and the Exclusive Parking Garage, but is permitted in designated outdoor areas of the Entire Project.

21.	The Entire Project’s hours of operation are currently 24 hours a day, seven days a week.

22.
Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or reasonably imposed by Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23.
If Tenant desires to use any portion of the Common Area for a Tenant-related event, any such use shall be (and Tenant shall notify Landlord) in accordance with the provisions of that certain Master Right of Entry Agreement by and between Landlord and Tenant dated as of August 4, 2010, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

24.	No excessive overnight parking (greater than one (1) week) is permitted in any parking area of the Entire Project, including the Exclusive Parking Garage, without Landlord’s prior written approval.

D‑2
NY\5747656.2

25.	The Exclusive Parking Garage may not be used for storage without Landlord’s prior written approval.

26.	The Exclusive Parking Garage may only be used for vehicle parking and may not be used for any other purpose without Landlord’s prior written approval.
Subject to the terms of the Lease, Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Entire Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable and non-discriminatory rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Entire Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any additional reasonable and non-discriminatory rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

D‑3
NY\5747656.2

EXHIBIT E
FORM OF ESTOPPEL CERTIFICATE
To:    BMR-Landmark at Eastview LLC
17190 Bernardo Center Drive
San Diego, CA 92128
Attention: Vice President, Real Estate Legal
BioMed Realty, L.P.
c/o BioMed Realty Trust, Inc.
17190 Bernardo Center Drive
San Diego, CA 92128

Re:	[PREMISES ADDRESS] (the “Premises”) at [STREET ADDRESS], [CITY AND STATE] (the “Property”)
The undersigned tenant (“Tenant”) hereby certifies to you as follows:
1.Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [_______], 2013. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [_______]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises. The lease term expires on [_______], 20[__].
2.Tenant took possession of the Premises, currently consisting of [_______] square feet, on [_______], 20[__], and commenced to pay rent on [_______], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [_______]].
3.All base rent, rent escalations and additional rent under the Lease have been paid through [_______], 20[__]. There is no prepaid rent[, except $[_______]]. Tenant currently has no right to any future rent abatement under the Lease.
4.Base rent is currently payable in the amount of $[_______] per month.
5.Tenant is currently paying estimated payments of additional rent of $[_______] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.
6.All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [_______]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid[, except [____________]].
7.The Lease is in full force and effect.
8.To the best of Tenant’s knowledge, the Lease is free from Default and free from any event that could become a Default under the Lease, and Tenant has no claims against the Landlord or offsets or defenses against rent, and there are no disputes with the Landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [_______]].
9.To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of the Tenant in, on or around the Premises or the Entire Project in violation of any environmental laws.
10.The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements

E‑1
NY\5747656.2

contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any mortgagee of the Property and their respective successors and assigns.
Any capitalized terms not defined herein shall have the respective meanings given in the Lease.
Dated this [____] day of [_______], 20[__].
REGENERON PHARMACEUTICALS, INC.,
a [_______]
By:
Name:
Title:

E‑2
NY\5747656.2

EXHIBIT F-1
CURRENTLY APPROVED SITE PLAN

[IMAGE]

F‑1‑1
NY\5747656.2

EXHIBIT F-2
PRELIMINARY MODIFIED SITE PLAN

[IMAGE]

F‑2‑1
NY\5747656.2

EXHIBIT G
LANDLORD WORK LETTER
All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1.General Requirements.
1.1.    Schedule and Budget. The schedule for design and development of the Landlord Work, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with the schedule (the “Landlord Work Schedule”) prepared by Landlord, in consultation with, and subject to the reasonable approval of, Tenant and based off the schedule of milestones attached hereto as Schedule I (the Landlord Work Schedule shall supersede and replace the schedule of milestones attached hereto as Schedule I). Any dates set forth in such milestone schedule are estimates and for informational purposes only and shall not be binding on Landlord in any manner whatsoever (provided that this sentence shall not supersede Landlord’s obligations under the Lease). The Landlord Work Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Landlord Work Letter or the Lease. The budget for design and development of the Landlord Work (and in any event, all costs that are part of Project Costs), including the costs for preparation and review of construction documents, approvals and performance, shall be in accordance with a budget prepared by Landlord, in consultation with, and subject to the reasonable approval of, Tenant (as the same may be updated pursuant to the terms of this Landlord Work Letter and the Lease, the “Landlord Work Budget”). If, following negotiations for the GMP Contract, the actual budget for the Landlord Work reflects a decrease in the cost of the Landlord Work set forth on the Landlord Work Budget, then the Landlord Work Budget shall be automatically adjusted to reflect the same without any additional approval from Tenant (provided that Landlord shall give Tenant reasonably prompt notice of such adjustment). If, following negotiations for the GMP Contract, the actual budget for the Landlord Work reflects an increase in the cost of the Landlord Work set forth on the Landlord Work Budget, then Landlord and Tenant shall, within ten (10) business days after Tenant’s receipt of such actual budget (the “Value Engineering Review Period”), mutually agree in writing upon any modifications to the Landlord Work and the Landlord Work Budget. Any delay beyond the Value Engineering Review Period shall be deemed a Tenant Delay. In addition, the Landlord Work Budget shall be automatically adjusted from time to time to include any increase in the cost of performing the Landlord Work caused by Excused Landlord Delays, Permitted Changes and approved (or deemed approved) Landlord Work Changes (provided that Landlord shall give Tenant reasonably prompt notice of such adjustment). Further, the Landlord Work Budget shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Landlord Work Letter.
1.2.     Landlord’s Architects, Contractors and Consultants. The Contractor, lead architect and primary engineering consultants shall be selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. In any event, Landlord shall have the right to elect not to use any contractor, architect or consultant if, in Landlord’s reasonable determination, such contractor, architect or consultant would cause labor disharmony. Prior to performing any aspect of the Landlord Work, Landlord shall submit to Tenant for approval copies of each contract relating to the applicable aspect of the Landlord Work and proposed to be executed by Landlord. Tenant shall approve or disapprove such contract(s) as soon as practicable, but in no event later than five (5) business days, after receipt thereof, after which time Tenant shall be deemed to have approved such contract. Landlord shall require that its design team and Contractor use 3D BIM modeling for design and construction.
1.3.    Tenant Delay. For purposes of clarity, any reference in this Landlord Work Letter to a Tenant Delay shall be limited to the extent such circumstance actually delays completion of the TI Ready Work, Substantial Completion of the Landlord Work or Substantial Completion of the Final Landlord Work, as applicable, beyond the date when such completion or Substantial Completion, as applicable, would have otherwise occurred (as determined by the Neutral Architect if Landlord and Tenant disagree and whose determination shall be final and binding upon the parties).
2.Landlord Work. The Landlord Work shall be performed by Contractor, at Landlord’s sole cost and expense (subject to recompense in the form of Rent pursuant to the terms of the Lease) and in accordance with the Approved Landlord Work Plans (as defined below), the Lease and this Landlord Work Letter. Landlord and Tenant acknowledge

G‑1
NY\5747656.2

and agree that if for any reason the Contractor selected pursuant to Section 1.2 becomes unable or unavailable to satisfactorily perform the Landlord Work (in Landlord’s reasonable discretion), Landlord, in consultation with Tenant, shall select a replacement Contractor and that any Approved Contractor shall be deemed an acceptable replacement Contractor, subject to Tenant’s rights set forth in Section 4.2(a) of the Lease with respect to the Approved Contractors and the GMP Contract. All material and equipment furnished by Landlord or its contractors as the Landlord Work shall be new or “like new,” and the Landlord Work shall be performed in a first-class, workmanlike manner.
2.1.    Schematic Plans. Landlord shall prepare and submit to Tenant for approval schematics covering the Landlord Work (which Landlord Work is described on the Scope Allocation Matrix) prepared in conformity with the applicable provisions of this Landlord Work Letter and in substantial conformance with the Basis of Design (the “Landlord Draft Schematic Plans”). The Landlord Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Tenant and such other information as Tenant may reasonably request and include a progress budget report showing any updates to the Landlord Work Budget based on such Landlord Draft Schematic Plans. Tenant shall notify Landlord in writing within ten (10) business days after receipt of the Landlord Draft Schematic Plans (which shall include all information required by the immediately preceding sentence) whether Tenant approves or objects to the Landlord Draft Schematic Plans and of the manner, if any, in which the Landlord Draft Schematic Plans are unacceptable. Tenant’s failure to respond within such ten (10) business day period shall be deemed approval by Tenant. If Tenant reasonably objects to the Landlord Draft Schematic Plans, then Landlord shall revise the Landlord Draft Schematic Plans and cause Tenant’s objections to be remedied in the revised Landlord Draft Schematic Plans. Landlord shall then resubmit the revised Landlord Draft Schematic Plans to Tenant for approval (including all information required herein to be provided with such plans), though the approval period afforded to Tenant with respect to any revisions shall be five (5) business days (provided, however, that if Tenant reasonably determines that the revisions are substantial and reasonably require more time, then Tenant may by notice to Landlord take an additional five (5) business days to respond). Tenant’s approval of or objection to the revised Landlord Draft Schematic Plans and Landlord’s correction of the same shall be in accordance with this Section until Tenant has approved the Landlord Draft Schematic Plans in writing or been deemed to have approved them. If Landlord and Tenant cannot agree on the revised Landlord Draft Schematic Plans and Landlord’s correction of same after Tenant resubmits to Landlord further revisions to the revised Landlord Draft Schematic Plans, then the Neutral Architect, in accordance with Subsection 4.2(b)(iii) of the Lease (whose determination shall be final and binding upon the parties) shall decide to accept in their entirety either Landlord’s revised Landlord Draft Schematic Plans or Tenant’s further revisions to Landlord’s revised Landlord Draft Schematic Plans. The iteration of the Landlord Draft Schematic Plans that is approved or deemed approved by Tenant without objection (or by the Neutral Architect, if necessary) shall be referred to herein as the “Approved Landlord Work Schematic Plans.”
2.2.    Design Development Plans. Landlord shall prepare and submit to Tenant for approval design development drawings covering the Landlord Work that (a) are consistent with and are logical evolutions of the Approved Landlord Work Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Landlord Work Changes (as defined below) (the “Landlord Draft Design Development Plans”). The Landlord Draft Design Development Plans shall contain sufficient information and detail to accurately describe the proposed design to Tenant and such other information as Tenant may reasonably request and include a progress budget report showing any updates to the Landlord Work Budget based on such Landlord Draft Design Development Plans. Tenant shall notify Landlord in writing within ten (10) business days after receipt of the Landlord Draft Design Development Plans (which shall include all information required by the immediately preceding sentence) whether Tenant approves or objects to the Landlord Draft Design Development Plans and of the manner, if any, in which the Landlord Draft Design Development Plans are unacceptable. Tenant’s failure to respond within such ten (10) business day period shall be deemed approval by Tenant. If Tenant reasonably objects to the Landlord Draft Design Development Plans, then Landlord shall revise the Landlord Draft Design Development Plans and cause Tenant’s objections to be remedied in the revised Landlord Draft Design Development Plans. Landlord shall then resubmit the revised Landlord Draft Design Development Plans to Tenant for approval (including all information required herein to be provided with such plans), though the approval period afforded to Tenant with respect to any revisions shall be five (5) business days (provided, however, that if Tenant reasonably determines that the revisions are substantial and reasonably require more time, then Tenant may by notice to Landlord take an additional five (5) business days to respond). Tenant’s approval of or objection to the revised Landlord Draft Design Development Plans and Landlord’s correction of the same shall be in accordance with this Section until Tenant has approved the Landlord Draft Design Development Plans in writing or been deemed to have

NY\5747656.2

approved them. If Landlord and Tenant cannot agree on the revised Landlord Draft Design Development Plans and Landlord’s correction of same after Tenant resubmits to Landlord further revisions to the revised Landlord Draft Design Development Plans, then the Neutral Architect, in accordance with Subsection 4.2(b)(iii) of the Lease (whose determination shall be final and binding upon the parties) shall decide to accept in their entirety either Landlord’s revised Landlord Draft Design Development Plans or Tenant’s further revisions to Landlord’s revised Landlord Draft Design Development Plans. The iteration of the Landlord Draft Design Development Plans that is approved or deemed approved by Tenant without objection (or by the Neutral Architect, if necessary) shall be referred to herein as the “Approved Landlord Work Design Development Plans.”
2.3.    Construction Plans. Landlord shall prepare final plans and specifications for the Landlord Work that (a) are consistent with and are logical evolutions of the Approved Landlord Work Design Development Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Landlord Work Changes (as defined below). As soon as such final plans and specifications (the “Landlord Work Construction Plans”) are completed, Landlord shall deliver the same to Tenant, along with an updated Landlord Work Budget based on such Landlord Work Construction Plans, for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Landlord Work Construction Plans shall be approved or disapproved by Tenant within ten (10) business days after delivery of the Landlord Work Construction Plans and the updated Landlord Work Budget to Tenant. Tenant’s failure to respond within such ten (10) business-day period shall be deemed approval by Tenant. If the Landlord Work Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Landlord Work Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Landlord Work Construction Plans. Promptly after the Landlord Work Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Landlord Work Construction Plans to all appropriate Governmental Authorities for approval. The Landlord Work Construction Plans so approved, and all change orders specifically permitted by this Landlord Work Letter, are referred to herein as the “Approved Landlord Work Plans.” Upon completion and approval of the Approved Landlord Work Plans, the Basis of Design (with respect to the Landlord Work) and the Scope Allocation Matrix (with respect to the Landlord Work) shall automatically be null and void and shall be superseded in all respects by the Approved Landlord Work Plans.
2.4.    Changes to Landlord Work. Except for Permitted Changes and De Minimis Variations, any changes to the Approved Landlord Work Plans (each, a “Landlord Work Change”) shall be requested and instituted in accordance with the provisions of this Article and shall be subject to the written approval of the non-requesting party in accordance with this Landlord Work Letter.
(a)    Change Request. Either Landlord or Tenant may request Landlord Work Changes after Tenant approves the Approved Landlord Work Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Landlord Work Change Request”), which Landlord Work Change Request shall detail the nature and extent of any requested Landlord Work Changes. Landlord Work Change Requests shall be signed by the requesting party’s Authorized Representative.
(b)    Approval of Changes. All Landlord Work Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days (plus (i) such additional time to which Tenant is entitled under Section 2.3(c) below and (ii) an additional five (5) business days if requested in writing by the non-requesting party (for purposes herein, email to a party’s Authorized Representative shall be sufficient)) after receipt of a Landlord Work Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Landlord Work Change Request. The non-requesting party’s failure to respond within such time period shall be deemed approval by the non-requesting party. If Tenant requests Landlord Work Changes that actually delay the completion of the TI Ready Work, Substantial Completion of the Landlord Work or Substantial Completion of the Final Landlord Work as set forth on the revised Landlord Work Schedule issued in connection with the Landlord Work Change Request, as applicable, then such delay shall constitute a Tenant Delay.
(c)    Preparation of Estimates. If Landlord is the party submitting a Landlord Work Change Request, then simultaneously with such request, Landlord shall deliver to Tenant an estimate of the increased costs or

NY\5747656.2

savings that would result from such Landlord Work Change, as well as a reasonable estimate of such Landlord Work Change’s effects on the Landlord Work Schedule. If Tenant is the party submitting a Landlord Work Change Request, then Landlord shall, before proceeding with any Landlord Work Change, using commercially reasonable efforts, prepare and deliver to Tenant as soon as is reasonably practicable (but in no event more than five (5) business days after receipt of a Landlord Work Change Request) an estimate of the increased costs or savings that would result from such Landlord Work Change, as well as a reasonable estimate of such Landlord Work Change’s effects on the Landlord Work Schedule. Tenant shall have five (5) business days after receipt of such information from Landlord to approve or withdraw, in its reasonable discretion, such Landlord Work Change Request in writing.
3.Requests for Consent. Except as otherwise provided in this Landlord Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Landlord Work Letter within five (5) business days following Tenant’s receipt of such request; provided, however, Tenant may request an additional five (5) business days in the event Tenant reasonably needs such additional review time and such consent, approval or direction of Tenant is not in connection with a portion of the Landlord Work on the critical path. Any request made to Tenant for consents, approvals or directions pursuant to this Landlord Work Letter shall be delivered to Tenant by electronic mail at each of the following addresses: joanne.deyo@regeneron.com; michael.kaplan@regeneron.com, and michelle.fritsche@regeneron.com (and any other electronic mail addresses of which Tenant notifies Landlord) and shall be deemed delivered on the date sent if such correspondence is sent prior to 5:00 PM Eastern Standard Time (or Eastern Daylight Time, as applicable) on a business day; if such correspondence is sent after 5:00 PM Eastern Standard Time (or Eastern Daylight Time, as applicable) or on a day that is not a business day, it shall be deemed delivered on the next business day. Tenant’s failure to respond within such five (5) business day time period (or such additional five (5) business day time period if properly requested as set forth in this Section) shall be deemed approval by Tenant.

NY\5747656.2

SCHEDULE I TO LANDLORD WORK LETTER

MILESTONE SCHEDULE

Indemnification Agreement Executed	02/20/2013
Schematic Design issued	04/02/2013
Submit Final Land Development Drawings	04/15/2013
Design Development Drawings Issued	05/28/2013
Design Development Budget Issued	06/25/2013
Award Long Lead Item Package	07/19/2013
Estimated Amended Site Plan Approval	08/01/2013
Construction Drawings Issued	08/19/2013
GMP Budget Issued	09/30/2013
TI Ready	07/21/2014
Substantial Completion of Landlord Work	12/22/2014

NY\5747656.2

EXHIBIT G-1
TENANT WORK LETTER
All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1.General Requirements.
1.1.    Changes. Landlord shall not be obligated to respond to or act upon any Tenant plans, drawings, change orders and approvals until such item has been initialed by Tenant’s Authorized Representative.
1.2.    Schedule. The schedule for design and development of the Tenant Improvements and the Base Building Work, as applicable, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with that certain schedule to be prepared by Tenant, in consultation with, and subject to the reasonable approval of, Landlord (the “Tenant Schedule”). The Tenant Schedule shall be subject to adjustment as the actual progress of the Tenant Improvements and Base Building Work, as applicable, dictates, and as otherwise provided in this Tenant Work Letter and the Lease. Tenant shall deliver to Landlord, on no less than a monthly basis, the Tenant Schedules as so adjusted or otherwise modified, which shall be subject to Landlord’s further reasonable approval.
1.3.    Architects and Consultants. The lead architect, the MEP engineering consultants and the contractor responsible for the construction of the Tenant Improvements and the Base Building Work shall be selected by Tenant and approved by Landlord. Landlord’s approval of the same shall not be unreasonably withheld, provided the same would not, in Landlord’s reasonable determination, cause labor disharmony.
2.Tenant Improvements. Tenant shall perform Tenant Improvements and the Base Building Work at Tenant’s sole cost and expense and without cost to Landlord (except for the TI Allowance and the Base Building Costs reimbursement that Tenant is entitled to receive under the Lease) and in accordance with the Approved Tenant Plans, the Lease and this Tenant Work Letter. The quality of the Tenant Improvements and the Base Building Work shall be of a nature and character not less than (a) the quality of the tenant improvements and base building work in place at buildings 735, 745 and 755 on the Property and the Entire Project as of the Execution Date of the Lease and (b) Landlord’s general standards for the Entire Project as a whole, including that all material and equipment furnished by Tenant or its contractors as the Tenant Improvements and the Base Building Work shall be new or “like new,” and the Tenant Improvements and the Base Building Work all be performed in a first-class, workmanlike manner.
2.1.    Schematic Plans.
(a)    Tenant shall prepare and submit to Landlord for approval schematics covering the Base Building Work and the Tenant Improvements (which Base Building Work and Tenant Improvements are described on the Scope Allocation Matrix) prepared in conformity with the applicable provisions of this Tenant Work Letter and, with respect to the Base Building Work, in substantial conformance with the Basis of Design (the “Tenant Draft Schematic Plans”). The Tenant Draft Schematic Plans shall contain sufficient information and detail to accurately describe Tenant’s proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Tenant Draft Schematic Plans whether Landlord approves or objects to the Tenant Draft Schematic Plans and of the manner, if any, in which the Tenant Draft Schematic Plans are unacceptable. If Landlord objects to the Tenant Draft Schematic Plans, then Tenant shall revise the Tenant Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Tenant Draft Schematic Plans. Tenant shall then resubmit the revised Tenant Draft Schematic Plans to Landlord for approval, except the turn-around approval period afforded to Landlord with respect to any revisions shall be five (5) business days (provided, however, that if Landlord reasonably determines that the revisions are substantial and reasonably require more time, then Landlord may by notice to Tenant take an additional five (5) business days to respond). Landlord’s failure to respond within the specified time frames shall be deemed approval by Landlord. If Landlord and Tenant cannot agree on the revised Tenant Draft Schematic Plans and Tenant’s correction of same after Landlord resubmits to Tenant further revisions to the revised Tenant Draft Schematic Plans, then the Neutral Architect, in accordance with

G‑1‑1
NY\5747656.2

Subsection 4.2(b)(iii) of the Lease (whose determination shall be final and binding upon the parties) shall decide to accept in their entirety either Tenant’s revised Tenant Draft Schematic Plans or Landlord’s further revisions to Tenant’s revised Tenant Draft Schematic Plans. The iteration of the Tenant Draft Schematic Plans that is approved (or deemed approved) by Landlord without objection (or by the Neutral Architect, if necessary) shall be referred to herein as the “Approved Tenant Schematic Plans.”
2.2.    Construction Plans.
(a)    Tenant shall prepare final plans and specifications for the Base Building Work and the Tenant Improvements that (i) are consistent with and are logical evolutions of the Approved Tenant Schematic Plans and (ii) incorporate any other Landlord-requested (and Tenant-approved) Tenant Changes (as defined below). As soon as such final plans and specifications (“Tenant Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Tenant Construction Plans shall be approved or disapproved by Landlord within ten (10) days after delivery to Landlord. Landlord’s failure to respond within such ten (10)-day period shall be deemed approval by Landlord. If the Tenant Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its reasonable objections to such Tenant Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Tenant Construction Plans. If Landlord and Tenant cannot agree on the revised Tenant Construction Plans and Tenant’s correction of the same after Landlord resubmits to Tenant further revisions to the revised Tenant Construction Plans, then the Neutral Architect, in accordance with Subsection 4.2(b)(iii) of the Lease (whose determination shall be final and binding upon the parties) shall decide to accept in their entirety either Tenant’s revised Tenant Construction Plans or Landlord’s further revisions to Tenant’s revised Tenant Construction Plans. Promptly after the Tenant Construction Plans are approved (or deemed approved) by Landlord and Tenant (or by the Neutral Architect, if necessary), two (2) copies of the Tenant Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit the Tenant Construction Plans to all appropriate Governmental Authorities for approval. The Tenant Construction Plans as so approved, and all change orders specifically permitted by this Tenant Work Letter, are referred to herein as the “Approved Tenant Plans.” Upon completion and approval of the Approved Tenant Plans, the Scope Allocation Matrix (with respect to the Tenant Improvements and the Base Building Work) and the Basis of Design (with respect to the Base Building Work) shall automatically be null and void and shall be superseded in all respects by the Approved Tenant Plans.
2.3.    Completion of the Base Building Work and Tenant Improvements. Tenant shall perform and complete the Base Building Work and the Tenant Improvements (a) in strict conformance with the Approved Tenant Plans, as applicable (and otherwise subject only to De Minimis Variations), (b) in compliance with the Lease and (c) in accordance with Applicable Laws, Tenant’s insurance carriers and the board of fire underwriters having jurisdiction over the Entire Project and the Premises. The determination of whether the Base Building Work and the Tenant Improvements, as applicable, have reached the stage of substantial completion or final completion shall be made by Tenant’s Authorized Representative, in consultation with and subject to the reasonable approval of Landlord’s Authorized Representative. In the event of a dispute among the parties relating to (v) the stage of completion of the Tenant Improvements or the Base Building Work, as applicable, (w) whether the Tenant Improvements or the Base Building Work has been completed in conformance with the Approved Tenant Plans, (x) whether a Landlord Delay or Force Majeure event has occurred, (y) Tenant’s entitlement to a postponement of the Building 8 Rent Commencement Date or Building 9 Rent Commencement Date, as the case may be, by reason of a Landlord Change Order Request under Section 7.2 or (z) any other dispute arising under this Section 2.3, the same shall be resolved by the Neutral Architect in accordance with Subsection 4.2(b)(iii) of the Lease, whose determination shall be final and binding upon the parties.
2.4.    Conditions to Performance of Base Building Work and Tenant Improvements. Prior to the commencement of the Base Building Work and the Tenant Improvements, Tenant shall submit to Landlord for Landlord’s approval (which approval Landlord shall not unreasonably withhold) a list (the “List”) of project managers that will perform the Base Building Work and the Tenant Improvements, as applicable. Landlord shall give Tenant notice in writing of its approval or disapproval of the List within the time periods set forth above. If Landlord disapproves of one or more parties on the List, Tenant shall revise the List and resubmit the same to Landlord for Landlord’s approval in accordance with the preceding two sentences.

G‑1‑2
NY\5747656.2

2.5.    Requests for Consent. Landlord shall respond to all requests for consents, approvals or directions made by Tenant pursuant to this Tenant Work Letter (except as described in Sections 2.1 and 2.2) within five (5) business days following Landlord’s receipt of such request; provided, however, that Landlord may request an additional five (5) business days in the event Landlord reasonably needs such additional review time and such consent, approval or direction of Landlord is not in connection with a portion of the Base Building Work or Tenant Improvements, as applicable, on the critical path. Any request made to Landlord for consents, approvals or directions pursuant to this Tenant Work Letter shall be delivered to Landlord by electronic mail at each of the following addresses: john.bonanno@biomedrealty.com; timothy.stoll@biomedrealty.com and tiffany.phipps@biomedrealty.com (and any other email addresses of which Landlord notifies Tenant), and shall be deemed delivered on the date sent if such correspondence is sent prior to 5:00 p.m. Eastern Standard Time (or Eastern Daylight Time, as applicable) on a business day. If such correspondence is sent after 5:00 p.m. Eastern Standard Time (or Eastern Daylight Time, as applicable) or on a day that is not a business day, then it shall be deemed delivered on the next business day. Landlord’s failure to respond within such five (5) business day time period (or such additional five (5) business day time period, if properly requested pursuant to this Section) shall be deemed approval by Landlord.
3.Tenant’s Construction Obligations Shall Not Delay Commencement of the Term. Notwithstanding any Tenant Improvements or Base Building Work performed by Tenant, the Building 8 Term Commencement Date, the Building 9 Term Commencement Date and Tenant’s obligation to pay Rent shall not, under any circumstance, be extended or delayed for any reason, other than as set forth in the Lease or Section 7.2. Tenant shall perform promptly such of its obligations contained in this Tenant Work Letter as are to be performed by it. Tenant shall also observe and perform all of its obligations under the Lease from the Building 8 Term Commencement Date and Building 9 Term Commencement Date, as applicable.
4.Completion of Tenant’s Construction Obligations. Tenant, at its sole cost and expense (except for the TI Allowance and Base Building Costs reimbursement Tenant is entitled to receive under the Lease), shall complete the Base Building Work and the Tenant Improvements described in this Tenant Work Letter in all respects in accordance with the provisions of the Lease and this Tenant Work Letter. The Base Building Work and the Tenant Improvements shall be deemed completed at such time as Tenant, at its sole cost and expense (except for any TI Allowance and Base Building Costs reimbursement Tenant is entitled to receive under the Lease) shall furnish to Landlord (a) evidence satisfactory to Landlord that (i) all the Base Building Work and the Tenant Improvements, as applicable, have been completed and paid for in full, or in the event of a dispute between Tenant and its contractor, or any of its subcontractors, regarding payment, the amount in dispute has been fully bonded (which shall be evidenced by the Tenant’s architect’s certificate of completion and the contractor’s and each subcontractor’s and material supplier’s final waivers and releases of liens), (ii) all the Base Building Work and the Tenant Improvements, as applicable, have been accepted by Landlord, (iii) any and all liens related to the Base Building Work and the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Base Building Work and the Tenant Improvements are outstanding, (b) all certifications and approvals with respect to the Base Building Work and the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in strict conformance with the Approved Tenant Plans, as applicable (subject only to De Minimis Variations), and (e) complete “as-built” drawing print sets and electronic CAD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) of all contract documents for work performed by Tenant’s architect and engineers in relation to the Base Building Work and the Tenant Improvements. Any such “as-built” plans shall show the applicable Base Building Work and the Tenant Improvements as an overlay on the Building “as-built” plans, to the extent that Landlord has provided the Building “as-built” plans to Tenant for such purpose.
5.Insurance. Prior to commencing the Base Building Work or the Tenant Improvements, Tenant shall provide, or shall cause Tenant’s contractors and subcontractors to provide, to Landlord, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance in the following amounts, upon the following terms and conditions:

G‑1‑3
NY\5747656.2

5.1.    Builders’ All-Risk Insurance. At all times during the period beginning with commencement of construction of the Base Building Work and the Tenant Improvements and ending with final completion of the same, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s All-Risk Form, insuring the Landlord Parties and Tenant’s contractors, as their interests may appear, all as required under Section 21.1 of the Lease. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all of the Base Building Work and the Tenant Improvements and the contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Base Building Work and the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto. As provided in the Lease, said Builder’s All-Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and Landlord’s Affiliates, agents and employees.
5.2.    Workers’ Compensation. At all times during the period of construction of the Base Building Work and the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.
6.Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees in the prosecution of the Base Building Work and the Tenant Improvements. Tenant agrees to indemnify, defend, protect and save free and harmless Landlord and Landlord’s Affiliates, agents and employees from and against all losses and expenses, including reasonable attorneys’ fees and expenses, that Landlord may incur as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such claims or lawsuits; provided, however, that nothing contained in this Tenant Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Base Building Work and the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing. All material and equipment furnished by Tenant as part of the Base Building Work and the Tenant Improvements shall be new or “like new,” and the Base Building Work and the Tenant Improvements shall be performed in a first-class, workmanlike manner.
7.Changes. Any material changes (subject to De Minimis Variations) to the Base Building Work and/or the Tenant Improvements (each, a “Base Building Change” or “Tenant Improvement Change,” as applicable, and together a “Tenant Change”) requested by Landlord or Tenant after Landlord approves the Approved Tenant Plans, as applicable, in writing shall be requested and instituted in accordance with the provisions of this Section 7 and shall be subject to the reasonable written approval of the other party.
7.1.    Changes Requested by Tenant.
(a)    Tenant may request Base Building Changes or Tenant Improvement Changes after Landlord approves the Approved Tenant Plans, as applicable, by notifying Landlord thereof in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any requested Base Building Changes or Tenant Improvement Changes. If the nature of a Tenant Change Order Request requires revisions to the Approved Tenant Plans, then Tenant shall be solely responsible for the cost and expense of such revisions. Tenant Change Order Requests shall be signed by Tenant’s Authorized Representative.
(b)    Landlord shall approve or reject any Tenant Change Order Requests in accordance with the procedures established pursuant to Section 2. If Landlord does not approve in writing a Tenant Change Order Request, then such Tenant Change Order Request shall be deemed approved by Landlord as long as Landlord receives with such written Tenant Change Order Request all information reasonably necessary to permit Landlord to consider such request. If Landlord fails to grant or deny the requested Tenant Change Order Request within five (5) business days after it receives Tenant’s request (and all required additional information, if any), then Landlord shall be deemed to have

G‑1‑4
NY\5747656.2

granted its consent to a given Tenant Change Order Request. These deemed consent procedures for Tenant Change Order Requests shall have no application to any other consent by Landlord.
7.2.    Changes Requested by Landlord. Landlord may request Base Building Changes or Tenant Improvement Changes after Landlord approves the Approved Tenant Plans, as applicable, by notifying Tenant thereof in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Order Request”), which Landlord Change Order Request shall describe in reasonable detail the nature and extent of any requested Base Building Changes or Tenant Improvement Changes. If the nature of a Tenant Improvement Change requires revisions to the Approved Tenant Plans and Tenant reasonably agrees to the Tenant Improvement Change, then Landlord shall be solely responsible for the cost and expense of such revisions (for the sake of clarity, the parallel concept does not apply to Base Building Changes since Landlord reimburses Tenant for Base Building Costs and then includes such Base Buildings Costs as a Project Cost). Landlord shall reimburse Tenant for all additional costs and expenses payable by Tenant to complete Tenant Improvements due to a Landlord-requested Change in accordance with the payment provisions of this Tenant Work Letter. If Landlord requests Base Building Changes or Tenant Improvement Changes that would delay the Tenant Schedule beyond the twelve (12) month period reserved to Tenant under Section 2.5 of the Lease to design and construct the Base Building Work and the Tenant Improvements, then Tenant may disapprove such Base Building Changes or Tenant Improvement Changes, as applicable, unless Landlord agrees to a reasonable extension of the Building 8 Rent Commencement Date or Building 9 Rent Commencement Date, as the case may be, for the applicable portion of the Premises to equitably compensate Tenant for such delay. If Tenant does not approve or disapprove in writing a Landlord Change Order Request, then such Landlord Change Order Request shall be deemed approved by Tenant as long as it receives with such written Landlord Change Order Request all information reasonably necessary to permit Tenant to consider such request. If Tenant fails to grant or deny the requested Landlord Change Order Request within five (5) business days after it receives Landlord’s request (and all required additional information, if any), then Tenant shall be deemed to have granted its consent to a given Landlord Change Order Request. These deemed consent procedures for Landlord Change Order Requests shall have no application to any other consent by Tenant.
7.3.    Preparation of Estimates. Tenant shall, before proceeding with any Base Building Change or Tenant Improvement Change, using commercially reasonable efforts, prepare and deliver to Landlord as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Tenant Change Order Request to Landlord or receipt of a Landlord Change Order Request) an estimate of the increased costs or savings that would result from such Base Building Change or Tenant Improvement Change, as well as a reasonable estimate on such Tenant Improvement Change’s effects on the applicable Tenant Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant Change Order Request, approve or reject such Tenant Change Order Request in writing, or (b) in the case of a Landlord Change Order Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-requested Tenant Improvement Change.

G‑1‑5
NY\5747656.2

EXHIBIT H
APPROVED CONTRACTORS

Suffolk Construction Company, Inc.
John Moriarty & Associates of Virginia, LLC
Pavarini North East Construction Co., Inc.
Bovis Construction Corp.

H‑1
NY\5747656.2

EXHIBIT I
REAL PROPERTY DESCRIPTION
[IMAGE]

I‑1
NY\5747656.2

EXHIBIT J
FINAL LANDLORD WORK
[IMAGE]

J‑1
NY\5747656.2

EXHIBIT K-1
SCOPE ALLOCATION MATRIX
[IMAGE]

K-1-1

EXHIBIT K-2
BASIS OF DESIGN

[IMAGE]

K-2-2

EXHIBIT L
PRELIMINARY TITLE REPORT SCHEDULE B EXCEPTIONS
[IMAGE]

L‑1
NY\5747656.2

EXHIBIT M
FORM OF MAJOR-SUBTENANT SNDA
SUBTENANT RECOGNITION AND ATTORNMENT AGREEMENT
This SUBTENANT RECOGNITION AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of __________ __, 20__ (the “Effective Date”), between BMR‑Landmark at Eastview LLC, a Delaware limited liability company whose address is 17190 Bernardo Center Drive, San Diego, California 92128 (Attn: Vice President, Real Estate Legal) (“Overlandlord”), and ____________________, a ____________________ [type of entity], whose address is __________________________________________________ (“Subtenant”), based on these facts:
A.    Regeneron Pharmaceuticals, Inc., a New York corporation, whose address is 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Sublandlord”), occupies and leases portions of the real property and improvements commonly known as The Landmark at Eastview (“Sublandlord’s Premises”), under that certain Mt. Pleasant Lease dated ____________________, 2013 between Overlandlord and Sublandlord (as amended, renewed, extended, or otherwise changed from time to time, the “Overlease”).
B.    By that certain Sublease dated as of ____________________ (the “Sublease”), Sublandlord demised to Subtenant part of Sublandlord’s Premises (“Subtenant’s Premises”).
C.    Subtenant and Overlandlord desire to agree upon the relationship between their interests in Sublandlord’s Premises and their rights and obligations if certain events occur.
NOW, THEREFORE, for good and sufficient consideration, receipt of which the parties acknowledge, Subtenant and Overlandlord agree:

1.	Definitions.
These terms shall have the following meanings in this Agreement.
1.1    “Construction-Related Obligation” means any obligation to make, pay for, or reimburse Subtenant for any alterations, demolition, or other improvements or work. “Construction-Related Obligations” shall not include (a) reconstruction or repair after fire, casualty or condemnation; or (b) day-to-day maintenance and repairs.
1.2    “Overlease Termination” means any termination of the Overlease or eviction of Sublandlord under the Overlease, whether arising (a) by agreement of Overlandlord and Sublandlord; (b) as a result of Sublandlord’s rejection of the Overlease under bankruptcy or similar law; (c) under applicable state landlord-tenant law or any other applicable law; or (d) from merger of Overlandlord’s and Sublandlord’s estates thereunder.
1.3    “Subrent” means any fixed, base, or additional rent or subrent under the Sublease.

2.	Subordination.
The Sublease shall be, and shall at all times remain, subject and subordinate to the Overlease and Overlandlord’s interest in Overlandlord’s Premises.

3.	Recognition and Attornment.
3.1    No Exercise of Landlord-Tenant Remedies Against Subtenant. So long as the Sublease has not been terminated on account of Subtenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Overlandlord shall not name or join Subtenant as a defendant in any exercise of Overlandlord’s rights and remedies arising upon a default under the Overlease unless applicable law requires Overlandlord to join Subtenant as a condition

M‑1

NY\5747656.2

to proceeding against Sublandlord or prosecuting such rights and remedies. In the latter case, Overlandlord may join Subtenant only for such purpose and not to terminate the Sublease or otherwise adversely affect Subtenant’s rights.
3.2    Termination; New Lease. If the Sublease has not been terminated because of Subtenant’s Event of Default, then, effective upon and from and after any Overlease Termination, Overlandlord shall not terminate or disturb Subtenant’s possession of Subtenant’s Premises. Instead, as of the Overlease Termination Overlandlord and Sublandlord shall take the following actions (and shall automatically be deemed to have taken such actions, which they shall promptly confirm in writing). As of Overlease Termination, the Sublease shall automatically terminate, and Subtenant hereby surrenders and releases any rights to occupy Subtenant’s Premises under the Sublease after Overlease Termination. The Overlease shall simultaneously be replaced with a new lease directly between Overlandlord and Subtenant (a “New Lease”), on these terms:
(a)    The demised premises shall consist of Subtenant’s Premises;
(b)    The terms and conditions shall be identical to those of the Overlease, to the extent applicable (and as allocated in Overlandlord’s reasonable judgment taking into account the terms of the Overlease) to Subtenant’s Premises (including any extension or renewal rights), except that Subtenant shall have none of the following rights: (a) options relating to expansion, first refusal, or first offer; (b) any rights relating to real property outside Subtenant’s Premises in excess of such rights as Overlandlord is then granting to other full-floor tenants within the Project (for example, reserved parking rights if new full-floor tenants are not receiving reserved parking rights at such time); and (c) any rights of offset or self-help;
(c)    Subtenant shall have no rights or interests in the Security Deposit under the Overlease (if any) and instead shall provide Overlandlord with a new security deposit in accordance with the formula under the New Lease (any security actually received by Overlandlord from Sublandlord with respect to the Sublease will be credited towards the security deposit under the New Lease);
(d)    Subtenant’s existing occupancy of Subtenant’s Premises shall be deemed to constitute delivery of possession under the New Lease (subject to any other occupancies or rights of possession created directly or indirectly by or through Sublandlord or Subtenant);
(e)    Overlandlord shall have no obligation to perform any Construction-Related Obligations under the New Lease;
(f)    Subtenant and Overlandlord shall have no obligations or liability under the New Lease for any period(s) before Overlease Termination; and
(g)    Subtenant shall pay as Basic Annual Rent under the New Lease an amount (to be calculated once for the term of the New Lease, taking into account market conditions as of the date of the Overlease Termination) equal to the higher of: (i) Basic Annual Rent under the Overlease, as Overlandlord reasonably allocates such rent to Subtenant’s Premises; or (ii) fair market rental value of Subtenant’s Premises (taking into account all terms of the New Lease except Basic Annual Rent) as determined by agreement of Overlandlord and Subtenant or, failing such agreement, under Section 41.1 of the Overlease.
3.3    Further Documentation. This Article shall be effective and self-operative without any need for Overlandlord or Subtenant to execute any further documents. Each shall, however, confirm the provisions of this Article in writing upon request by either of them, including execution and delivery of a New Lease in the form this Article requires.

4.	Protection of Overlandlord.
Notwithstanding anything to the contrary in the Sublease or the Overlease, Overlandlord shall have no liability under the Sublease, including any liability for any acts or omissions of Sublandlord, any payments Subtenant makes to Sublandlord, or any security deposit.

NY\5747656.2

5.	Miscellaneous.
5.1    Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is stated in the opening Section, subject to change by notice under this Section. Notices shall be effective the next business day after being sent by overnight courier service.
5.2    Successors and Assigns. This Agreement shall bind and benefit the parties and their successors and assigns. If Overlandlord conveys Overlandlord’s Premises and assigns the Overlease, then upon delivery to Subtenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, the assignor’s liability shall end. “Sublandlord” includes Sublandlord’s successors and assigns as sublandlord under the Sublease.
5.3    Entire Agreement. This Agreement constitutes the entire agreement between Overlandlord and Subtenant regarding the subordination of the Sublease to the Overlease and the rights and obligations of Subtenant and Overlandlord as to the subject matter of this Agreement.
5.4    Conflicts. If this Agreement conflicts with the Sublease, then this Agreement shall govern as between the parties, including upon any Overlease Termination. This Agreement supersedes, and constitutes full compliance with, any provisions in the Sublease that provide for delivery of a recognition or attornment agreement by, Overlandlord. Overlandlord confirms that Overlandlord has consented to Sublandlord’s entering into the Sublease.
5.5    Overlandlord’s Rights and Obligations. Overlandlord shall have no obligations to Subtenant with respect to the Sublease.
5.6    Miscellaneous. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of New York, excluding its principles of conflict of laws. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Overlandlord represents that Overlandlord has full authority to enter into this Agreement, and Overlandlord’s entry into this Agreement has been duly authorized by all necessary actions.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

NY\5747656.2

IN WITNESS WHEREOF, Overlandlord and Subtenant have duly executed this Agreement as of the Effective Date.
OVERLANDLORD:
BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company
By:    _____________________________
Name:    _____________________________
Title:    _____________________________

SUBTENANT:
[__________________],
a [_________________]
By:    _____________________________
Name:    _____________________________
Title:    _____________________________

Sublandlord consents and agrees to the foregoing Agreement, which was entered into at Sublandlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Sublandlord’s obligations under the Overlease or the Sublease. The above Agreement discharges any obligations of Overlandlord under the Overlease to enter into a recognition and attornment agreement with Subtenant. Sublandlord is not a party to the above Agreement.
SUBLANDLORD
REGENERON PHARMACEUTICALS, INC.,
a New York corporation
By:
Name:
Title:
Attachment:
Schedule A - Description of Sublandlord’s Premises

NY\5747656.2

SCHEDULE A

DESCRIPTION OF SUBLANDLORD’S PREMISES

[TO BE ATTACHED]

NY\5747656.2

EXHIBIT N
777 NORTH SPINE PREMISES
[IMAGE]

N‑1
NY\5747656.2

EXHIBIT O
CAM POOLS
[IMAGE]

O‑1

NY\5747656.2

EXHIBIT P
EXCLUDED SERVICES
Tenant shall with respect to any full calendar year(s) have the right to elect to arrange or provide Tenant’s own internal security services, internal janitorial services, and/or internal maintenance and repair services, as Tenant elects (the “Excluded Services”) at Tenant’s option for Building 8 and Building 9 (but only to the extent Tenant leases such Buildings in their entirety) (the “Excluded Services Premises”) provided that Tenant gives Landlord notice by November 1 of any calendar year, effective as of January 1 of the next calendar year, of such election (an “Excluded Services Notice”).
Tenant may not give an Excluded Services Notice for internal maintenance and repair services, except to the extent that such internal maintenance and repair services only affect areas within Building 8 and Building 9 and do not affect (a) any structural portions of the Buildings, including the exterior walls, roof, foundation or core of the Buildings or (b) the exterior of the Buildings.
Starting on the first January 1 that occurs at least two months after Landlord receives any Excluded Services Notice (an “Excluded Services Date”), Landlord shall: (e) have no obligation to provide any Excluded Services in the Excluded Services Premises; and (f) for purposes of this Lease, exclude the cost of such Excluded Services from the corresponding CAM Pools for the Excluded Services Premises.
In the event Tenant elects to assume any Excluded Services, Tenant shall (m) at Tenant’s sole cost and expense, procure and maintain contracts, with copies of the same and of any related records furnished promptly to Landlord after execution thereof, in customary form and substance for, and with contractors specializing and experienced in, the repair and maintenance of the equipment and improvements related to such Excluded Services and (n) be responsible for any and all termination and/or severance costs incurred by Landlord under its then-existing service contracts for the Excluded Services in order to transfer such repair and maintenance obligations to Tenant; provided, however, that if such contracts are assignable with respect to services relating only to Building 8 or Building 9, as the case may be, then Landlord will reasonably cooperate (at Tenant’s sole cost and expense) to assign such contracts from Landlord to Tenant, if Tenant so elects. Notwithstanding the foregoing, in the event Landlord determines (in its reasonable discretion) that Tenant is not repairing and maintaining the improvements or equipment in accordance with Tenant’s obligations under this Exhibit and Section 18.2 of the Lease, Landlord may provide Tenant with a written notice specifying which equipment or improvements Tenant is not maintaining and repairing pursuant to this Exhibit and Section 18.2 of the Lease. Tenant shall have thirty (30) days upon receipt of such notice to cure all failures set forth in such notice. In the event Tenant does not cure such failures within such thirty (30) day period, Landlord may (but shall not be obligated to), upon written notice to Tenant, revoke Tenant’s right to repair and maintain the equipment or improvements listed in such notice and take on such repair and maintenance obligations (including procurement of any such service contracts) in the manner set forth in Section 18.1 of the Lease and, in such event, all costs associated with such repair and maintenance (including procurement of any such service contracts) shall constitute Operating Expenses and shall be included in the appropriate CAM Pool. Notwithstanding anything to the contrary in the Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services or any other services provided by the equipment in which Tenant elects (and therefore is responsible) to maintain and repair pursuant to an Excluded Services Notice.
Tenant may at any time (by giving at least two (2) months’ prior written notice, effective on the next January 1 after the date of such notice) revoke any Excluded Services Notice. After any such revocation, Tenant may not give another Excluded Services Notice for a year. Any Excluded Services Notice (or its revocation) may relate to any one or a combination of the following: (w) all internal security; (x) all janitorial; (y) all internal maintenance and repair services; or (z) all of items (w), (x) and (y).

P‑1
NY\5747656.2

EXHIBIT Q
FORM OF MORTGAGE SNDA

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
This SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of __________, 20___ (the “Effective Date”), between __________, a __________, whose address is ____________________ (“Mortgagee”), and Regeneron Pharmaceuticals, Inc., a New York corporation, whose address is 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Tenant”), with reference to the following facts:
A.BMR-Landmark at Eastview LLC, a Delaware limited liability company, whose address is 17190 Bernardo Center Drive, San Diego, California 92128 (Attn: Vice President, Real Estate Legal) (“Landlord”), owns the real property known as The Landmark at Eastview located at [_________] (such real property, including all buildings, improvements, structures and fixtures located thereon, “Landlord’s Premises”), as more particularly described in Schedule A.
B.Mortgagee has made a loan to Landlord in the original principal amount of $__________ (the “Loan”).
C.To secure the Loan, Landlord has encumbered Landlord’s Premises by entering into that certain __________ dated _____, 20___, in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”) to be recorded in the Official Records of the County of Westchester, State of New York (the “Land Records”).
D.Pursuant to that certain Mt. Pleasant Lease dated as of __________, _____, as amended on _____, ____, and _______, ____ (the “Lease”), Landlord demised to Tenant [part of] Landlord’s Premises (“Tenant’s Premises”).
E.Tenant and Mortgagee desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.
NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree:

1.	Definitions.
The following terms shall have the following meanings for purposes of this Agreement.
1.1    Construction-Related Obligation. “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligations” shall not include: (a) reconstruction or repair following fire, casualty or condemnation; or (b) day-to-day maintenance and repairs.
1.2    Foreclosure Event. “Foreclosure Event” means (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.
1.3    Former Landlord. “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.
1.4    Offset Right. “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor

O-1
NY\5647302.4

NYI-4497869v13

Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
1.5    Rent. “Rent” means any fixed rent, base rent or additional rent under the Lease.
1.6    Successor Landlord. “Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.
1.7    Termination Right. “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

2.	Subordination.
The Lease shall be, and shall at all times remain, subject and subordinate to the lien imposed by the Mortgage, and all advances made under the Mortgage.

3.	Nondisturbance, Recognition and Attornment.
3.1    No Exercise of Mortgage Remedies Against Tenant. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.
3.2    Nondisturbance and Attornment. If the Lease has not been terminated on account of an Event of Default by Tenant, then, when Successor Landlord takes title to Landlord’s Premises (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in Section 4 of this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease, subject to Section 4 of this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in Section 4 of this Agreement), between Successor Landlord and Tenant.
3.3    Further Documentation. The provisions of this Article shall be effective and self‑operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon request by either of them.

4.	Protection of Successor Landlord.
Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:
4.1    Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. (The foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (b) Successor Landlord’s obligation to correct any non-monetary conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under the Lease.)

4.2    Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.
4.3    Payment; Security Deposit. Any obligation (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee.
4.4    Modification, Amendment, or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Mortgagee’s written consent, which consent will not be unreasonably withheld or delayed, provided, however, the consent of Mortgagee will not be required for any modification or amendment of a ministerial nature or any modification or amendment executed and delivered by Landlord and Tenant to reflect the valid and timely exercise of a right or option contained in the Lease.
4.5    Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
4.6    Construction-Related Obligations. Any Construction-Related Obligation of Former Landlord.

5.	Exculpation of Successor Landlord.
Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds; Successor Landlord’s interest in the Lease; and the proceeds from the operation, financing and any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease, as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

6.	Mortgagee’s Right to Cure.
6.1    Notice to Mortgagee. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Termination Right or Offset Right, Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.
6.2    Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.
6.3    Extended Cure Period. In addition, as to any breach or default by Landlord, the cure of which requires possession and control of Landlord’s Premises, provided that (a) Mortgagee undertakes to Tenant by written notice to Tenant within thirty (30) days after receipt of the Default Notice to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this Section and (b) Tenant shall be able to conduct its business at the Tenant’s Premises despite such default by Landlord, Mortgagee’s cure period shall continue for such additional time (the “Extended Cure Period”) as Mortgagee may reasonably require to either (y) obtain possession and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity or (z) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

7.	Miscellaneous.
7.1    Rent Payment Notices. From and after Tenant’s receipt of written notice from Mortgagee (a “Rent Payment Notice”), Tenant shall pay all Rent to Mortgagee or as Mortgagee shall direct in writing, until such time as Mortgagee directs otherwise in writing. Tenant shall comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion from Landlord. Mortgagee’s delivery to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to (a) cause Mortgagee to succeed to or to assume any obligations or responsibilities as Landlord under the Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until any attornment has occurred pursuant to this Agreement; or (b) relieve Landlord of any obligations under the Lease.
7.2    Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice under this Section. Notices shall be effective the next business day after being sent by overnight courier service. Notwithstanding the foregoing, any notice to Tenant shall be sent to the addresses specified in the Lease.
7.3    Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.
7.4    Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the lien of the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.
7.5    Interaction with Lease and with Mortgage. This Agreement supersedes and constitutes full compliance with any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the lien of the Mortgage. Mortgagee confirms that Mortgagee has consented to Landlord’s entering into the Lease.
7.6    Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.
7.7    Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State where Landlord’s Premises are located, excluding its principles of conflict of laws.
7.8    Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.
7.9    Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
7.10    Mortgagee’s Representation. Mortgagee represents that Mortgagee has full authority to enter into this Agreement, and Mortgagee’s entry into this Agreement has been duly authorized by all necessary actions.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by Mortgagee and Tenant as of the Effective Date.

MORTGAGEE:
[__________________],
a [_________________]
By:    _____________________________
Name:    _____________________________
Title:    _____________________________

TENANT:
REGENERON PHARMACEUTICALS, INC.,
a New York corporation
By:    _____________________________
Name:    _____________________________
Title:    _____________________________

Landlord consents and agrees to the foregoing Agreement. The Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Mortgage or the Lease. The Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord is not a party to the Agreement. Landlord irrevocably directs Tenant to comply with any Rent Payment Notice, notwithstanding any contrary direction, instruction or assertion by Landlord. Tenant shall be entitled to rely on any Rent Payment Notice, and shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not be deemed to violate the Lease. Landlord hereby releases Tenant from, and shall indemnify and hold Tenant harmless from and against, any and all loss, claim, damage, liability, cost or expense (including payment of reasonable attorneys’ fees and disbursements) arising from any claim based upon Tenant’s compliance with a Rent Payment Notice. Landlord shall look solely to Mortgagee with respect to any claims Landlord may have on account of an incorrect or wrongful Rent Payment Notice. Tenant shall be entitled to full credit under the Lease for any Rent paid to Mortgagee pursuant to a Rent Payment Notice to the same extent as if such Rent were paid directly to Landlord.

LANDLORD:
BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company
By:        _______________________
Name:        _______________________
Title:        _______________________

Attachment:
Schedule A - Description of Landlord’s Premises

SCHEDULE A

DESCRIPTION OF LANDLORD’S PREMISES